Execution Version

$140,000,000

Revolving Credit Agreement

Dated as of August 3, 2013

among

Revlon Consumer Products Corporation
and
Certain Local Borrowing Subsidiaries
as Borrowers

and

The Lenders and Issuing Lenders Party Hereto

and

Citibank, N.A.
as Administrative Agent

and Collateral Agent

* * *

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

Schedules

Schedule I	Lenders; Addresses for Notices
Schedule II	Commitments
Schedule III	Borrowers, Denomination Currencies; Currency Sublimits; Maximum Sublimits; Local Fronting Lenders
Schedule IV	Borrowing Base Definitions
Schedule 1.1(a)	Existing Hedging Contracts
Schedule 5.9	Existing Letters of Credit
Schedule 8.13(a)	Company Information
Schedule 8.13(b)	Subsidiaries of the Company; Subsidiaries Scheduled for Dissolution
Schedule 10.16	Post-Closing Matters
Schedule 11.3(g)	Existing Liens
Schedule 11.6	Disposition Assets
Schedule 11.8(p)	Existing Investments
Schedule 12.1(p)	Existing Parent Agreements

Exhibits

Exhibit A	[Intentionally Omitted]
Exhibit B	Form of Note
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	[Intentionally Omitted]
Exhibit E	[Intentionally Omitted]
Exhibit F	[Intentionally Omitted]
Exhibit G	Form of Mortgage
Exhibit H-1	Form of Notice of Borrowing
Exhibit H-2	Form of Application
Exhibit H-3	Form of Swing Line Loan Request
Exhibit I	Form of Notice of Conversion or Continuation
Exhibit J	Form of Affiliate Subordination Letter
Exhibit K	[Intentionally Omitted]
Exhibit L	Form of Assignment and Acceptance
Exhibit M	Form of Compliance Certificate
Exhibit N	Form of Capital Contribution Note
Exhibit O-1	Form of Local Borrowing Subsidiary Joinder Agreement
Exhibit O-2	Form of Local Fronting Lender Joinder Agreement
Exhibit P-1	Form of Local Loan Statement
Exhibit P-2	Form of Interest Allocation Statement (Local Loans)
Exhibit Q	Form of U.S. Tax Compliance Certificate

vi

Revolving Credit Agreement, dated as of August 3, 2013 (the “Effective Date”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Company”), the Local Borrowing Subsidiaries (as defined below) from time to time party hereto, the Lenders (as defined below), the Issuing Lenders (as defined below), Citibank, N.A. (“Citibank”), as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”), and Citibank, as administrative agent for the Multi-Currency Lenders (as defined below) and the Issuing Lenders (in such capacity, the “Administrative Agent”).

Witnesseth:

Whereas, the Company entered into that certain Third Amended and Restated Revolving Credit Agreement, dated as of June 16, 2011, among the Company, the lenders and issuing lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent for the lenders and issuing lenders (as amended, amended and restated, modified or otherwise supplemented prior to the date hereof, the “Existing Credit Agreement”);

Whereas, the Company has entered into that certain Share Sale and Purchase Agreement dated as of August 3, 2013 (as amended, amended and restated, modified or otherwise supplemented in accordance with Section 9.1(c), the “Acquisition Agreement”) by and between the Company and Beauty Care Professional Products Participations, S.A., Romol Hair & Beauty Group, S.L., Norvo, S.L. and Staubinus España, S.L. (collectively, the “Sellers”) pursuant to which the Company will acquire The Colomer Group Participations, S.L., a limited liability company organized under the laws of Spain (such company, together with its Subsidiaries, the “Acquired Business” and such acquisition, the “Colomer Acquisition”);

Whereas, in connection with the Colomer Acquisition, the Company has requested that the Lenders make available for the purposes specified in this Agreement, an asset based revolving loan and letter of credit facility;

Whereas, the Lenders are willing to make available to the Company such asset based revolving loan and letter of credit facility upon the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Acceptances” shall have the meaning assigned to such term in Section 6.9(a).

“Account” shall have the meaning assigned to such term in the UCC.

“Account Debtor” shall have the meaning assigned to such term in the UCC.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Borrowing” shall have the meaning assigned to such term in Section 3.4.

“Additional Intercreditor Agreement” shall have the meaning assigned to such term in the definition of Permitted Junior Liens.

“Additional Senior Notes” shall have the meaning assigned to such term in Section 11.2(b)(ii).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto, and shall include any successor “Administrative Agent” pursuant to Section 13.7.

“Affected Lender” shall have the meaning assigned to such term in Section 7.16.

“Affected Loan” shall have the meaning assigned to such term in Section 7.8(a).

“Affiliate” of any Person shall mean any other Person (other than, in the case of the Company and its Subsidiaries, a Subsidiary of the Company or a Permitted Joint Venture referred to in Section 11.10(b)(v)) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such first Person whether by contract or otherwise.

“Affiliate Subordination Letter” shall mean the collective reference to each Letter Agreement, to be executed and delivered pursuant hereto, in each case by each Affiliate of the Company (other than officers and directors of the Company) which from time to time holds any Indebtedness of the Company or any of its Subsidiaries (other than (i) trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any Indebtedness permitted under Section 11.2(i), (o) or (p) or (iv) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued pursuant to an Indenture), substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

“Agent Affiliates” shall have the meaning assigned to such term in Section 13.3(c).

“Agents” shall mean the collective reference to the Administrative Agent and the Collateral Agent; individually, an “Agent”.

“Aggregate Actual Outstanding Multi-Currency Extensions of Credit” shall mean, at any time, the amount equal to the sum of (a) the aggregate principal amount then outstanding of the Revolving Credit Loans, (b) the aggregate principal amount then outstanding of Swing Line Loans, (c) the Equivalent in Dollars of the aggregate amount then outstanding of L/C Obligations, (d) the aggregate principal amount then outstanding of Local Loans which are denominated in Dollars, (e) the Equivalent in Dollars of the aggregate principal amount then outstanding of Local Loans which are denominated in Denomination Currencies and (f) the Equivalent in Dollars of the aggregate undiscounted face amount then outstanding of Acceptances.

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“Aggregate Commitment” shall mean, at any time, the aggregate amount of the Multi-Currency Commitments of all Multi-Currency Lenders then in effect. The original amount of the Aggregate Commitment is $140,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement and as such amount may be increased from time to time as part of any Facilities Increase.

“Aggregate Currency Sublimit” shall mean $30,000,000.

“Aggregate Outstanding Multi-Currency Extensions of Credit” shall mean, at any time, the amount equal to the sum of (a) the aggregate principal amount then outstanding of Revolving Credit Loans, (b) the aggregate principal amount then outstanding of Swing Line Loans, (c) the Equivalent in Dollars of the aggregate amount then outstanding of L/C Obligations, (d) the aggregate principal amount then outstanding of Local Loans which are denominated in Dollars, (e) the Equivalent in Dollars of 105% of the aggregate principal amount then outstanding of the Local Loans which are denominated in Denomination Currencies and (f) (i) the aggregate undiscounted face amount then outstanding of the Acceptances which are denominated in Dollars and (ii) the Equivalent in Dollars of 105% of the aggregate undiscounted face amount then outstanding of the Acceptances which are denominated in Denomination Currencies.

“Agreement” shall mean this Revolving Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” for any day shall mean a rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the greater of (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as its base rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; provided, however, that, with respect to any Local Loan which is denominated in Dollars and with respect to which the Multi-Currency Lenders have not been requested to purchase a participating interest pursuant to Section 6.4(a), “Alternate Base Rate” shall mean the rate of interest from time to time publicly announced by the relevant Local Fronting Lender as its base rate (or its equivalent thereof) for loans denominated in Dollars at the principal lending office of such Local Fronting Lender in the local jurisdiction for the Denomination Currency applicable to it (or such other rate as may be mutually agreed between the relevant Borrower and the relevant Local Fronting Lender as reflecting the Cost of Funds to such Local Fronting Lender for the Local Loans to which such rate is applicable).

“Alternate Base Rate Loans” shall mean the Dollar Loans hereunder at such time as such Dollar Loans are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Annual Net Proceeds” shall have the meaning assigned to such term in Section 7.3(e).

3

“Applicable Margin” shall mean (i) during the period commencing on the Closing Date and ending on (but excluding) the third Business Day after receipt by the Administrative Agent of the Borrowing Base Certificate delivered pursuant to Section 10.17(a)(i) setting forth the Borrowing Base, a per annum rate equal to the rate set forth below for the applicable type of Loan and the then applicable Excess Availability (determined based on the most recent “Borrowing Base Certificate” delivered to the administrative agent under the Existing Credit Agreement by the Company pursuant to the Existing Credit Agreement) set forth below, and (ii) thereafter, a per annum rate equal to the rate set forth below for the applicable type of Loan and the then applicable Excess Availability (determined as provided in the next sentence) set forth below:

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loans or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

For purposes of clause (ii) of this definition of Applicable Margin, Excess Availability shall be determined once each month based on the Borrowing Base Certificate delivered pursuant to Section 10.17(a)(i) setting forth the Borrowing Base as of the last day of the immediately preceding month. Any increase or decrease in the Applicable Margin resulting from a change in Excess Availability determined pursuant to the preceding sentence shall become effective as of the third Business Day after receipt by the Administrative Agent of the Borrowing Base Certificate used in such determination.

“Application” shall mean an application, in substantially the form of Exhibit H-2 or in such other form as the Issuing Lender for the Letter of Credit requested thereby may specify from time to time, requesting such Issuing Lender to open such Letter of Credit.

“Appraisal” shall mean each Initial Appraisal and each Updated Appraisal.

“Approved Deposit Account” shall mean a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

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“Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Application, Swing Line Loan Request, Facility Increase Notice, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Loan, (ii) any notice pursuant to Section 7.2 or 7.3 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) any notice of any Default or Event of Default (including any Notice of Actionable Default) and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IX or Section 5.2 or any other condition to any borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” shall have the meaning specified in Section 13.3(a).

“Approved Securities Intermediary” shall mean a Securities Intermediary or Commodity Intermediary selected by a Loan Party and reasonably satisfactory to the Administrative Agent.

“Arrangers” shall mean the collective reference to the Joint Lead Arrangers and the Joint Bookrunners; individually, an “Arranger”.

“Assignment and Acceptance” shall mean an Assignment and Acceptance, substantially in the form of Exhibit L.

“Audited Financial Statements” shall mean a collective reference to the Audited Financial Statements of the Acquired Business and the Audited Financial Statements of the Company.

“Audited Financial Statements of the Acquired Business” shall have the meaning specified in Section 9.1(l).

“Audited Financial Statements of the Company” shall have the meaning specified in Section 9.1(k).

“Availability Reserve” shall mean, as of five (5) Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent may from time to time establish against the Multi-Currency Facility, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, in order to (a) preserve the value of the Multi-Currency Facility Collateral or the Collateral Agent’s Lien thereon or (b) provide for the payment of unanticipated liabilities of any Loan Party affecting the Collateral arising after the Closing Date; provided, however, that no such Availability Reserve will be established with respect to such matters that have already been taken into account in the calculation of the Borrowing Base or the determination of any Eligibility Reserve or Designated Eligible Obligations Reserve.

5

“Available Contribution” means, as of any date of determination, the sum, without duplication, of:

(a)           cash or other property received by the Company after March 11, 2010 as Capital Contributions; minus

(b)          the sum of the aggregate amount, as of such date of determination, of all (i) prepayments of the Term Loans made using the Available Contribution after the Closing Date pursuant to Section 7.2(b)(i)(C) of the Term Loan Agreement, (ii) Restricted Payments made after the Closing Date using the Available Contribution pursuant to Section 11.7(a)(ix), (iii) Investments made using the Available Contribution after the Closing Date pursuant to Section 11.8(l), (iv) defeasances, prepayments or repurchases made using the Available Contribution after the Closing Date pursuant to Section 11.9(c)(vii) and (v) any such amount used as the Cure Amount, the Term Loan Cure Amount or for similar purposes with respect to any other Indebtedness.

“Bailee’s Letter” shall mean a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than the Company or any Subsidiary Guarantor) that is in possession of Inventory or Equipment included in the Collateral on behalf of the Company or any Subsidiary Guarantor pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.

“Bankruptcy Code” shall mean Title 11, United States Code.

“benefitted Lender” shall have the meaning assigned to such term in Section 14.7(b).

“Borrower” shall mean the Company or a Local Borrowing Subsidiary, as the context shall require; collectively, the “Borrowers”.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a)          85% of the Equivalent in Dollars of the face amount of all Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time with respect to such Eligible Receivables); plus

(b)          with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis), the amount equal to:

(i)          the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Prime Finished Goods; plus

(ii)         the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Tote Stores Inventory; plus

(iii)        the lesser of (A) 35% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Special Markets Inventory; plus

6

(iv)        the lesser of (A) 75% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Work-in-Process Inventory; plus

(v)         the lesser of (A) 15% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Raw Materials; plus

(vi)        the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Equivalent in Dollars of the value of all Eligible Bulk Inventory; plus

(c)          the lesser of (A) the sum of (1) 75% of the Net Orderly Liquidation Value of Eligible Equipment at such time plus (2) 60% of the Mortgage Value of Eligible Real Property at such time and (B) $40,000,000; minus

(d)          any Eligibility Reserve in effect at such time; minus

(e)          any Designated Eligible Obligations Reserve in effect at such time;

provided, however, that each advance rate percentage set forth above is subject to reduction (or, if reduced, increase up to the percentage set forth above) upon five (5) Business Days prior written notice to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for any such reduction) in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions.

“Borrowing Base Certificate” shall mean a certificate of the Company substantially in the form of Exhibit C (Form of Borrowing Base Certificate).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, in the case of any Local Loan or Acceptance, the location of the funding office of the relevant Local Fronting Lender) are authorized or required by law to close.

“Capital Contribution” shall mean the receipt by the Company of cash from a source outside of the Company and its Subsidiaries (or, for purposes of the definition of Available Contribution, any other property referred to in such definition) which is either (a) recorded as an addition to the Company’s stockholders’ equity in accordance with GAAP (whether or not in exchange for issuance of equity of the Company to Revlon) or (b) subject to the terms and conditions of, and evidenced by, a Capital Contribution Note.

“Capital Contribution Note” shall mean any promissory note, substantially in the form of Exhibit N, made by the Company in favor of any Affiliate thereof evidencing Indebtedness permitted pursuant to Section 11.2(e) of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Capital Expenditures” shall mean, for any period, the amount equal to all expenditures (by the expenditure of cash or the incurrence of Indebtedness) made by the Company and its Subsidiaries during such period in respect of the purchase or other acquisition or improvement of any fixed or capital asset and any other amounts which would, in accordance with GAAP, be set forth as capital expenditures or purchases of permanent displays on the consolidated statement of cash flows of the Company and its Subsidiaries for such period.

7

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Capital Stock” of any Person means, collectively, any and all Stock and Stock Equivalents of such Person.

“Cash Collateral Account” shall mean any Deposit Account or Securities Account that is (a) established as a “Cash Collateral Account” for the purposes expressly contemplated under the Loan Documents by any Agent from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Company or its Subsidiaries or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion exercised reasonably, (c) in the name of the Administrative Agent (although such account may also have words referring to the Company and the account’s purpose), (d) under the control of the Collateral Agent and (e) in the case of a Securities Account, with respect to which the Collateral Agent, at the direction of the Administrative Agent or the Term Loan Administrative Agent, as the case may be, shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto; provided, however, that no Cash Collateral Account shall be established in the Commonwealth of Australia.

“Cash Equivalents” shall mean (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any Lender or any Term Loan Lender or of any commercial bank or any other financial institution having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or any Term Loan Lender or of any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States federal government, (d) commercial paper of a domestic issuer rated (on the date of acquisition thereof) at least A-2 by S&P or P-2 by Moody’s, (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Term Loan Lender or any commercial bank or any other financial institution satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds having assets in excess of $250,000,000 and which invest exclusively in assets satisfying the requirements of clause (a) of this definition or (h) shares of money market mutual or similar funds having assets in excess of $500,000,000 and which invest exclusively in assets satisfying the requirements of any other clause of this definition.

8

“Cash Interest Expense” shall mean, with respect to any Person for any period, the amount set forth opposite the caption “interest” (or any like caption) under the heading “supplemental schedule of cash flow information” (or any like heading) in the consolidated financial statements of such Person and its Subsidiaries for such period.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of (and including): (i) the funding of the Loans on the Closing Date; and (ii) the Termination Date.

“Citibank” shall have the meaning assigned to such term in the preamble hereto.

“Clean-Up Default” shall have the meaning specified in Section 12.1.

“Clean-Up Period” shall have the meaning specified in Section 12.1.

“Closing Date” shall have the meaning assigned to such term in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Security Document.

“Collateral Agent” shall have the meaning specified in the preamble to this Agreement, and shall include any successor “Collateral Agent” pursuant to Section 2.4 of the Intercreditor Agreement.

“Colomer Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of the date hereof, by and between Citigroup Global Markets Inc. and the Company.

“Commercial Letter of Credit” shall have the meaning assigned to such term in Section 5.1.

“Commitment Fee Rate” shall mean 0.25%.

“Commitment Percentage” shall mean, at any date with respect to each Multi-Currency Lender, the percentage which the Multi-Currency Commitment of such Multi-Currency Lender constitutes of the Aggregate Commitment then in effect (or, if no Aggregate Commitment is then in effect, the percentage which the portion of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit in which such Multi-Currency Lender then has an interest constitutes of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit then outstanding).

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“Commitment Period” shall mean the period from (and including) the Closing Date to (but not including) the earlier of (a) the Multi-Currency Termination Date and (b) the date upon which the Aggregate Commitment is terminated.

“Commodity Account” shall have the meaning assigned to such term in the UCC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Intermediary” shall have the meaning assigned to such term in the UCC.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Company Competitor” shall mean any Person that is or becomes a competitor of the Company or any of its Subsidiaries (including the Acquired Business) or is or becomes an Affiliate or Subsidiary of any such Person, in each case as specifically identified by the Company to the Administrative Agent from time to time in writing (whether before, on or after the date hereof); provided, however, that Company Competitor shall not include any bona fide debt fund or investment vehicle (other than a Disqualified Institution referred to in clause (a) of the definition thereof) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Affiliate of such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment in such competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than publicly available information) relating to the Company or the Acquired Business or any entity that forms a part of the Company’s or the Acquired Business’ business (including Subsidiaries of the Company or the Acquired Business).

“Company Tax Sharing Agreement” shall mean the Tax Sharing Agreement, dated as of March 26, 2004, among Revlon, the Company and certain of its Subsidiaries, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 11.14.

“Consolidated Current Assets” shall mean, with respect to any Person at any date, in accordance with GAAP, the total consolidated current assets on a consolidated balance sheet of such Person and its Subsidiaries less any cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, with respect to any Person at any date, in accordance with GAAP, the total current liabilities on a consolidated balance sheet of such Person and its Subsidiaries less any short-term borrowings and the current portion of any long-term Indebtedness.

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“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA for such period, minus Capital Expenditures paid in cash during such period to (b) Cash Interest Expense for such period.

“Consolidated Net Income” shall mean, for any period, the amount which would be set forth as net income on a consolidated statement of operations of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Tangible Assets” shall mean, with respect to any Person at any date, in accordance with GAAP, total assets of such Person less (a) Consolidated Current Liabilities of such Person and its Subsidiaries and (b) intangible assets of such Person and its Subsidiaries, in each case, as reflected on a consolidated balance sheet of such Person and its Subsidiaries. For the avoidance of doubt, any Indebtedness, Lien or Investment permitted to be incurred or made hereunder pursuant to Section 11.2(d), 11.2(k), 11.2(l), 11.3(h), 11.8(k) or 11.8(o) by reference to the amount of Consolidated Net Tangible Assets at such time shall continue to be permitted notwithstanding any fluctuations in the amount of Consolidated Net Tangible Assets subsequent to such transaction.

“Consolidated Total Assets” shall mean, with respect to any Person at any date, in accordance with GAAP, the total assets of such Person on a consolidated basis.

“Contingent Obligation” as to any Person shall mean any obligation of such Person guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any “keep-well” or “make-well” agreement, guarantee of return on equity or other obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase, sell or lease property, or to purchase or sell securities or services, for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof.

“Continuing Director” shall mean, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” of any Person shall mean any provision of any material debt security or of any material preferred stock or other equity interest issued by such Person or of any material indenture, mortgage, agreement, instrument or undertaking to which such Person is a party or by which it or any of its material property is bound.

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“Contributed Existing Subordinated Loan” shall mean the portion of the Indebtedness under the Existing Subordinated Loan that is as of the Closing Date owed to and held by Revlon or a Subsidiary thereof, including any refinancing Indebtedness issued in respect thereof.

“Control Account” shall mean a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Copyright” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Cost of Funds” shall mean, with respect to any Local Fronting Lender, the rate of interest which reflects the cost to such Local Fronting Lender of obtaining funds of the type utilized to fund any extension of credit to the relevant Borrower hereunder in the local market for the period during which such extension of credit is outstanding.

“Covenant Period” shall have the meaning assigned to such term in Section 11.1.

“Cross Default” of any Person shall mean (a) default in the payment of any amount when due (whether at maturity or by acceleration) on any of its Indebtedness (other than any such default in respect of any Loan, any Note, any Draft or any L/C Reimbursement Obligation) or in the payment of any matured Contingent Obligation in respect of any Indebtedness of any other Person (except for any such payments on account of any such Indebtedness and Contingent Obligations in an aggregate principal amount at any one time outstanding of up to $50,000,000 (or, with respect to any other currency, the Equivalent thereof)), (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation (except for any such Indebtedness and Contingent Obligations in an aggregate principal amount at any one time outstanding of up to $50,000,000 (or, with respect to any other currency, the Equivalent thereof)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be required to be redeemed or repurchased prior to its stated maturity or such Contingent Obligation to become payable or (c) an “Event of Default” under and as defined in the Term Loan Agreement shall occur and be continuing.

“Cure Amount” shall have the meaning assigned to such term in Section 12.2(a).

“Cure Right” shall have the meaning assigned to such term in Section 12.2(a).

“Currency Sublimit” shall mean, with respect to any Local Fronting Lender, the amount from time to time equal to the amount of Dollars set forth under the heading “Currency Sublimit” on Schedule III (as the same may be or may be deemed to be modified from time to time in accordance with the terms of this Agreement); collectively as to all Local Fronting Lenders, the “Currency Sublimits”.

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“Customary Permitted Liens” shall mean Liens permitted by clauses (a) to (e) of Section 11.3.

“Default” shall mean any of the events specified in Section 12.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Company or has received a notice from the Company pursuant to clause (ii) below that (i) such Lender has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuer in respect of a Letter of Credit and/or make a payment to the Swing Line Lender in respect of a Swing Line Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent or any Borrower in writing (and such Borrower has notified the Administrative Agent thereof in writing), or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 7.17 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).

“Default Rate” shall have the meaning assigned to such term in Section 7.5(e).

“Denomination Currency” shall mean each currency set forth in Schedule III (as such Schedule III may be amended, supplemented or otherwise modified from time to time).

“Deposit Account” shall have the meaning assigned to such term in the UCC.

“Deposit Account Bank” shall mean a financial institution selected by a Loan Party and reasonably satisfactory to the Administrative Agent.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Deposit Requirement” shall have the meaning assigned to such term in Section 5.8(a).

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“Designated Eligible Obligations” shall mean, at any time, each of the following that are now or hereafter designated by the Company pursuant to Section 10.1 of the Intercreditor Agreement (which designation shall not have been revoked by the Company on or prior to such time thereunder) to be secured by the Collateral: (a) Indebtedness of the Company or any of its Recourse Subsidiaries in an aggregate principal amount outstanding not to exceed $30,000,000 at any time (including any such Indebtedness owing to Citibank or any of its Affiliates and guaranteed by the Company), (b) obligations of the Company or any of its Subsidiaries in respect of Hedging Contracts set forth on Schedule 1.1(a) and secured by the Liens securing indebtedness under the Existing Credit Agreement and outstanding on the Closing Date and any other Hedging Contracts outstanding on the Closing Date that are “Designated Eligible Obligations” under (and as defined in) the Existing Credit Agreement on the Closing Date, (c) obligations of the Company or any of its Subsidiaries in respect of Hedging Contracts provided by a Person that is a Lender or a Term Loan Lender or an Affiliate of a Lender or a Term Loan Lender at the time such designation is made, or any other Person reasonably acceptable to the Administrative Agent or the Term Loan Administrative Agent, as applicable, as the administrative agent for those Secured Parties whose Collateral will secure such Designated Eligible Obligations on a first priority basis on or after the Closing Date, in each case, to the extent such obligations are permitted under this Agreement, and (d) obligations of the Company or any of its Subsidiaries in respect of treasury, depository, overdraft and other cash management arrangements maintained with a Person that is a Lender or Term Loan Lender or an Affiliate of a Lender or Term Loan Lender at the time such designation is made, or any other Person reasonably acceptable to the Administrative Agent or the Term Loan Administrative Agent, as applicable, as the administrative agent for those Secured Parties whose Collateral will secure such Designated Eligible Obligations on a first priority basis on or after the Closing Date, in each case, the holders of which Indebtedness or their representatives have received a copy of the Intercreditor Agreement and the Pledge and Security Agreement from the Company, prior to, or concurrently with, such designation. The term Designated Eligible Obligations shall not include any Excluded Swap Obligations.

“Designated Eligible Obligations Reserves” shall mean as of five (5) Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent shall from time to time establish against the Multi-Currency Facility, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, in respect of Designated Eligible Obligations described in clauses (i), (ii) and (iii) of the definition thereof and, during a Liquidity Event Period or if an Event of Default has occurred and is continuing, clause (iv) of the definition thereof, in each case, that are secured on a first-priority basis by the Multi-Currency Facility Collateral pursuant to the Intercreditor Agreement.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Company or any Subsidiary in connection with a sale, transfer or other disposition made pursuant to Section 11.6(q) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Company setting forth such fair market value (with the amount of Designated Non-Cash Consideration in respect of any sale, transfer or other disposition being reduced for purposes of Section 11.6(q) to the extent the Company or such Subsidiary converts the same to cash or Cash Equivalents (measured at the time received and without giving effect to any subsequent changes in value) within ninety (90) days following the closing of the applicable transaction).

“Designated Term Loan Administrative Agent” shall mean, (i) until all Payment Obligations arising under the Term Loan Agreement have been Fully Satisfied, the Term Loan Administrative Agent and, (ii) at any time thereafter, the Administrative Agent.

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“Disposition Asset” shall mean any asset, brand or Subsidiary listed on Schedule 11.6; provided, however, that any such asset, brand or Subsidiary listed on Schedule 11.6 shall cease to constitute a “Disposition Asset” from and after the date upon which the Company notifies the Administrative Agent in writing that such asset, brand or Subsidiary is to cease to constitute a “Disposition Asset”.

“Disqualified Institution” shall mean (a) each bank, financial institution or other institutional lender identified on a list made available to the Administrative Agent on or prior to the earlier of the Company’s acceptance of the Commitment Letter and the Effective Date, (b) any Seller or its Affiliates or Subsidiaries to the extent identified in writing to the Administrative Agent on or prior to the earlier of the Company’s acceptance of the Commitment Letter and the Effective Date and (c) any Company Competitor. Notwithstanding the foregoing, any list of Disqualified Institutions shall be required to be available to any Lender on a confidential basis that requests a copy of such list from the Administrative Agent.

“Dollar Loan” shall mean any Loan which is denominated in Dollars; collectively, the “Dollar Loans”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Non-Recourse Subsidiary” shall mean each Non-Recourse Subsidiary of the Company that is organized under the laws of a state within the United States or the District of Columbia.

“Domestic Subsidiary” shall mean each Recourse Subsidiary of the Company that is organized under the laws of a state within the United States or the District of Columbia.

“Draft” shall mean a draft that is (a) in a form customary in the relevant jurisdiction for acceptance and discount as a bankers’ acceptance, (b) otherwise reasonably acceptable in form and substance to the relevant Local Fronting Lender, (c) stated to mature on the date which is thirty (30), sixty (60), ninety (90) or one hundred and eighty (180) days after the date thereof (or such other maturity as is agreeable to the relevant Local Fronting Lender, in its sole discretion) and (d) duly completed and executed by the relevant Local Borrowing Subsidiary.

“EBITDA” shall mean, for any period, the amount equal to:

(a)          Consolidated Net Income for such period;

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(b)          plus (to the extent deducted in the determination of Consolidated Net Income and without duplication) the sum of (i) tax expense on account of such period, (ii) Interest Expense (including, without limitation, fees, commissions, commitment fees and other charges associated with standby letters of credit and other financing charges) for such period, (iii) depreciation and amortization expense for such period, (iv) any losses in respect of currency fluctuations for such period, (v) any losses in respect of equity earnings for such period, (vi) non-cash write-offs in respect of unamortized debt issuance costs, (vii) other write offs, write downs and non-cash charges (excluding, however, any non-cash charge which requires an accrual of, or a reserve for, cash disbursements in a future period), (viii) non-cash charges taken by the Company in respect of the issuance of Stock, Stock Equivalents or stock appreciation rights of Revlon based on compensation to directors or employees of the Company or its Subsidiaries for compensation or for repricing of outstanding stock options of such directors or employees, (ix) any losses from the Specified Dispositions, (x) any losses from asset sales outside of the ordinary course of business permitted to be consummated under this Agreement, (xi) non-cash goodwill or asset impairment charges for any period after December 31, 2009, (xii) any losses resulting from the satisfaction of Indebtedness prior to the maturity thereof in connection with the consummation of the transactions contemplated (A) under this Agreement, (B) to occur on the Closing Date and (C) any refinancing of Indebtedness permitted under this Agreement, (xiii) amortization or writeoff of fees, charges and other expenses incurred in connection with any proposed refinancing of Indebtedness that is not consummated, (xiv) any non-recurring restructuring charges or unusual or non-recurring expenses or losses (specifically identified and itemized by the Company at the time taken, whether or not characterized as a restructuring charge in accordance with GAAP), (xv) customary costs, fees and expenses (including prepayment premiums) incurred in connection with any equity offering, Permitted Acquisition, Investment, permitted disposition, recapitalization, financing or refinancing transaction by the Company or any of its Subsidiaries on or after March 11, 2010, including such fees, expenses or charges related to the execution and delivery of this Agreement, the Term Loan Agreement, the Existing Credit Agreement and the Existing Term Loan Agreement and the transactions contemplated hereby and thereby, in each case whether or not successful, and any actual or proposed amendment or modification to the terms of any such transactions, (xvi) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) to the Parent to the extent permitted by this Agreement, (xvii) for purposes of determining compliance with Section 11.1 only, the Cure Amount, if any, received by the Company for such period and permitted to be included in EBITDA pursuant to Section 12.2 and (xviii) without duplication of any amounts under clause (xiv), all costs and expenses incurred in defending, settling and compromising any pending or threatened litigation claim, action or legal dispute up to an amount not to exceed $15,000,000 in such period;

(c)          minus (to the extent included in the determination of Consolidated Net Income and without duplication) the sum of (i) interest income for such period, (ii) extraordinary gains for such period, (iii) any gains in respect of currency fluctuations for such period, (iv) any gains in respect of equity earnings for such period, (v) any gains from Specified Dispositions and (vi) any gains from asset sales outside of the ordinary course of business;

provided, however, that, for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio, First Lien Secured Leverage Ratio, Senior Secured Leverage Ratio and the Total Leverage Ratio, (x) the EBITDA of any Person acquired, or the EBITDA attributable to any assets acquired, by the Company or any of its Subsidiaries during the relevant calculation period (including the Acquired Business) shall be included, on a pro forma basis, in the EBITDA of the Company as if such Person or such assets had been acquired on the first day of the calculation period and (y) the amount of reasonably identifiable and factually supportable cost savings and synergies projected by the Company in good faith to be realized in connection with the acquisition of any Person or assets referred to in clause (x) above as a result of specified actions taken within 12 months of the date such acquisition is consummated, net of the amount of actual benefits realized during such period from such actions, as specified in a certificate executed by a Responsible Officer and delivered to the Administrative Agent, shall be included in the EBITDA of the Company on a pro forma basis as though such cost savings and synergies had been realized on the first day of the calculation period.

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“Effective Date” shall have the meaning assigned to such term in the preamble hereto.

“Eligibility Reserves” shall mean, effective as of five (5) Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, may from time to time establish, against the gross amounts of Eligible Receivables, Eligible Inventory, Eligible Equipment and Eligible Real Property to reflect risks or contingencies arising after the Closing Date that may adversely affect any one or more class of such items and that have not already been taken into account in the calculation of the Borrowing Base.

“Eligible Assignee” shall mean (a) a Lender or an Affiliate or Related Fund of any Lender, (b) a commercial bank having total assets whose Equivalent in Dollars exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Equivalent in Dollars exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Company) or (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a net worth, determined in accordance with GAAP, whose Equivalent in Dollars exceeds $250,000,000; provided, however, that any Affiliate of the Company or any Disqualified Institution shall not be deemed an Eligible Assignee.

“Eligible Bulk Inventory” shall mean the Eligible Inventory of the Company or any Subsidiary Guarantor consisting of “Bulk,” as defined in Schedule IV.

“Eligible Equipment” shall mean the Equipment of the Company or any Subsidiary Guarantor (a) that is owned solely by the Company or such Subsidiary Guarantor, (b) with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Customary Permitted Liens and other Liens approved by the Administrative Agent), (c) with respect to which no representation or warranty contained in any Loan Document has been breached (unless otherwise agreed by the Administrative Agent), (d) that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable and (e) that the Administrative Agent deems to be Eligible Equipment, based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate. No Equipment of the Company or any Subsidiary Guarantor shall be Eligible Equipment if such Equipment is located, stored, used or held at the premises of a third party unless (i) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (ii) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Equipment on the basis of this sentence shall be in effect during the first sixty (60) days after the Closing Date.

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“Eligible Finished Goods” shall mean the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “finished goods” (including tote).

“Eligible Insurer” shall mean an insurance company which (a) is rated at least “A” by A.M. Best Company, (b) has an equivalent rating from another rating agency of internationally recognized standing or (c) otherwise is reasonably acceptable to the Administrative Agent.

“Eligible Inventory” shall mean the Inventory of the Company or any Subsidiary Guarantor (other than any Inventory that has been consigned by the Company or such Subsidiary Guarantor) including raw materials, work-in-process, finished goods (including tote), parts and supplies (a) that is owned solely by the Company or such Subsidiary Guarantor, (b) with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Customary Permitted Liens and other Liens approved by the Administrative Agent), (c) with respect to which no representation or warranty contained in any Loan Document has been breached (unless otherwise agreed by the Administrative Agent), (d) that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable (after taking into account, without duplication, slow-moving obsolete inventory deducted from the calculation of the perpetual inventory at standard cost of such Inventory, as applicable), (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by the Company or any Subsidiary Guarantor pursuant to a trademark owned by the Company or such Subsidiary Guarantor or a license granted to the Company or such Subsidiary Guarantor) the Collateral Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof, (f) that is located in the United States, the United Kingdom or, if acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, Canada and other jurisdictions (provided, however, that, without the consent of the Required Lenders, the aggregate amount of the Borrowing Base consisting of Eligible Inventory and Eligible Receivables under clause (f)(ii) of the definition of “Eligible Receivables” attributable to such other jurisdictions, except Canada, shall not exceed $30,000,000 at any time) and (g) that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate. No Inventory of the Company or any Subsidiary Guarantor shall be Eligible Inventory if such Inventory consists of (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit or (iv) goods located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (B) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Inventory on the basis of this clause (iv) shall be in effect during the first sixty (60) days after the Closing Date.

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“Eligible Prime Finished Goods” shall mean Eligible Finished Goods of the Company or any Subsidiary Guarantor (other than Eligible Special Markets Inventory and Eligible Tote Stores Inventory) that are not discontinued, damaged or returned and unsuitable for sale to the Company’s or such Subsidiary Guarantor’s primary retail customers.

“Eligible Raw Materials” shall mean the Eligible Inventory of the Company or any Subsidiary Guarantor (other than Eligible Bulk Inventory) that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “raw materials,” “components,” “supplies” or “packaging”.

“Eligible Real Property” shall mean any parcel of owned Real Property in the United States owned by the Company or any Subsidiary Guarantor as to which each of the following conditions has been satisfied at such time:

(a)          (i) a valid and enforceable first-priority Lien on such parcel of Real Property (subject to Customary Permitted Liens and other Liens approved by the Administrative Agent) shall have been granted by the Company or such Subsidiary Guarantor in favor of the Collateral Agent pursuant to a Mortgage in form and substance reasonably satisfactory to the Administrative Agent and (ii) such Lien shall be in full force and effect in favor of the Collateral Agent at such time;

(b)          except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent, all Mortgage Supporting Documents in respect of such parcel;

(c)          the Administrative Agent shall have received an Appraisal with respect to such parcel of Real Property in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;

(d)          no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other proceeding against such parcel of Real Property been delivered to the owner or lessee of such parcel of Real Property that would materially adversely affect the use, operation or value of such parcel of Real Property; and

(e)          the mortgagor under the relevant Mortgage encumbering such parcel of Real Property shall comply in all material respects with the terms of such Mortgage (taking into account any applicable grace periods provided therein);

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provided, however, that no such exclusion from Eligible Real Property on the basis of this definition shall be in effect with respect to the Real Property owned by the Company which is located in Oxford, North Carolina during the first ninety (90) days) after the Closing Date (or such longer period as the Administrative Agent may agree); provided, further, that, notwithstanding anything herein to the contrary, the Irvington Property shall not constitute Eligible Real Property.

“Eligible Receivable” shall mean the gross outstanding balance of each Account of the Company or any Subsidiary Guarantor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by the Company or such Subsidiary Guarantor to a Person that is not an Affiliate of the Company and that constitutes Multi-Currency Collateral in which the Collateral Agent has a valid, perfected and enforceable first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)          (i) the sale represented by such Account (other than with respect to seasonal dating or promotional sales) is to an Account Debtor and such Account is the earlier of (x) ninety (90) days past the original invoice date thereof and (y) sixty (60) days past due or (ii) the sale represented by such Account is with respect to seasonal dating or promotional sales and such Account is one hundred and twenty (120) days past the original invoice date thereof; or

(b)          any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account (unless otherwise agreed by the Administrative Agent); or

(c)          the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to the Company or such Subsidiary Guarantor but only to the extent of such dispute or claim; or

(d)          the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) failed, suspended business operations, become insolvent, called a general meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs and, in each case, such event is continuing; or

(e)          the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Company or such Subsidiary Guarantor unless such supplier or creditor has executed a no offset letter satisfactory to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or

(f)          the sale represented by such Account is to an Account Debtor with a principal place of business located outside the United States or the United Kingdom, unless (i) the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions and (A) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (B) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent or (ii) such sale is to an Account Debtor located in another jurisdiction acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions (provided, however, that, without the consent of the Required Lenders, the aggregate amount of the Borrowing Base consisting of Eligible Inventory and Eligible Receivables under this clause (ii) attributable to such other jurisdictions, except Canada, shall not exceed $30,000,000 at any time); or

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(g)          the sale to such Account Debtor on such Account is on a bill on hold, guaranteed sale, sale and return, sale on approval or consignment basis; or

(h)          such Account is subject to a Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (other than Customary Permitted Liens and other Liens approved by the Administrative Agent); or

(i)          such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Company’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

(j)          the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(k)          the sale represented by such Account is denominated in a currency other than Dollars, Pounds, euros or such other currency acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or

(l)          such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion exercised reasonably; or

(m)          the Company or such Subsidiary Guarantor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

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(n)          (i) with respect to Account Debtors with a corporate credit rating of A- or higher from S&P or A3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 35% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, (ii) with respect to Account Debtors with a corporate credit rating of lower than A- but BBB- or higher from S&P or lower than A3 but Baa3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 25% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time or (iii) with respect to Account Debtors with a corporate credit rating of lower than BBB- from S&P or lower than Baa3 from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 15% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, but in each case, only to the extent of such excess; provided, however, that at the sole discretion of the Administrative Agent exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, the total Accounts of CVS Caremark Corporation, collectively, as Account Debtors to the Company or any Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) may represent up to, but not to exceed, 30% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time; or

(o)          the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion exercised reasonably, that such Account might not be paid or is otherwise ineligible.

“Eligible Special Markets Inventory” shall mean Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of finished goods for “Special Markets,” as defined in Schedule IV.

“Eligible Tote Stores Inventory” shall mean Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of “Tote Stores,” as defined in Schedule IV.

“Eligible Work-in-Process Inventory” shall mean a class of Eligible Inventory consisting of the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “work-in-process”.

“Entitlement Holder” shall have the meaning assigned to such term in the UCC.

“Entitlement Order” shall have the meaning assigned to such term in the UCC.

“Environmental Laws” shall mean any and all federal, national, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority within or outside of the United States regulating, relating to or imposing liability or standards of conduct concerning any hazardous or deleterious materials or the protection of the environment, natural resources or human health and safety as it relates to environmental protection, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. § 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended by the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613), the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300F et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq. (but only to the extent it regulates occupational exposure to Hazardous Materials), together, in each case, with each amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions therefor.

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“Environmental Liabilities and Costs” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, permit, approval, authorization, license, variance, permission, order or agreement with or required from any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Equipment” shall have the meaning assigned to such term in the UCC.

“Equivalent” shall mean, at any date with respect to:

(a)          an amount of a currency other than Dollars, the U.S. Dollar Equivalent; and

(b)          an amount of Dollars, the amount of a particular currency into which such amount of Dollars could be converted at the spot exchange rate quoted in The Wall Street Journal on such day (or, if such currency is not quoted in The Wall Street Journal on such day, such other source as shall be reasonably selected by the Administrative Agent).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“euro” shall mean the single currency of participating member States of the European Union.

“Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the relevant Denomination Currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or such other page of the Telerate as is customary for the relevant Denomination Currency) as of 11:00 A.M. (London time) (or such other time as is customary for the relevant jurisdiction) two (2) Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 (or equivalent page) of the Telerate screen, the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent (or, with respect to Local Loans which are Eurocurrency Loans in which Multi-Currency Lenders have not been requested to purchase participating interests pursuant to Section 6.4(a), the relevant Local Fronting Lender) is offered deposits in the relevant Denomination Currency at or about 11:00 A.M. (London time) (or such other time as is customary for the relevant jurisdiction) two (2) Working Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

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“Eurocurrency Loan” shall mean each Local Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Eurocurrency Rate.

“Eurocurrency Rate” with respect to each Eurocurrency Loan for each Interest Period shall mean the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements” with respect to any Interest Period for any Eurodollar Loan or Eurocurrency Loan shall mean the aggregate of the rates (expressed as a decimal) of reserve requirements current on the date two (2) Working Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) required to be maintained by a member bank of such System.

“Eurodollar Base Rate” shall mean with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full Working Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent (or, with respect to Local Loans which are Eurodollar Loans in which the Multi-Currency Lenders have not been requested to purchase participating interests pursuant to Section 6.4(a), the relevant Local Fronting Lender) is offered Dollar deposits at or about 11:00 A.M. (London time) (or, with respect to Local Loans, such other time as is customary for the relevant jurisdiction), two (2) Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

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“Eurodollar Loan” shall mean each Dollar Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Rate” with respect to each Eurodollar Loan for each Interest Period shall mean the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default” shall mean any of the events specified in Section 12.1; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability” shall mean, at any time, (a) the Maximum Availability minus (b) the Aggregate Outstanding Multi-Currency Extensions of Credit then outstanding.

“Exchangeable Stock” means any Capital Stock of a Person which by its terms or by the terms of any security for which it is exchangeable at the option of the holder (other than Capital Stock of such Person which is neither Exchangeable Stock nor Redeemable Stock) or otherwise is convertible or exchangeable at the option of the holder thereof for Indebtedness, Exchangeable Stock or Redeemable Stock on or prior to the date that is one (1) year after the Multi-Currency Maturity Date; provided, however, that only the portion of the Capital Stock which so matures or is so convertible or exchangeable prior to such date, shall be deemed to be Exchangeable Stock; provided, further, however, that any Capital Stock that would constitute Exchangeable Stock solely because the holders thereof have the right to require the Company or a Recourse Subsidiary of the Company to exchange such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Exchangeable Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company and the Recourse Subsidiaries may not exchange any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of this Agreement described in Section 11.6 and such repurchase or redemption complies with Section 11.7.

“Excluded Subsidiary” shall mean collectively, (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC,(c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Capital Stock in one or more CFCs, (d) any Subsidiary acquired after the date hereof with respect to which the execution, delivery or performance by such Subsidiary of any Loan Document to which it would otherwise be required by this Agreement to become a party would violate any Contractual Obligation or material Requirement of Law to which such Subsidiary is a party, or by which such Subsidiary or any of its material properties or assets may be bound, or would result in the creation or imposition of any Lien (other than under the Security Documents or as contemplated by the Intercreditor Agreement) on any of its material properties or assets pursuant to the provisions of any Contractual Obligation or (e) any Subsidiary acquired after the date hereof to the extent that providing a guaranty of or granting a security interest to secure the Obligations could reasonably be likely to result in a material adverse tax consequence to the Company or as to which the Collateral Agent and the Company reasonably agree that the cost or other consequence of obtaining such guarantee or security interest are excessive in relation to the value afforded thereby.

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“Excluded Swap Obligation” shall mean (unless this definition is otherwise agreed between the Company and the Administrative Agent or the Multi-Currency Administrative Agent, as applicable), with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Guaranty” shall mean the Amended and Restated Guaranty, dated as of March 11, 2010, by the Guarantors party thereto.

“Existing Intercreditor Agreement” shall mean the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, among the Loan Parties, the administrative agent under the Existing Term Loan Agreement, the administrative agent under the Existing Credit Agreement, U.S. Bank Trust National Association and the collateral agent referred to therein.

“Existing Pledge and Security Agreement” shall mean the Third Amended and Restated Pledge and Security Agreement, dated as of March 11, 2010, by the Company and each other Guarantor in favor of the Collateral Agent.

“Existing Senior Notes” shall mean the notes in an aggregate principal amount not to exceed $500,000,000 issued by the Company pursuant to the Senior Notes Indenture, as such Existing Senior Notes may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Existing Subordinated Loan” shall mean the Amended and Restated Senior Subordinated Term Loan Agreement between the Company and the lenders thereunder, dated as of April 30, 2012 (as amended from time to time), including any refinancing of such Indebtedness.

“Existing Term Loan Agreement” shall mean that certain Third Amended and Restated Term Loan Agreement, dated as of May 19, 2011, among the Company, the lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent for the lenders.

“Extension Offer” shall have the meaning assigned to such term in Section 14.1(e).

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“Facility Increase” shall have the meaning assigned to such term in Section 3.1(b).

“Facility Increase Date” shall have the meaning assigned to such term in Section 3.1(b).

“Facility Increase Notice” shall mean a notice from the Company to the Administrative Agent requesting a Facility Increase, which may include any proposed term and condition for such proposed Facility Increase but shall include in any event the amount of such proposed Facility Increase.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” for any day shall mean the interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, by and between Citigroup Global Markets Inc. and the Company.

“Financial Asset” shall have the meaning assigned to such term in the UCC.

“First Lien Secured Leverage Ratio” shall mean, for any period, the amount equal to the ratio of (a) Senior Secured Debt that is secured by a Lien on the Term Loan Collateral (which Lien is not junior or subordinated to the Lien of the Term Loan Lenders) on the last day of such period to (b) EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of such period.

“Foreign Non-Recourse Subsidiary” shall mean any Non-Recourse Subsidiary of the Company which is not a Domestic Subsidiary.

“Foreign Subsidiary” shall mean any Recourse Subsidiary of the Company which is not a Domestic Subsidiary.

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“Fully Satisfied” or “Full Satisfaction” shall mean, as of any date, with respect to the Payment Obligations, that, on or before such date, (a) the principal of and interest accrued to the date on such Payment Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constituted Payment Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (c) the Aggregate Commitment shall have expired or irrevocably been terminated and (d) the Undrawn L/C Obligations shall have been Fully Secured; provided, however, that, on such date, none of the applicable Agents or Lenders shall have made any claims in respect of such Payment Obligations against any Borrower or any Guarantor under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of such Agent and such Lender to secure such claim.

“Fully Secured” shall mean, with respect to any Undrawn L/C Obligations as of any date, that, on or before such date, such Undrawn L/C Obligations shall have been secured by the grant to, or for the benefit of, the relevant Issuing Lender by the Company of a first priority, perfected security interest in, and Lien on, (a) cash or Cash Equivalents in an amount at least equal to the Equivalent in Dollars of 105% of the amount of such Undrawn L/C Obligations or (b) other collateral security which is acceptable to such Issuing Lender and the Administrative Agent.

“Fund” shall mean any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2012, except that, with respect to the presentation of financial statements required to be furnished hereunder, GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangible” shall have the meaning assigned to such term in the UCC.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental department, commission, board, bureau, agency or instrumentality, or other court or arbitrator, in each case whether of the United States or foreign) and the National Association of Insurance Commissioners.

“Guarantors” shall mean the collective reference to the guarantors party to the Guaranty; individually, a “Guarantor”; it being understood and agreed that no Excluded Subsidiary shall be required to be a Guarantor.

“Guaranty” shall mean a Guaranty, in substantially the form of the Existing Guaranty, by the Guarantors, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any materials, wastes, or substances, defined, characterized or regulated as hazardous, toxic, pollutant, contaminant, radioactive or words of similar meaning in or under any Environmental Law, including without limitation asbestos, Petroleum Products and material exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

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“Hedging Contracts” shall mean all Interest Rate Agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices and other financial hedge contracts (including, without limitation, equity hedge contracts).

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), as in effect from time to time.

“Indebtedness” of a Person shall mean (a) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (b) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (i) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (ii) customarily or actually is evidenced by a note or similar written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person), (c) Capital Lease Obligations, (d) obligations of such Person arising under acceptance facilities, (e) the undrawn face amount of, and unpaid reimbursement obligations and other amounts owing in respect of, all letters of credit issued for the account of such Person, (f) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (g) all obligations of such Person upon which interest charges are customarily paid, (h) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (j) all executory obligations of such Person in respect of Hedging Contracts, (k) all Indebtedness of the types referred to in clauses (a) through (j) above which is guaranteed directly or indirectly by such Person and (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

“Indentures” shall mean the collective reference to (a) the Senior Notes Indenture and (b) each instrument, document and agreement delivered in connection therewith, as each of the foregoing may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Initial Appraisals” shall mean the last appraisals delivered under the Existing Credit Agreement prior to the Closing Date, which shall be provided to the Lenders hereunder on the Closing Date.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

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“Insolvency Proceedings” shall mean (a) any case, proceeding or other action commenced by the Company or any Material Existing Guarantor (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against the Company or any Material Existing Guarantor any such case, proceeding or other action referred to in clause (a) of this definition which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Company or any Material Existing Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

“Insolvent” shall pertain to a condition of Insolvency.

“Intellectual Property” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Intercreditor Agreement” shall mean an Intercreditor Agreement, substantially in the form of the Existing Intercreditor Agreement, among the Loan Parties, the Administrative Agent, the Term Loan Administrative Agent and the Collateral Agent.

“Intercompany Investment” shall have the meaning assigned to such term in Section 11.8(j).

“Interest Expense” shall mean, for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Company and its Subsidiaries for such period.

“Interest Payment Date” shall mean:

(a)          as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after such Alternate Base Rate Loan is made or Eurodollar Loans are converted to Alternate Base Rate Loans;

(b)          as to any Local Rate Loan which does not have an Interest Period, the last day of each calendar month, commencing on the first of such days to occur after such Local Rate Loan is made or Eurocurrency Loans are converted into Local Rate Loans;

(c)          as to any Local Rate Loan, Eurocurrency Loan and Eurodollar Loan with an Interest Period of three (3) months or less, the last day of the Interest Period with respect thereto;

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(d)          as to any Local Rate Loan, Eurocurrency Loan and Eurodollar Loan with an Interest Period of more than three (3) months, the last day of each March, June, September and December occurring during such Interest Period, commencing on the first such day to occur after the commencement of such Interest Period, and the last day of such Interest Period;

(e)          as to any Acceptance, the last Business Day of the calendar week in which such Acceptance matures (or such earlier date as the relevant Local Fronting Lender may elect);

(f)          as to any Eurodollar Loan or any Term Loan, the date of any repayment or prepayment made in respect thereof; and

(g)          in any event, each of the last day of the Commitment Period and the Multi-Currency Termination Date.

“Interest Period” shall mean, (a) initially, with respect to any Eurodollar Loan or Eurocurrency Loan or (to the extent customary with respect to loans in the relevant Denomination Currency) any Local Rate Loan, the period commencing on the borrowing date or the initial date of conversion with respect to such Loan and ending one (1), two (2), three (3) or six (6) months or, if available to all applicable Lenders, twelve (12) months thereafter (or, if approved by the Administrative Agent and available to all applicable Lenders, any period shorter than one (1) month) as selected by the relevant Borrower in a notice of borrowing or conversion, as the case may be, as provided herein and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending one (1), two (2), three (3) or six (6) months or, if available to all applicable Lenders, twelve (12) months thereafter (or, if approved by the Administrative Agent and available to all applicable Lenders, any period shorter than one (1) month), in any such case as selected by the relevant Borrower in accordance with the provisions of Section 7.7; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          any Interest Period relating to a Eurodollar Loan or a Eurocurrency Loan would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)         no Interest Period relating to any Loan shall be selected that would extend beyond the Multi-Currency Termination Date; and

(iii)        if any Interest Period relating to a Eurodollar Loan or a Eurocurrency Loan begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Working Day of a calendar month.

“Interest Rate Agreement” shall mean any interest rate swap, option, cap, collar or insurance or any other agreement or arrangement with any Lender or Term Loan Lender (or any Affiliate thereof) or any other bank or financial institution which is designed to manage exposure to fluctuations in interest rates (including without limitation any such agreement or arrangement providing for swaps of fixed rates to floating rates), and any renewals thereof or substitutions therefor.

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“Inventory” shall have the meaning assigned to such term in the UCC.

“Investment” shall have the meaning assigned to such term in Section 11.8.

“Investment Consideration” shall mean, with respect to any Investment in any Person or Permitted Joint Venture, the sum (without duplication) of:

(a)          the aggregate of the purchase prices paid by the Company and its Subsidiaries for such Investment;

(b)          the aggregate amount of the Indebtedness of such Persons or Permitted Joint Ventures, as the case may be, incurred, paid or assumed by the Company and its Subsidiaries in connection with such Investment; and

(c)          in the case of Investments in Permitted Joint Ventures, (i) the aggregate of the amount invested in such Investments (net of any loans or extensions of credit to the extent that they have been repaid and net of any contributions of Surplus Assets) in such Permitted Joint Ventures made by the Company and its Subsidiaries and (ii) the aggregate amount of Contingent Obligations of the Company and its Subsidiaries then outstanding on account of Indebtedness of such Permitted Joint Ventures.

“Irvington Property” shall mean that certain real property located at 196 Coit Street, Irvington, New Jersey.

“Issuing Lender” shall mean each Lender or affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuing Lender” or (b) hereafter becomes an Issuing Lender with the approval (not to be unreasonably withheld) of the Administrative Agent and the Company by agreeing pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Company to be bound by the terms hereof applicable to Issuing Lenders.

“Joint Bookrunners” shall mean Citigroup Global Markets Inc. and any other Person designated as a Joint Bookrunner pursuant to the terms of the Commitment Letter.

“Joint Lead Arrangers” shall mean Citigroup Global Markets Inc. and any other Person designated as a Joint Lead Arranger pursuant to the terms of the Commitment Letter.

“judgment currency” shall have the meaning assigned to such term Section 14.9.

“Land” of any Person shall mean all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent financial statements delivered pursuant to Section 10.1) by such Person.

“Landlord Waiver” shall mean a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory or Equipment of the Company or any Subsidiary Guarantor located at any leased premises of the Company or such Subsidiary Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory or Equipment.

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“L/C Fee Payment Date” shall mean the last day of each March, June, September and December and, in any event, the last day of the Commitment Period and the Multi-Currency Termination Date.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate amount of Undrawn L/C Obligations then outstanding and (b) the aggregate amount of then unreimbursed L/C Reimbursement Obligations.

“L/C Participants” shall mean, with respect to any Letter of Credit, the collective reference to all the Multi-Currency Lenders, other than the Issuing Lender with respect to such Letter of Credit (or, to the extent that the Issuing Lender is an affiliate of a Multi-Currency Lender, such Multi-Currency Lender).

“L/C Reimbursement Obligations” shall mean the obligation of the Company to reimburse the Issuing Lenders pursuant to Section 5.4 for amounts drawn under Letters of Credit.

“Lender” shall mean a Multi-Currency Lender, a Swing Line Lender or a Local Fronting Lender, as the context shall require; collectively, the “Lenders”.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or its Parent Company by any Governmental Authority.

“Letter of Credit” shall have the meaning assigned to such term in Section 5.1(a).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement, (b) any financing lease having substantially the same economic effect as any of the foregoing, (c) the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than, in the case of capital stock of an issuer other than any Subsidiary of the Company, pursuant to normal settlement terms)).

“Liquidity Amount” shall mean the difference equal to (a) the Borrowing Base in effect as of such date (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 10.17 and after giving effect to any Eligibility Reserve or Designated Eligible Obligations Reserve in effect at such time, whether or not reflected on such Borrowing Base Certificate) minus (b) the sum of (i) the Aggregate Outstanding Multi-Currency Extensions of Credit on such date and (ii) any Availability Reserve in effect on such date.

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“Liquidity Event Period” shall mean any period (a) beginning on the first date on which the Liquidity Amount is less than $20,000,000 and (b) ending on the first date on which the Liquidity Amount shall have been equal to or greater than $20,000,000 for thirty (30) consecutive days.

“Loan” shall mean a Revolving Credit Loan, a Swing Line Loan, a Local Loan or an Acceptance, as the context shall require; collectively, the “Loans”.

“Loan Documents” shall mean this Agreement, the Notes, the Drafts, the Applications, the Affiliate Subordination Letters, the Security Documents and each certificate, agreement or document executed by a Loan Party and delivered to any Agent or any Lender in connection with or pursuant to any of the foregoing; each, a “Loan Document”.

“Loan Party” shall mean each Borrower and each Guarantor.

“Local Borrower” shall mean the Company or a Local Borrowing Subsidiary, as the context shall require; collectively, the “Local Borrowers”.

“Local Borrowing Subsidiary” shall mean each Subsidiary of the Company listed under the heading “Name of Borrower and Address for Notices” on Schedule III (as such Schedule III may be or may be deemed to be amended, supplemented or otherwise modified from time to time) and each other Subsidiary of the Company which is designated as a “Local Borrowing Subsidiary” in accordance with the provisions of Section 6.5; provided, however, that, in each case in which there is more than one (1) Subsidiary of the Company listed for any jurisdiction under the heading “Local Borrowing Subsidiaries,” the term “Local Borrowing Subsidiary” shall be the collective reference to such Subsidiaries.

“Local Borrowing Subsidiary Joinder Agreement” shall mean a Local Borrowing Subsidiary Joinder Agreement, substantially in the form of Exhibit O-1, executed and delivered by a duly authorized officer of each Subsidiary of the Company which has been designated as a “Local Borrowing Subsidiary” pursuant to Section 6.5.

“local court” shall have the meaning assigned to such term in Section 14.13(a).

“Local Fronting Lender” shall mean, with respect to a particular jurisdiction listed on Schedule III (as such Schedule III may be, or may be deemed to be, amended, supplemented or otherwise modified from time to time), the affiliate of the Administrative Agent from time to time set forth opposite such jurisdiction thereon or, if no affiliate of the Administrative Agent accepts such designation with respect to a particular jurisdiction or if an affiliate of the Administrative Agent resigns or is removed as the Local Fronting Lender with respect to a particular jurisdiction, such Multi-Currency Lender designated by the Company and reasonably acceptable to the Administrative Agent.

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“Local Fronting Lender Joinder Agreement” shall mean a Local Fronting Lender Joinder Agreement, substantially in the form of Exhibit O-2.

“Local Loan” and “Local Loans” shall have the meanings assigned to such terms in Section 6.1; provided, however, that the term “Local Loans” shall, to the extent utilized directly or indirectly in the Security Documents, be deemed to include any Acceptances outstanding under this Agreement.

“Local Outstandings” shall mean, at any date with respect to any Local Fronting Lender, the sum of (a) the aggregate principal amount then outstanding of Local Loans made by such Local Fronting Lender in Dollars, (b) the Equivalent in Dollars of 105% of the aggregate principal amount then outstanding of Local Loans made by such Local Fronting Lender in the relevant Denomination Currency and (c) the Equivalent in Dollars of 105% of the aggregate undiscounted face amount then outstanding of the Acceptances created by such Local Fronting Lender.

“Local Rate” shall mean, with respect to:

(a)          any Local Loan in a Denomination Currency, the rate of interest from time to time publicly announced by the relevant Local Fronting Lender as its base rate (or its equivalent thereof) for loans denominated in such Denomination Currency at the principal lending office of such Local Fronting Lender in the local jurisdiction for such Denomination Currency (or such other rate as may be mutually agreed between the relevant Borrower and such Local Fronting Lender as reflecting the Cost of Funds to such Local Fronting Lender for the Local Loans to which such rate is applicable); provided, however, that, with respect to any Local Loans advanced by way of overdrafts, the “Local Rate” shall be the rate from time to time agreed upon between the relevant Local Borrower and the relevant Local Fronting Lender; and

(b)          any Acceptance, the rate from time to time agreed upon between the relevant Local Borrower and the relevant Local Fronting Lender.

“Local Rate Loan” shall mean each Local Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Local Rate for the relevant Denomination Currency; provided, however, that (other than any Local Loans made on the Closing Date) no Local Loan shall be made or maintained as a Local Rate Loan unless either (a) the Local Fronting Lender with respect thereto so agrees (in its sole discretion) or (b) the right of the relevant Borrower to obtain Eurocurrency Loans has been suspended pursuant to Sections 6.7, 7.8 or 7.9.

“M&F” shall mean MacAndrews & Forbes Inc., a Delaware corporation, formerly known as MacAndrews & Forbes Holdings Inc.

“M&FG” shall mean MacAndrews & Forbes Group, Incorporated, a Delaware corporation.

“M&FH” shall mean MacAndrews & Forbes Holdings Inc., a Delaware corporation, formerly known as Mafco Holdings Inc.

“Major Default” means any of the following: (a) an Insolvency Proceeding has occurred and is continuing, (b) any actual (or assertion in writing by the Company or any Material Existing Guarantor of) invalidity of any Loan Document, (c) it being unlawful for the Company or any Material Existing Guarantor to perform their obligations under the Loan Documents or (d) any Specified Representation, immediately before giving effect to the Colomer Acquisition, shall be untrue or incorrect in any material respect.

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“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance or properties of (i) Revlon or (ii) the Company and its Subsidiaries (including the Acquired Business) taken as a whole, (b) the ability of the Company and its Subsidiaries taken as a whole to perform the obligations of the Company under the Loan Documents or (c) the rights and remedies, taken as a whole, available to any Agent, any Local Fronting Lender and/or the Lenders under any Loan Document.

“Material Existing Guarantor” shall have the meaning assigned to such term in Section 9.1(a)(ii).

“Maximum Availability” shall mean, at any time, (a) the lesser of (i) the Aggregate Commitment in effect at such time and (ii) the Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 10.17, after giving effect to any Eligibility Reserve or Designated Eligible Obligations Reserve in effect at such time, whether or not reflected on such Borrowing Base Certificate), minus (b) the aggregate amount of any Availability Reserve in effect at such time.

“Maximum Sublimit” of any Local Fronting Lender shall mean the amount of Dollars set forth opposite the name of such Local Fronting Lender under the heading “Maximum Sublimit” on Schedule III (as such Schedule III may be or may be deemed to be, amended, supplemented or otherwise modified from time to time).

“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage Supporting Documents” shall mean, with respect to a Mortgage for a parcel of Real Property, each of the following:

(a)          (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority Lien on property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Customary Permitted Liens, (B) Liens securing the Designated Eligible Obligations as provided for in the Intercreditor Agreement and (C) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

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(b)          (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, which shall (A) be in an amount not less than 125% of Mortgage Value of such parcel of Real Property, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first priority Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens, Liens securing the Term Loan Payment Obligations and Designated Eligible Obligations as provided for in the Intercreditor Agreement and such Liens, defects and encumbrances as may be approved by the Administrative Agent, (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a waiver of creditors’ rights, a comprehensive lender’s endorsement and such other endorsements as the Administrative Agent shall reasonably require (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Designated Term Loan Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies), in each case in form and substance reasonably satisfactory to the Administrative Agent;

(c)          maps or plats of an as-built survey of such parcel of Real Property certified to and received by (in a manner reasonably satisfactory to each of them) the Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage, dated a date reasonably satisfactory to the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in form and substance reasonably satisfactory to the Administrative Agent;

(d)          evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage recording taxes, if any, in connection with the Mortgage have been paid;

(e)          a Phase I environmental report with respect to such parcel of Real Property in form and substance reasonably satisfactory to the Administrative Agent; and

(f)          such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent reasonably deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Real Property in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Customary Permitted Liens, (B) Liens securing the Designated Eligible Obligations as provided for in the Intercreditor Agreement and (C) such other Liens as the Administrative Agent may reasonably approve.

“Mortgage Value” shall mean, with respect to any parcel of Eligible Real Property, the lesser of (a) the Equivalent in Dollars of the maximum stated amount secured by the Lien on such parcel of Eligible Real Property granted in favor of the Collateral Agent pursuant to the relevant Mortgage and (b) the Equivalent in Dollars of the value of such parcel of Eligible Real Property set forth in the most recent Appraisal delivered with respect thereto to the Administrative Agent.

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“Mortgaged Properties” shall mean the real property and improvements encumbered by the Mortgages; provided, however, that the Irvington Property shall not be deemed to be a Mortgaged Property.

“Mortgagee’s Title Insurance Policy” shall have the meaning specified in the definition of Mortgage Supporting Documents.

“Mortgages” shall mean the collective reference to any fee mortgage (including the Oxford Mortgage) or the deed of trust, as the case may be, to be made pursuant to Section 10.15 by the fee owner of the Mortgaged Properties, in substantially the form of Exhibit G, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; individually, a “Mortgage”.

“Multi-Currency Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Multi-Currency Commitment” of any Multi-Currency Lender at any date shall mean the obligation of such Multi-Currency Lender at such date to (a) make Revolving Credit Loans to the Company, (b) participate in Letters of Credit issued on behalf of the Company (net of participating interests held by L/C Participants, in the case of Letters of Credit issued by such Multi-Currency Lender), (c) participate in Swing Line Loans made to the Company and (d) participate in Local Loans and Acceptances made to the Local Borrowers, in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Multi-Currency Lender’s name on Schedule II (as amended to reflect each Assignment and Acceptance executed by such Multi-Currency Lender), as such amount may be reduced from time to time pursuant to this Agreement, and each additional commitment by such Multi-Currency Lender that is included as part of any Facility Increase; collectively, as to all such Multi-Currency Lenders, the “Multi-Currency Commitments”.

“Multi-Currency Facility” shall mean the Multi-Currency Commitments and the provisions herein related to the Revolving Credit Loans, Swing Line Loans, Letters of Credit, Local Loans and Acceptances.

“Multi-Currency Lender” shall mean, at any date, each Person which holds a Multi-Currency Commitment.

“Multi-Currency Loans” shall mean the collective reference to the Revolving Credit Loans, the Swing Line Loans and the Local Loans.

“Multi-Currency Termination Date” shall mean the earliest of (a) the Stated Multi-Currency Termination Date and (b) the date on which the Payment Obligations become due and payable pursuant to Section 12.1.

“Multiemployer Plan” shall mean a Plan (other than a welfare plan as defined in Section 3(1) of ERISA) which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Orderly Liquidation Percentage” shall mean with regard to any class of Eligible Inventory, 85% of the net orderly liquidation value percentage of cost specified for such class of Eligible Inventory in the most recent Appraisal of such class of Inventory of the applicable Loan Party.

“Net Orderly Liquidation Value” shall mean with regard to any Eligible Equipment, the net orderly liquidation value of such Eligible Equipment, as determined by reference to the most recent Appraisal of such Equipment of the applicable Loan Party.

“Net Proceeds” shall mean, with respect to any Net Proceeds Event of any Person, (a) the gross cash consideration, and all cash proceeds of non-cash consideration (including, without limitation, any such cash proceeds in the nature of principal and interest payments on account of promissory notes or similar obligations), received by such Person in connection with such Net Proceeds Event, minus (b) the sum, without duplication, of:

(i)          any taxes which are paid, actually currently payable or estimated in good faith by the Company to become payable to any state, local or foreign taxing authority and are directly attributable to such Net Proceeds Event;

(ii)         any federal taxes which are directly attributable to any Net Proceeds Event of such Person or any of its Subsidiaries;

(iii)        the amount of fees and commissions (including reasonable investment banking fees), legal, title and recording tax expenses and other costs and expenses directly incident to such Net Proceeds Event which are paid or payable by such Person and its Subsidiaries, other than fees and commissions (including, without limitation, management consulting and financial services fees) paid or payable to Affiliates of such Person (or officers or employees of such Person or any Affiliate of such Person);

(iv)        the amount of liabilities (other than intercompany liabilities or liabilities owing to any Affiliate of such Person), if any, which are required to be repaid at the time or as a result of such Net Proceeds Event out of the proceeds thereof; and

(v)         with respect to any event described in clause (b) of the definition of “Net Proceeds Event,” the Reinvestment Amount applicable thereto.

“Net Proceeds Event” shall mean:

(a)          the incurrence by Revlon, the Company or any of the Company’s Recourse Subsidiaries of any Indebtedness for borrowed money (other than Indebtedness permitted pursuant to Section 11.2); and

(b)          with respect to the Company and any Subsidiary Guarantor, the sale, lease, transfer (by merger or otherwise) or other disposition (including as a result of a Property Loss Event but other than (i) in the ordinary course of business, (ii) in respect of intellectual property licenses entered into in the ordinary course of business and (iii) dispositions made pursuant to Section 11.6(n)) by the Company or such Subsidiary Guarantor of any interest in any real or personal, tangible or intangible, property (including, without limitation, the Stock or Stock Equivalents of any Subsidiary of the Company) of the Company or such Subsidiary Guarantor to any Person (other than to the Company or any of its Subsidiaries or any Permitted Joint Venture pursuant to Section 11.6(c), (e) or (o)).

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“Non-Convertible Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person, other than any Redeemable Stock or Exchangeable Stock.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 7.12(a).

“Non-Funding Lender” shall have the meaning assigned to such term in Section 7.15(b).

“Non-Recourse Indebtedness” shall mean Indebtedness or that portion of Indebtedness as to which neither the Company nor its Recourse Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (b) is directly or indirectly liable or (c) constitute the lender.

“Non-Recourse Subsidiary” shall mean any Subsidiary of the Company that is designated, after the date hereof, by a resolution of the board of directors of the Company as a Non-Recourse Subsidiary, but only to the extent that, such Subsidiary: (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Recourse Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Recourse Subsidiary than those that might be obtained at the time such transaction is entered into from Persons who are not Affiliates of the Parent or the Company; (c) is a Person with respect to which neither the Parent, the Company nor any of the Recourse Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of the Company or any of its Recourse Subsidiaries, in the case of clauses (a), (b) and (c), except to the extent permitted by Article XI. If, at any time, any Non-Recourse Subsidiary would fail to meet the foregoing requirements as a Non-Recourse Subsidiary, it shall thereafter cease to be a Non-Recourse Subsidiary for purposes hereof. Subject to the foregoing, the Company may at any time designate any Non-Recourse Subsidiary to be a Recourse Subsidiary or any Recourse Subsidiary to be a Non-Recourse Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) any designation of a Non-Recourse Subsidiary as a Recourse Subsidiary shall be deemed to be an incurrence of Indebtedness by a Recourse Subsidiary of any outstanding Indebtedness of such Non-Recourse Subsidiary and (iii) any designation of a Recourse Subsidiary as a Non-Recourse Subsidiary shall be deemed to be an Investment in a Non-Recourse Subsidiary for purposes of Section 11.8 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Company may subsequently redesignate any such Non-Recourse Subsidiary as a Recourse Subsidiary so long as the Company does not subsequently re-designate such Recourse Subsidiary as a Non-Recourse Subsidiary for a period of the succeeding four fiscal quarters.

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“Non-Voting Stock” shall have the meaning assigned to such term in Section 10.11(b).

“Note” shall have the meaning assigned to such term in Section 3.2(c).

“Notice of Actionable Default” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 3.3(a).

“Notice of Conversion or Continuation” shall have the meaning assigned to such term in Section 7.7(a).

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 10.2(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Oxford Mortgage” shall mean the Mortgage in favor of the Collateral Agent, for the benefit of the Multi-Currency Secured Parties (as defined in the Pledge and Security Agreement), on the Real Property owned by the Company which is located in Oxford, North Carolina, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Parent” shall have the meaning assigned to such term in Section 10.8.

“Participant Register” shall have the meaning assigned to such term in Section 14.6(g).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, that is the direct or indirect parent of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Stock of such Lender.

“Patent” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Patriot Act” shall have the meaning assigned to such term in Section 8.25.

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“Payment Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and L/C Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Local Borrowing Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company and each Local Borrowing Subsidiary to the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or the Letters of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, reasonable and documented costs, reasonable and documented expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender or Issuing Lender that are required to be paid by the Company pursuant hereto) or otherwise.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean the purchase by the Company or any of its Subsidiaries of all or substantially all of the assets or at least a majority of the stock (other than directors’ qualifying shares) of one or more Persons, or of all or substantially all of the assets which comprise any business unit of any such person, if such purchase or acquisition complies with the following criteria:

(a)          no Default or Event of Default shall then exist or would exist after giving effect thereto; provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Company, the determination of whether a Default or Event of Default shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition;

(b)          after giving effect to the consummation of such purchase and to the incurrence of any Indebtedness associated therewith, the Company shall be in pro forma compliance with Section 11.1 (if then applicable) as of the last day of the most recent four fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, and the Company shall have delivered to the Administrative Agent such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance; provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Company, the determination as to pro forma compliance with Section 11.1 (if then applicable) shall be made solely as of the last day of the most recent four (4) fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1 that has ended prior to the time of the execution of the acquisition agreement related to such Permitted Acquisition; and

(c)          the Person or business unit purchased shall be in a Permitted Business.

provided, further, that notwithstanding the foregoing the Colomer Acquisition shall constitute a “Permitted Acquisition” for all purposes hereunder and shall not be subject to the foregoing criteria.

“Permitted Amendment” shall have the meaning assigned to such term in Section 14.1(e).

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“Permitted Business” means any business that is reasonably related, ancillary or complementary to the businesses of the Company and the Recourse Subsidiaries of the Company on the date hereof or other business that is a reasonable extension or expansion of such businesses.

“Permitted Cure Security” means equity securities of the Company issued to Revlon (a) having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six (6) months after the Stated Multi-Currency Termination Date and (b) that are not convertible into or exchangeable for (i) debt securities or (ii) any equity securities that have mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six (6) months after the Stated Multi-Currency Termination Date and, in each case, upon which any required dividends or distributions shall be payable in additional shares of such security only.

“Permitted Intercompany Transfers” shall mean any of the following:

(a)          merger or consolidation of any Subsidiary of the Company with or into the Company; provided, however, that the Company shall be the continuing or surviving corporation;

(b)          merger or consolidation of any Subsidiary of the Company with or into any one or more wholly-owned Subsidiaries (or to any Person which, after giving effect to such merger or consolidation and to any other concurrent merger or consolidation involving the Company or any of its Subsidiaries that is permitted under Section 11.5, is a wholly-owned Subsidiary); provided, however, that (A) if such merger or consolidation involves a Subsidiary Guarantor and a Subsidiary of the Company that is not a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation or, if such Subsidiary Guarantor shall not be the continuing or surviving corporation, the continuing or surviving corporation shall become a Subsidiary Guarantor (prior to or concurrently with the consummation of such merger or consolidation) and (B) if such merger or consolidation involves a Recourse Subsidiary and a Non-Recourse Subsidiary, such Recourse Subsidiary shall be the continuing or surviving corporation or, if such Recourse Subsidiary shall not be the continuing or surviving corporation, the continuing or surviving corporation shall become a Recourse Subsidiary (prior to or concurrently with the consummation of such merger or consolidation);

(c)          (i) any liquidation and distribution by any Subsidiary of the Company of its assets to the Company or to any one or more Subsidiary Guarantors (or to any Person which, simultaneously with such transaction and after giving effect to such liquidation and distribution and to any other concurrent liquidation and distribution involving any of the Company’s Subsidiaries that is permitted under Section 11.5, shall become a Subsidiary Guarantor and the Company shall comply with Sections 10.10, 10.11 and 10.12 to the extent required thereby), (ii) any liquidation and distribution by any Subsidiary of the Company that is not a Subsidiary Guarantor to any Wholly Owned Recourse Subsidiary that is not a Subsidiary Guarantor or (iii) any liquidation and distribution by any Non-Recourse Subsidiary to any other Non-Recourse Subsidiary;

(d)          any sale, lease, assignment, transfer or any other disposition by the Company of, in one transaction or a series of related transactions, all or any part of its business or assets to any Subsidiary Guarantor;

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(e)          any sale, lease, assignment, transfer or any other disposition by any Subsidiary of, in one transaction or a series of related transactions, all or any part of its business or assets (i) to the Company, (ii) if such Subsidiary is a Subsidiary Guarantor, to any other Subsidiary Guarantor, (iii) if such Subsidiary is not a Subsidiary Guarantor, to any Wholly Owned Recourse Subsidiary or (iv) if such Subsidiary is a Non-Recourse Subsidiary, to any other Non-Recourse Subsidiary; or

(f)          the sale, lease, assignment, transfer or other disposal by the Company or any of its Subsidiaries of any Disposition Assets (including, without limitation, capital stock constituting Disposition Assets) to the Company or any of its Recourse Subsidiaries or the merger or consolidation or liquidation with or into the Company or any of its Recourse Subsidiaries of any Subsidiary of the Company listed on Schedule 8.13(b) as being scheduled for dissolution, liquidation or merger; provided, however, that the Company or a Recourse Subsidiary not listed on Schedule 8.13(b) as being scheduled for dissolution, liquidation or merger shall be the ultimate continuing or surviving corporation;

provided, however, that, after giving effect to any such Permitted Intercompany Transfer pursuant to clauses (a) through (f) above, the Collateral Agent shall maintain a security interest in any property so transferred in which it had a security interest prior to such Permitted Intercompany Transfer with the same priority as prior to such Permitted Intercompany Transfer.

“Permitted Joint Venture” shall mean a joint venture arrangement (whether structured as a corporation, partnership or other contractual relationship) between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, the primary business of which joint venture is a Permitted Business.

“Permitted Junior Liens” shall mean Liens on Collateral that rank (a) with respect to the Multi-Currency Collateral, junior to the Liens securing the Payment Obligations and the Term Loan Payment Obligations (or, if and to the extent permitted by the Term Loan Agreement, pari passu with the Liens securing the Term Loan Payment Obligations, but in either case junior to the Liens securing the Payment Obligations) and (b) with respect to the Term Loan Collateral, (i) junior to the Liens securing the Term Loan Payment Obligations and (ii) pari passu with or junior to the Liens securing the Payment Obligations, in each case, in accordance with the terms of the Intercreditor Agreement or such other or supplemental intercreditor agreement in a form reasonably acceptable to the Administrative Agent) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, an “Additional Intercreditor Agreement”). For the avoidance of doubt, it is understood that the ranking of any such Liens relative to the Liens securing the Payment Obligations may be different than the ranking of such Liens relative to the Liens securing the Term Loan Payment Obligations so long as the requirements of the preceding sentence are satisfied.

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“Permitted Refinancing” shall mean any refinancing of any Indebtedness in whole or in part; provided, however, that (a) the primary obligor with respect to any such refinancing Indebtedness shall be the same as the primary obligor on the Indebtedness being refinanced and any contingent obligor of such refinancing Indebtedness was or would have been required to be a contingent obligor of the Indebtedness being refinanced (except to the extent that such primary obligor and/or contingent obligor may be substituted by a new primary obligor or contingent obligor, as the case may be, which has no material assets other than assets which, immediately prior to such substitution, constituted the assets of the original primary obligor and/or contingent obligor), (b) except in the case of Indebtedness permitted under Section 11.2 (o) or (s), (i) the aggregate principal amount minus the aggregate amount of any underwriting discounts and original issue discount with respect thereto (provided, that the amount that may be so deducted in respect of original issue discount for purposes of this definition shall not exceed an amount equal to 5% of the face amount of Indebtedness being refinanced) shall not exceed (ii) the sum of (1) the principal amount of the Indebtedness being refinanced plus (2) any premium and accrued but unpaid interest actually paid thereon in connection with such refinancing plus (3) reasonable costs and expenses (including any fees paid for consents required thereby) incurred in connection with such refinancing, (c) (i) in the case of Indebtedness permitted under Section 11.2(b), (i), (q) or (r), the stated maturity of such refinancing Indebtedness shall be later than the Stated Multi-Currency Termination Date and (ii) the weighted average life to maturity of such refinancing Indebtedness shall be not less than the weighted average life to maturity of the Indebtedness being refinanced, (d) the interest rate applicable to such refinancing Indebtedness (taking account of any original issue discount) shall not be less favorable to the obligor than it would obtain in an arm’s length transaction with a Person that is not an Affiliate thereof and shall be based upon the prevailing market conditions at the time of such refinancing, (e) with respect to each issue of refinancing Indebtedness in excess of $5,000,000 (or, with respect to any other currency, the Equivalent thereof) in the aggregate, the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations shall not be any more restrictive, taken as a whole, than the provisions contained in and otherwise consistent with market terms of agreements governing comparable Indebtedness of similar companies at the time of such refinancing and do not violate any other provisions of this Agreement; provided, however, that, in the case of clause (d) above and this clause (e), a certificate of a Responsible Officer delivered to the Administrative Agent with reasonable prior notice before the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement thereunder shall be conclusive evidence that such terms and conditions satisfy such requirements, (f) the subordination terms, if any, of such refinancing Indebtedness are no less favorable to the Lenders than those that were applicable to the Indebtedness being refinanced and (g) (i) any Liens securing such refinancing Indebtedness shall be limited to the assets or property that secured or would have secured the Indebtedness being refinanced without any change in the class or category of assets or property subject to such Lien and (ii) to the extent the Liens securing the Indebtedness being refinanced is subject to the Intercreditor Agreement or an Additional Intercreditor Agreement (or any other or supplemental intercreditor agreement as may have been permitted or required under the Loan Documents), the Liens securing such refinancing Indebtedness shall be subject to the terms of the Intercreditor Agreement or an Additional Intercreditor Agreement (or other or supplemental intercreditor agreement) on terms no less favorable to the Lenders, taken as a whole.

“Person” shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Petroleum Products” shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products, including crude oil or any fraction thereof.

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“Plan” shall mean at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan was terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” shall mean a Pledge and Security Agreement, in substantially the form of the Existing Pledge and Security Agreement, by the Company and each other Guarantor in favor of the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Debt Instruments” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Pledged Stock” shall have the meaning assigned to such term (or any analogous term) in the Pledge and Security Agreement.

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (b) as to which the Administrative Agent has in good faith determined and notified the Company that such Lender or its Parent Company or a Subsidiary thereof has not complied with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be made by the Administrative Agent in its sole discretion acting in good faith.

“Potential Withdrawal Liability” shall have the meaning assigned to such term in Section 8.8.

“Pounds” shall mean pounds sterling in lawful currency of the United Kingdom.

“Prior Tax Sharing Agreement” shall mean the Tax Sharing Agreement entered into as of June 24, 1992, as amended and restated prior to the Closing Date, among the Company and certain of its Subsidiaries, Revlon, Revlon Holdings and M&FH.

“Proceeds” shall have the meaning assigned to such term in the UCC.

“Pro Forma Financial Statements” shall have the meaning specified in Section 9.1(j).

“Property Loss Event” shall mean (a) any loss of or damage to property of the Company or any of its Subsidiaries or (b) any taking of property of the Company or any of its Subsidiaries.

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve or protect the Multi-Currency Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Payment Obligations of the Multi-Currency Lenders; provided, however, that the aggregate principal amount of such Protective Advances shall not exceed the lesser of $10,000,000 and the aggregate amount of the unused Multi-Currency Commitments.

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“Purchase Amount” shall have the meaning assigned to such term in Section 7.16.

“Qualified Affiliate Indebtedness” means unsecured Indebtedness that is subordinated in right of payment, on terms no less favorable to the Lenders than the subordination provisions of the Existing Subordinated Loan, to the Payment Obligations and is issued by the Company to a Parent or an Affiliate of a Parent in an aggregate principal amount at any time outstanding not to exceed $75,000,000. For the avoidance of doubt, the Existing Subordinated Loan is not included in the term “Qualified Affiliate Indebtedness” but is separately permitted hereunder.

“Real Property” of any Person shall mean the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Receivables and Related Assets” means obligations arising from a sale of merchandise, goods or insurance, or the rendering of services which have been completed, together with (a) all interest in any goods, merchandise or insurance (including returned goods or merchandise) relating to any sale giving rise to such obligations; (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such obligations, whether pursuant to the contract related to such obligations or otherwise, together with all financing statements describing any collateral securing such obligations; (c) all rights to payment of any interest or finance charges and other obligations related thereto; (d) all supporting obligations, including but not limited to, all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations whether pursuant to the contract related to such obligations or otherwise; (e) all contracts, chattel paper, instruments and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such obligations; (f) any other property and assets that in accordance with market requirements at the time thereof are sold, transferred or pledged pursuant to receivables conduit securitization transactions and (g) collections and proceeds with respect to the foregoing, in each case, excluding the Capital Stock of any Receivables Subsidiary.

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“Receivables Facility” shall mean one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, amended and restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Company has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Company or any Recourse Subsidiary of the Company to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Company and its Recourse Subsidiaries pursuant to which the Company or any Recourse Subsidiary of the Company sells or transfers its Receivables and Related Assets to either (x) a Person that is not a Recourse Subsidiary or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Recourse Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Recourse Subsidiary of the Company in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Recourse Subsidiary” means any Subsidiary of the Company which is not a Non-Recourse Subsidiary.

“Redeemable Stock” means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the date that is ninety-one (91) days after the Stated Multi-Currency Termination Date or is redeemable at the option of the holder thereof at any time on or prior to the date that is ninety-one (91) days after the Stated Multi-Currency Termination Date; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Redeemable Stock; provided, further, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company or a Recourse Subsidiary of the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company and the Recourse Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of this Agreement described in Section 11.6 and such repurchase or redemption complies with Section 11.7.

“refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange or replacement for, such Indebtedness. “refinanced” and “refinancing” shall have correlative meanings.

“Refunded Swing Line Loans” shall have the meaning assigned to such term in Section 4.1(c).

“Register” shall have the meaning assigned to such term in Section 14.6(c).

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“Reinvestment Amount” shall mean, with respect to any event described in clause (b) of the definition of “Net Proceeds Event,” the amount that is applied or intended by the Company in good faith to acquire assets useful in the Permitted Business or, in the case of any Property Loss Event, to repair, restore or replace the property subject to the applicable Property Loss Event; provided, however, that (a) no Default or Event of Default has occurred and is continuing and (b) the Company delivers a certificate of a Responsible Officer to the Administrative Agent stating that an amount equal to such proceeds is expected to be used within three hundred and sixty-five (365) days following the date of receipt of such proceeds to acquire assets useful in the Permitted Business or, in the case of any Property Loss Event, to repair, restore or replace the property subject to the applicable Property Loss Event; provided, further, that any such amount that is not used for such purpose shall become “Net Proceeds” (x) at the end of such three hundred and sixty-five (365) day period or (y) if the Company (directly or through one of its Subsidiaries) enters into a legally binding commitment to acquire such assets or to repair, restore or replace such property, as applicable, within such three hundred and sixty-five (365) day period, five hundred and forty-five (545) days after the date of receipt of such proceeds.

“Related Fund” shall mean any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Release” shall mean, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Remedial Action” shall mean all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” at any date shall mean the Multi-Currency Lenders having more than 50% of the Aggregate Commitment then in effect or, after the Multi-Currency Termination Date, 50% of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit then outstanding; provided, however, that for purposes of determining “Required Lenders,” Swing Line Loans shall be deemed to be held ratably by the Multi-Currency Lenders and not by the Swing Line Lender; provided, further, that a Defaulting Lender shall not be included in the calculation of “Required Lenders” pursuant to Section 14.1(d).

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“Requirement of Law” for any Person shall mean the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.

“Resale Transaction” shall mean the sale, transfer or other disposition by the Company or any of its Subsidiaries of any asset acquired by it after the date hereof pursuant to an Investment or Permitted Acquisition; provided, however, that, within three hundred and sixty-five (365) days following the consummation of such Investment or Permitted Acquisition, the Administrative Agent receives written notice from the Company identifying such asset (with reasonable specificity) and stating that such asset is being held for disposition in a Resale Transaction.

“Responsible Officer” shall mean any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or any other officer in the Treasury Department at the level of Vice President or higher of the relevant Person.

“Restricted Payment” shall mean (a) any payment by the Company of a dividend (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock) or distribution on, or any payment by the Company or any of its Subsidiaries on account of the purchase, redemption or retirement of, or any other distribution on, any Stock or Stock Equivalents of the Company (including any such payment or distribution in cash or in property or obligations of the Company or any of its Subsidiaries), (b) any payment by the Company or any of its Subsidiaries to any Affiliate of the Company pursuant to the Prior Tax Sharing Agreement or (c) any payment by the Company or any of its Subsidiaries of principal or interest in respect of amounts from time to time outstanding under any Capital Contribution Note; provided, however, that any amounts paid from time to time to Revlon (including, without limitation, payments to Revlon pursuant to the Company Tax Sharing Agreement) to finance the actual payment by Revlon of expenses and obligations incurred by Revlon to Persons other than Affiliates of Revlon (or officers or employees of any such Affiliate) shall not be “Restricted Payments” to the extent that such expenses and obligations, if they had been incurred by the Company, would not have been prohibited hereunder and were incurred by Revlon without violating the provisions of Section 12.1(p).

“REV Holdings” shall mean REV Holdings LLC, a Delaware limited liability company.

“Revlon” shall mean Revlon, Inc., a Delaware corporation and the immediate Parent of the Company.

“Revlon Holdings” shall mean Revlon Holdings LLC, a Delaware limited liability company.

“Revolving Credit Loan” and “Revolving Credit Loans” shall have the meanings assigned to such terms in Section 3.1(a).

“ROP” shall have the meaning assigned to such term in Section 12.1(g).

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“RPH” shall mean Revlon Professional Holding Company LLC, a Delaware limited liability company.

“S&P” shall mean Standard & Poor’s Rating Services (and any successor thereto).

“Secured Obligations” shall mean, collectively (i) in the case of the Company, the Payment Obligations and Term Loan Payment Obligations of the Company, (ii) in the case of each Loan Party, the obligations of each Loan Party under (A) the Loan Documents to which it is a party and (B) the Term Loan Documents to which it is a party and (iii) the Designated Eligible Obligations.

“Secured Parties” shall mean, collectively, the Lenders, the Issuing Lenders, the Administrative Agent, the Term Loan Lenders, the Term Loan Administrative Agent, the Collateral Agent and any other holder of any Secured Obligation.

“Securities Account” shall have the meaning assigned to such term in the UCC.

“Securities Account Control Agreement” shall have the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” shall have the meaning assigned to such term in the UCC.

“Security Documents” shall mean the Intercreditor Agreement, the Guaranty, the Pledge and Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a security interest in any asset or assets of any Loan Party to secure the Payment Obligations of any Borrower hereunder, under the Notes and/or under any Draft and any other Secured Obligations, or to secure any guarantee of any such Payment Obligations and other Secured Obligations.

“Senior Notes Indenture” shall mean the collective reference to (a) the Indenture, dated as of February 8, 2013, between the Company and U.S. Bank Trust National Association, relating to the Existing Senior Notes and any additional notes issued hereafter thereunder and (b) each instrument, document and agreement delivered in connection therewith, as each of the foregoing has been amended and supplemented through the date hereof and may be further amended, supplemented or otherwise modified from time to time to the extent permitted by Section 11.9.

“Senior Secured Debt” shall mean, at any date, (a) the aggregate principal amount of any secured Indebtedness of the Company and its Subsidiaries described in clauses (a), (b), (c), (d), (e) (to the extent of any reimbursement obligation that is unpaid) and (f) in the definition of “Indebtedness” at such date and all Indebtedness of the types referred to in this definition which is guaranteed directly or indirectly by the Company or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, other than (i) any Indebtedness, including letters of credit, secured solely by cash collateral to the extent permitted hereunder and (ii) the aggregate principal amount then outstanding of the Multi-Currency Loans, L/C Obligations and Acceptances minus (b) the amount of all cash and Cash Equivalents that would, in conformity with GAAP, be included in “total current assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such time in excess of $20,000,000 (less (i) the aggregate principal amount then outstanding of the Multi-Currency Loans and (ii) any amount that constitutes a Cure Amount or a Term Loan Cure Amount).

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“Senior Secured Leverage Ratio” shall mean, for any period, the amount equal to the ratio of (a) Senior Secured Debt on the last day of such period to (b) EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of such period.

“Significant Trademark” shall mean each Trademark of the Company and its Domestic Subsidiaries on the Closing Date that is a “Significant Trademark” under (and as defined in) the Existing Credit Agreement and each other Trademark from time to time which, in either case, is of such a nature that the Company or its Subsidiaries in accordance with its ordinary business practice then in effect would file an application for trademark registration in the United States Patent and Trademark Office.

“Single Employer Plan” shall mean any Plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA.

“Specified Dispositions” shall mean the sale, transfer or other disposition of (a) the Stock of Subsidiaries constituting Disposition Assets, (b) assets of any Subsidiary constituting a Disposition Asset, (c) any assets (including, without limitation, Stock) directly relating to the brands constituting Disposition Assets and (d) any other asset which constitutes a Disposition Asset.

“Specified Representations” means the representations and warranties made by the Company or any Material Existing Guarantor, solely with respect to the Company and such Material Existing Guarantor and not with respect to the Acquired Business or any other Subsidiary, in or pursuant to Sections 8.1, 8.2, 8.3, 8.11, 8.12, 8.22, 8.23, 8.24 and 8.25.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” shall have the meaning assigned to such term in Section 5.1(a).

“Stated Multi-Currency Termination Date” shall mean the date that is the fifth (5th) anniversary of the Closing Date.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

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“Stockholders Agreement” shall mean the Stockholders Agreement dated February 20, 2004 by and between Revlon and Fidelity Management & Research Co., as amended through the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” of any Person shall mean a corporation or other entity of which an aggregate of more than 50% of the shares of Stock or Stock Equivalents having ordinary voting power (other than Stock or Stock Equivalents having such power only by reason of the happening of a contingency) to elect the directors of such corporation, or other Persons performing similar functions for such entity, are owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person; provided, however, that, (a) unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, but shall exclude RPH (unless and until the Company elects to make RPH a Subsidiary), and (b) unless otherwise qualified, all references to a “wholly-owned Subsidiary” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company of which the Company directly or indirectly owns all of the capital stock or other equity interests (other than directors’ qualifying shares).

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Company.

“Supermajority Multi-Currency Lenders” at any date shall mean the Multi-Currency Lenders having more than 66-2/3% of the Aggregate Commitment then in effect or, after the Multi-Currency Termination Date, 66-2/3% of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit then outstanding; provided, however, that for purposes of determining “Supermajority Multi-Currency Lenders,” Swing Line Loans shall be deemed to be held ratably by the Multi-Currency Lenders and not by the Swing Line Lender; provided, further, that a Non-Funding Lender shall not be included in the calculation of “Supermajority Multi-Currency Lenders”; provided, further, that a Defaulting Lenders shall not be included in the calculation of “Supermajority Multi-Currency Lenders.”

“Surplus Assets” shall mean personal property of the Company and its Subsidiaries which has been used in the business of the Company and its Subsidiaries for not less than one year and which is sufficiently immaterial to the conduct of the business of the Company and its Subsidiaries that the contribution thereof to any Permitted Joint Venture would not result in the acquisition by the Company or any of its Subsidiaries of a substantially similar item of personal property during the period of one year following the date of such contribution.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act

“Swing Line Lender” shall mean Citibank or any other Multi-Currency Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Company, to act as the Swing Line Lender hereunder, in each case, in its capacity as the Swing Line Lender hereunder.

“Swing Line Loan Request” shall have the meaning assigned to such term in Section 4.1(a).

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“Swing Line Loans” shall have the meaning assigned to such term in Section 4.1(a).

“Syndicated Lender” shall mean each Lender, other than the Local Fronting Lenders (acting in their respective capacities as such); collectively, the “Syndicated Lenders”.

“Syndicated Loan” shall mean a Revolving Credit Loan or a Swing Line Loan, as the context shall require; collectively, the “Syndicated Loans”.

“Synthetic Purchase Agreement” shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Company or any of its Subsidiaries of any Stock or Stock Equivalents of the Company or any of its Subsidiaries or any Indebtedness referred to in Section 11.9 (other than in connection with any such payment which the Company or any of its Subsidiaries would be permitted to make pursuant to Section 11.7 or 11.9, as applicable) or (b) any payment (except as otherwise expressly permitted by Section 11.7 or 11.9), the amount of which is determined by reference to the price or value at any time of any such Stock, Stock Equivalents or Indebtedness; provided, however, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target Operating Day” shall mean any date that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Taxable Lender” shall have the meaning assigned to such term in Section 7.12(e).

“Term Loan Administrative Agent” shall mean Citicorp USA, Inc. or Citibank, as applicable, in its capacity as the administrative agent under the Term Loan Agreement, and any successor thereto.

“Term Loan Agreement” shall mean (a) (i) the Term Loan Agreement, dated as of the Effective Date, among the Company, the lenders party thereto, the Term Loan Administrative Agent, the Collateral Agent and the other parties thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or (ii) if the commitments under the credit agreement described in clause (a)(i) above are permanently terminated pursuant to Section 2.1(a) thereof on or before the Closing Date, the Existing Term Loan Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, and (b) if there is a refinancing of the Term Loans in accordance with Section 11.2(s), the agreement providing for such refinancing Indebtedness, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan Collateral” shall have the meaning specified in the Intercreditor Agreement.

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“Term Loan Cure Amount” shall mean the “Cure Amount” under and as defined in the Term Loan Agreement.

“Term Loan Eligible Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Term Loan Guaranty” shall mean the “Guaranty” under and as defined in the Term Loan Agreement.

“Term Loan Lenders” shall mean the “Lenders” or equivalent term under and as defined in any Term Loan Agreement.

“Term Loan Documents” shall mean the “Loan Documents” under and as defined in the Term Loan Agreement.

“Term Loan Payment Obligations” shall mean the “Payment Obligations” under and as defined in the Term Loan Agreement.

“Term Loans” shall mean the “Loans” or equivalent term under and as defined in any Term Loan Agreement.

“Termination Date” shall mean the earlier of (a) the date that is six (6) months and thirteen (13) Business Days after the Effective Date and (b) the date that the Acquisition Agreement is terminated.

“Total Debt” shall mean, at any date, (a) the aggregate principal amount of any Indebtedness of the Company and its Subsidiaries described in clauses (a), (b), (c), (d), (e) (to the extent of any reimbursement obligation that is unpaid) and (f) in the definition of “Indebtedness” at such date and all Indebtedness of the types referred to in this definition which is guaranteed directly or indirectly by the Company or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, other than (i) any Indebtedness, including letters of credit, secured solely by cash collateral to the extent permitted hereunder and (ii) the aggregate principal amount then outstanding of the Payment Obligations, minus (b) the amount of all cash and Cash Equivalents that would, in conformity with GAAP, be included in “total current assets” (or like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such time in excess of $20,000,000 (less (i) the aggregate principal amount then outstanding of the Loans and (ii) any amount that constitutes a Cure Amount or a Term Loan Cure Amount).

“Total Leverage Ratio” shall mean, for any period, the amount equal to the ratio of (a) Total Debt on the last day of such period to (b) EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters ended on the last day of such period.

“Trademark” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Tranche” shall mean the collective reference to Eurodollar Loans or Eurocurrency Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans or Eurocurrency Loans, as the case may be, shall originally have been made on the same day).

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“Transferee” shall mean any Eligible Assignee, Special Purpose Vehicle and participant to which Sections 14.6(a), 14.6(f) and 14.6(g), respectively, apply.

“UCC” shall have the meaning specified in the Pledge and Security Agreement.

“Unaudited Financial Statements” shall mean a collective reference to the Unaudited Financial Statements of the Acquired Business and the Unaudited Financial Statements of the Company.

“Unaudited Financial Statements of the Acquired Business” shall have the meaning specified in Section 9.1(l).

“Unaudited Financial Statements of the Company” shall have the meaning specified in Section 9.1(k).

“Undrawn L/C Obligations” shall mean the portion, if any, of the Payment Obligations constituting the contingent obligation of the Company to reimburse each Issuing Lender in respect of the then undrawn and unexpired portions of the Letters of Credit issued by such Issuing Lender pursuant to Section 5.4.

“Unfunded Pension Amount” shall have the meaning assigned to such term in Section 8.8.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” shall mean any state of the United States of America and the District of Columbia.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or International Standard Practices ISP 98 (1998), International Chamber of Commerce Publication No. 590, as appropriate, in either case, as the same may be amended from time to time.

“Unpledged International Property” shall mean (a) the portion (if any) of the Stock of each first-tier Foreign Subsidiary and Foreign Non-Recourse Subsidiary of the Company or any Subsidiary Guarantor which is not pledged to the Collateral Agent pursuant to the Pledge and Security Agreement and (b) any patents, trademarks and copyrights of the Foreign Subsidiaries of the Company.

“Updated Appraisal” shall mean each appraisal (other than the Initial Appraisals) that is conducted after the Closing Date pursuant to Section 10.15 or 10.17(b) for purpose of determining the Borrowing Base, in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.

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“U.S. Dollar Equivalent” shall mean with respect to any monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or, if such currency is not quoted in The Wall Street Journal on such day, such other source as shall be reasonably selected by the Administrative Agent) on the date two (2) Business Days prior to such determination. Except as described in Section 14.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than Dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” shall have the meaning assigned to such term in Section 10.11(b).

“Wholly Owned Recourse Subsidiary” shall mean a Recourse Subsidiary of the Company, all of the Capital Stock of which (other than (a) directors’ qualifying shares, (b) shares held by nominees to the extent applicable Requirement of Law may require multiple shareholders and (c) minority interests of five percent (5%) or less held by local Persons to the extent applicable Requirement of Law may require (or required at the time such shares were issued) local shareholders) is owned by (i) the Company, (ii) the Company and one or more Wholly Owned Recourse Subsidiaries or (iii) one or more Wholly Owned Recourse Subsidiaries.

“Working Capital” shall mean, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

“Working Day” shall mean any Business Day other than a Business Day on which commercial banks in London, England are authorized or required by law to close; provided, however, that when such term is used for the purpose of determining the date on which the Eurocurrency Base Rate is determined for any loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any such Interest Period, references to Working Days shall be deemed to be references to Target Operating Days.

Section 1.2           Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes, the Security Documents, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)          As used herein, in the Notes, in the Security Documents, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings assigned to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein shall control.

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(c)          If any change in the accounting principles used in the preparation of the financial statements referred to in Section 10.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company with the agreement of the Company’s accountants and results in a change in any of the calculations required by Article XI (including Section 11.1 and the calculation of the Consolidated Fixed Charge Coverage Ratio, the First Lien Secured Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio) or the application of any other provision hereunder that would not have resulted had such accounting change not occurred, the Company or the Administrative Agent may request that such provisions be amended, whereupon the Company and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions, subject to Section 14.1, so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants or other provisions by the Company shall be substantially the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article XI (including with Section 11.1 and the calculation of the Consolidated Fixed Charge Coverage Ratio, the First Lien Secured Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio) or other provision hereunder shall be given effect until such provisions are amended to reflect such changes in GAAP.

(d)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement, the Notes, any Security Documents or any other Loan Document shall refer to this Agreement, such Note, such Security Document or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement, such Note, such Security Document or such other Loan Document, as the case may be; and Article, Section, Schedule and Exhibit references contained in this Agreement are references to Articles, Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified. The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

ARTICLE II

[RESERVED]

ARTICLE III

AMOUNT AND TERMS OF REVOLVING CREDIT FACILITY

Section 3.1           Revolving Credit Commitments. (a) Subject to the terms and conditions of this Agreement, each Multi-Currency Lender severally agrees to make loans in Dollars to the Company (individually, a “Revolving Credit Loan”; collectively, the “Revolving Credit Loans”) under the Aggregate Commitment from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Multi-Currency Lender’s Commitment Percentage of the Aggregate Commitment; provided, however, that at no time (after giving effect to the making of such Revolving Credit Loans and the use of the proceeds thereof) may the Aggregate Outstanding Multi-Currency Extensions of Credit exceed the Maximum Availability. During the Commitment Period, the Company may use the Aggregate Commitment by borrowing Revolving Credit Loans, repaying the Revolving Credit Loans in whole or in part and reborrowing, all in accordance with the terms and conditions hereof. The Company may, upon written notice to the Administrative Agent, irrevocably terminate all Commitments hereunder.

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(b)          The Company shall have the right to send to the Administrative Agent from time to time after the Closing Date, one or more Facility Increase Notices to request an increase (each a “Facility Increase”) in the Aggregate Commitment in a principal amount not to exceed $100,000,000 in the aggregate for all such Facility Increases; provided, however, that (A) no Facility Increase shall be requested later than one year prior to the Stated Multi-Currency Termination Date, and (B) no Facility Increase shall become effective earlier than ten (10) days after the delivery of the Facility Increase Notice to the Administrative Agent in respect of such Facility Increase. Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Multi-Currency Commitments, and any such increase may be subject to changes in any term herein. The Administrative Agent shall promptly notify each Lender of the proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Company and the Administrative Agent. Each such Lender (and each of their affiliates and Related Funds) may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment to the Administrative Agent therefor in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, affiliate or Related Funds, the Multi-Currency Commitments to be made as part of the Facility Increase to the Lenders from which it has received such written commitments. If the Administrative Agent does not receive enough commitments from existing Lenders or their affiliates or Related Funds, it may, after consultation with the Company, allocate to Eligible Assignees any excess of the proposed amount of such Facility Increase agreed with the Company over the aggregate amounts of the commitments received from existing Lenders. Each Facility Increase shall become effective on a date proposed by the Company in accordance with Section 3.1(c) (each a “Facility Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 9.3. The Administrative Agent shall record in the Register all applicable additional information in respect of the Facility Increase promptly upon its effectiveness and shall notify the Lenders and the Company, on or before 1:00 P.M. (New York City time) on the day following the Facility Increase Date of the effectiveness of the Facility Increase on the Facility Increase Date. On the Facility Increase Date for any Facility Increase, each Lender or Eligible Assignee participating in such Facility Increase shall purchase and assume from each existing Multi-Currency Lender having Revolving Credit Loans and participations in Letters of Credit outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage of the new Multi-Currency Commitments (after giving effect to such Facility Increase), in the aggregate outstanding Revolving Credit Loans and participations in Letters of Credit, so as to ensure that, on the Facility Increase Date after giving effect to such Facility Increase, each Multi-Currency Lender is owed only its Commitment Percentage of the Revolving Credit Loans and participations in Letters of Credit outstanding on such Facility Increase Date.

(c)          In connection with any Facility Increase, the Company shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case, acting reasonably, to accomplish the purposes of this Section 3.1.

Section 3.2           Obligations of the Company. (a) The Company hereby agrees that each Revolving Credit Loan made by each Multi-Currency Lender to the Company pursuant hereto shall constitute the promise and obligation of the Company to pay to such Multi-Currency Lender, at the office of the Administrative Agent listed in Section 14.2, in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Multi-Currency Lender pursuant to Section 3.1, which amounts shall be due and payable (whether at maturity or by acceleration) as set forth in this Agreement and, in any event, on the Multi-Currency Termination Date.

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(b)          The Company hereby agrees that each Multi-Currency Lender is authorized to record (i) the date and amount of each Revolving Credit Loan made by such Multi-Currency Lender pursuant to Section 3.1, (ii) the date of each interest rate conversion pursuant to Section 7.7 which is applicable to such Revolving Credit Loan and the principal amount subject thereto, (iii) the date and amount of each payment or prepayment of principal of and interest with respect to each Revolving Credit Loan made by the Company to such Multi-Currency Lender and (iv) in the case of each Revolving Credit Loan which bears interest at a rate based upon the Eurodollar Rate, the interest rate and Interest Period, in the books and records of such Multi-Currency Lender and in such manner as is reasonable and customary for it and a certificate of an officer of such Multi-Currency Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error; provided, however, that the failure to make any such recording or any error in such recording shall not in any way affect the Payment Obligations of the Company hereunder.

(c)          The Company agrees that, upon the request to the Administrative Agent by any Multi-Currency Lender at any time, the Revolving Credit Loans of such Multi-Currency Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B with appropriate insertions as to date and principal amount (a “Note”), payable to the order of such Multi-Currency Lender and representing the obligation of the Company to pay a principal amount equal to the amount of the Multi-Currency Commitment of such Multi-Currency Lender or, if less, the aggregate unpaid principal amounts of the Revolving Credit Loans made by such Multi-Currency Lender, with interest on the unpaid principal amount thereof from time to time outstanding under such Note as prescribed in Section 7.5.

Section 3.3           Procedure for Borrowing Revolving Credit Loans. (a) The Company may request a borrowing of Revolving Credit Loans during the Commitment Period on any Working Day, if the Revolving Credit Loans to be borrowed are Eurodollar Loans, or on any Business Day, if the Revolving Credit Loans to be borrowed are Alternate Base Rate Loans, by submitting an irrevocable (other than in the case of the notices given in respect of the Closing Date which may be conditioned upon the consummation of the Colomer Acquisition) notice to the Administrative Agent at least one (1) Business Day prior thereto, which notice shall be in substantially the form of Exhibit H ( a “Notice of Borrowing”) and specify (i) the aggregate principal amount to be borrowed (and whether such amount is the Acquisition Borrowing), (ii) the requested borrowing date (which in the case of the Acquisition Borrowing shall be the Closing Date), (iii) the Excess Availability (after giving effect to the proposed borrowing), other than in the case of the Acquisition Borrowing, (iv) whether the Revolving Credit Loans to be borrowed are to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof and, if a combination, the respective aggregate amount of each type of borrowing and (v) if the Revolving Credit Loans to be borrowed are Eurodollar Loans, the length of the Interest Period or Interest Periods applicable thereto. Any such notice of borrowing must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three (3) Working Days prior to the requested borrowing date, in the case of Eurodollar Loans, and one (1) Business Day prior to the requested borrowing date, in the case of Alternate Base Rate Loans; provided, however, that if the Swing Line Lender has resigned, and not yet been replaced pursuant to Section 13.7, the notices of borrowing with respect to Alternate Base Rate Loans must be received by the Administrative Agent prior to 11:00 A.M., New York City time on the requested borrowing date. Each borrowing of Revolving Credit Loans shall, subject to Section 7.7(g), be in an aggregate principal amount equal to (x) $5,000,000 or a whole multiple of $1,000,000 in excess thereof (in the case of Eurodollar Loans) or (y) $2,500,000 (or, if less, the maximum amount which is then available to the Company pursuant to Section 3.1) or a whole multiple of $500,000 in excess thereof (in the case of Alternate Base Rate Loans). Upon receipt of any such notice, the Administrative Agent will promptly notify each Multi-Currency Lender thereof. Each Multi-Currency Lender will make available to the Administrative Agent in immediately available funds at the office of the Administrative Agent specified in Section 14.2 (or at such other location as the Administrative Agent may direct), by 1:00 P.M., New York City time, on the requested borrowing date, an amount equal to the Commitment Percentage of such Multi-Currency Lender multiplied by the aggregate principal amount of the Revolving Credit Loans requested to be borrowed in Dollars, in funds immediately available to the Administrative Agent. The proceeds of such Revolving Credit Loans received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company designated to the Administrative Agent with the aggregate amount actually received by the Administrative Agent from the Multi-Currency Lenders and in like funds as received by the Administrative Agent.

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(b)          The occurrence of any Multi-Currency Lender becoming a Defaulting Lender shall not relieve any other Multi-Currency Lender of its obligation hereunder to make its Revolving Credit Loan on such borrowing date, but no Multi-Currency Lender shall be responsible for the failure of any Defaulting Lender to make the Revolving Credit Loan or payment required under this Agreement.

Section 3.4           Use of Proceeds of Revolving Credit Loans. Up to $75 million of the proceeds of loans under the Revolving Facility will be available to the Borrowers on a “certain funds” basis (in accordance with Section 9.4) (the “Acquisition Borrowing”) to refinance the Existing Revolving Credit Facility, to finance the Colomer Acquisition and to pay any fees and expenses relating thereto and this Agreement and the transactions contemplated hereby (including any original issue discount) and any amendments to the Existing Credit Facilities in connection therewith (or provide for a reasonable estimate of such fees and expenses with any balance being available for general corporate purposes) on the Closing Date. Loans under the Revolving Facility will also be available on and after the Closing Date and at any time before the final maturity of the Revolving Credit Facility for general corporate purposes.

ARTICLE IV

AMOUNT AND TERMS OF SWING LINE SUB-FACILITY

Section 4.1           Swing Line Commitments. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Company in Dollars under the Aggregate Commitment from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $30,000,000; provided, however, that at no time (after giving effect to the making of such Swing Line Loan and the use of the proceeds thereof) may the Aggregate Outstanding Multi-Currency Extensions of Credit exceed the Maximum Availability. Amounts borrowed by the Company under this Section 4.1 may be repaid and, up to but excluding the last day of the Commitment Period, reborrowed. All Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The Company shall give the Swing Line Lender irrevocable notice, which notice shall be in substantially the form of Exhibit H-3 (a “Swing Line Loan Request”), and which notice must be received by the Swing Line Lender prior to 1:00 P.M., New York City time, on the requested borrowing date, specifying the amount of each requested Swing Line Loan. The Swing Line Lender shall not make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Multi-Currency Lender that one or more of the conditions precedent contained in Section 9.2 shall not on such date be satisfied and ending when such conditions are satisfied. The Swing Line Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 9.2 have been satisfied in connection with the making of any Swing Line Loan. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Company by crediting the account of the Company designated to the Swing Line Lender with such proceeds.

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(b)          The Company hereby agrees that each Swing Line Loan made by the Swing Line Lender to the Company pursuant to this Section 4.1 shall constitute the promise and obligation of the Company to pay to such Swing Line Lender, at the office of the Swing Line Lender listed in Section 14.2, in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Swing Line Loans made by such Swing Line Lender pursuant to Section 4.1(a), which amounts shall be due and payable (whether at maturity or by acceleration) as set forth in this Agreement and, in any event, on the Multi-Currency Termination Date. The Company hereby agrees that the Swing Line Lender is authorized to record (i) the date and amount of each Swing Line Loan made by such Swing Line Lender pursuant to Section 4.1(a) and (ii) the date and amount of each payment or prepayment of principal of and interest with respect to each Swing Line Loan made by the Company to such Swing Line Lender, in the books and records of such Swing Line Lender and in such manner as is reasonable and customary for it and a certificate of an officer of such Swing Line Lender, setting forth in reasonable detail the information so recorded, shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recording or any error in such recording shall not in any way affect the Payment Obligations of the Company hereunder.

(c)          The Swing Line Lender, at any time in its sole and absolute discretion, may, and (i) at any time as there shall be $25,000,000 in aggregate principal amount of Swing Line Loans outstanding or (ii) on the last Business Day of any calendar week shall, on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Multi-Currency Lender to make a Revolving Credit Loan (as an Alternate Base Rate Loan) in an amount equal to such Multi-Currency Lender’s Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (j) of Section 12.1 shall have occurred (in which event the procedures of paragraph (d) of this Section 4.1 shall apply) each Multi-Currency Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for its own account at the office specified for the Swing Line Lender in Section 14.2 prior to 1:00 P.M. (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. To the extent that any Multi-Currency Lender fails to make such payment to the Swing Line Lender, on demand, the Company shall substantially concurrently repay such Multi-Currency Lender’s ratable share of such Refunded Swing Line Loan.

(d)          If, prior to the making of a Revolving Credit Loan pursuant to paragraph (c) of Section 4.1, one of the events described in paragraph (j) of Section 12.1 shall have occurred, each Multi-Currency Lender will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Commitment Percentage of such Refunded Swing Line Loan. Each Multi-Currency Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.

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(e)          Whenever, at any time after the Swing Line Lender has received from any Multi-Currency Lender such Multi-Currency Lender’s participating interest in a Refunded Swing Line Loan pursuant to clause (d) above, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Multi-Currency Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Multi-Currency Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Multi-Currency Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

Section 4.2           Participations. Each Multi-Currency Lender’s obligation to purchase participating interests pursuant to paragraph (d) of Section 4.1 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Multi-Currency Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (d) any breach of this Agreement by the Company or any other Multi-Currency Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 4.3           Use of Proceeds of Swing Line Loans. The proceeds of the Swing Line Loans hereunder shall be used by the Company for any purpose for which the proceeds of Revolving Credit Loans may be used.

ARTICLE V

AMOUNT AND TERMS OF LETTER OF CREDIT SUB-FACILITY

Section 5.1           Letters of Credit Facility. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance upon the representations and warranties contained herein and in the other Loan Documents and upon the agreements of the other Multi-Currency Lenders set forth in Section 5.3(a) and (b), agrees to issue under the Aggregate Commitment any letter of credit (each, a “Letter of Credit”) requested to be issued by it and so issued by it for the account of the Company or for the co-account of any Subsidiary on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, however, that such Issuing Lender shall have no obligation to issue such Letter of Credit if, after giving effect to such issuance, (i) the Equivalent in Dollars of the L/C Obligations would exceed $60,000,000 and (ii) the sum of the Aggregate Outstanding Multi-Currency Extensions of Credit would exceed the Maximum Availability. Each Letter of Credit shall (i) be denominated in Dollars or such Denomination Currency acceptable to the Issuing Lender in its sole discretion, (ii) be either (x) a standby letter of credit issued to support obligations of the Company or any of its Subsidiaries, contingent or otherwise, which are of a type for which Revolving Credit Loans (if the obligations were then due and payable) would be available (a “Standby Letter of Credit”), or (y) a documentary letter of credit in respect of the purchase of goods or services by the Company or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”) and (iii) expire no later than one (1) year from the date of issue, in the case of Commercial Letters of Credit, and five (5) years from the date of issue, in the case of Standby Letters of Credit; provided, further, that no Letter of Credit shall have an expiration date that is later than the Stated Multi-Currency Termination Date; provided, further, that the Undrawn L/C Obligations in respect of each outstanding Letter of Credit which expires after the last day of the Commitment Period shall be Fully Secured from and after such day.

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(b)          Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)          No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder to the extent that such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(d)          No Issuing Lender shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Multi-Currency Lender that one or more of the conditions precedent contained in Section 9.2 or the first proviso in Section 5.1(a) above are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuing Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 9.2 have been satisfied in connection with the issuance of any Letter of Credit.

Section 5.2           Procedure for Issuance of Letters of Credit. The Company shall request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein (with a copy to the Multi-Currency Administration Agent) an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender reasonably may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Company. Such Issuing Lender shall (i) in the case of each Standby Letter of Credit, notify each L/C Participant and the Administrative Agent promptly following the request for and following the issuance of the Standby Letter of Credit and furnish a copy of such Standby Letter of Credit to the Company and to the Administrative Agent promptly following the issuance thereof and (ii) in the case of Commercial Letters of Credit, provide to each L/C Participant and the Administrative Agent, promptly following the end of each calendar month during which it has issued Commercial Letters of Credit, a monthly activity report of the Commercial Letters of Credit issued by it during such month.

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Section 5.3           L/C Participations. (a) The Issuing Lender with respect to each Letter of Credit irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase, and hereby accepts and purchases, from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the Equivalent in Dollars of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)          If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 5.3(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, multiplied by the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 5.3(a) is not in fact made available to such Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Loans that are Alternate Base Rate Loans hereunder. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 5.3(b) shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its pro rata share of such payment in accordance with Section 5.3(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender promptly will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)          Notwithstanding anything to the contrary contained in this Section 5.3, the failure of any L/C Participant to make any payment due by it under this Section 5.3 in a timely manner shall not relieve any other L/C Participant of its obligation hereunder to make its own payment in a timely manner, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make any payment pursuant to this Section 5.3 owing by such other L/C Participant on any date.

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Section 5.4           L/C Reimbursement Obligation of the Company. The Company agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Company of the date and amount of a draft presented under any Letter of Credit issued and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the relevant Issuing Lender at its address for notices specified herein (or, if such Issuing Lender has notified the Company that such Letter of Credit was issued from a different lending office of such Issuing Lender at the request of the Company, the lending office from which such Letter of Credit was issued) in lawful money of the United States or the applicable Denomination Currency, as the case may be, and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Company under this Section 5.4 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Credit Loans that are Alternate Base Rate Loans which were then overdue.

Section 5.5           Obligations Absolute. The Company’s obligations under this Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the relevant Issuing Lender, any beneficiary of Letter of Credit, any Lender or any other Person. The Company also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Company’s L/C Reimbursement Obligations under Section 5.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct. The Company agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Company and shall not result in any liability of such Issuing Lender to the Company.

Section 5.6           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender in respect of such Letter of Credit shall promptly notify the Company of the date and amount thereof. The responsibility of such Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

Section 5.7           Application. To the extent that any provision of any Application or other agreement required by the Issuing Lender related to any Letter of Credit is inconsistent with the provisions of the other Loan Documents, the provisions of the other Loan Documents shall apply.

Section 5.8           Cash Collateral for Letters of Credit. (a) If the Administrative Agent or the Required Lenders shall so request when an Event of Default has occurred and is continuing, the Company shall promptly deposit in a Cash Collateral Account under the direction of the Administrative Agent the amount equal to 102% of Equivalent in Dollars of the sum of the aggregate amount of all Undrawn L/C Obligations (the “Deposit Requirement”). The Company further agrees that, from and after any such request for cash collateralization, so long as such Event of Default is continuing, the Company will deposit from time to time into such Cash Collateral Account any such additional amounts as shall be necessary to cause the amount on deposit therein to be not less than the amount of the Deposit Requirement then in effect.

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(b)          Following the occurrence and during the continuance of any Event of Default, the Administrative Agent may direct the Collateral Agent to apply amounts held in the Cash Collateral Account maintained pursuant to paragraph (a) above to the payment of the Payment Obligations on account of the Letters of Credit in such order as the Administrative Agent shall elect, with any amounts remaining on deposit therein after giving effect to such application on account of the Letters of Credit to be applied pursuant to the Intercreditor Agreement.

Section 5.9           Existing Letters of Credit. Schedule 5.9 (Existing Letters of Credit) (as attached to this Agreement on the Closing Date) contains a schedule of certain letters of credit issued prior to the Closing Date by Citibank for the account of any Borrower. On the Closing Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 5.9 for the account of such Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 5.4 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) each of the issuers of such Letters of Credit shall be deemed to be an “Issuing Lender” hereunder solely for the purpose of maintaining such letters of credit, (iii) the Equivalent in Dollars of the face amount of such letters of credit shall be included in the calculation of L/C Obligations and (iv) all liabilities of the Borrowers with respect to such letters of credit shall constitute Payment Obligations. No letter of credit converted in accordance with this Section 5.9 shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

ARTICLE VI

AMOUNT AND TERMS OF LOCAL LOAN SUB-FACILITY

Section 6.1           Local Loan Commitments. Subject to the terms and conditions of this Agreement, upon the satisfaction of the conditions set forth in clause 4 of Schedule 10.16 with respect to the applicable Local Borrower, each Local Fronting Lender severally agrees to make loans (and, to the extent provided in Section 6.9, to create Acceptances) under the Aggregate Commitment in Dollars and in the Denomination Currency set forth opposite its name on Schedule III (as such Schedule III may be or may be deemed to be, amended, supplemented or otherwise modified from time to time) to the Company and to the Local Borrowing Subsidiary for such Denomination Currency from time to time during the Commitment Period (individually, a “Local Loan”; collectively, the “Local Loans”); provided, however, that, after giving effect to the making and the use of proceeds thereof, (i) the aggregate amount of the Local Outstandings of such Local Fronting Lender shall not exceed the amount equal to its Currency Sublimit then in effect and (ii) the sum of the Aggregate Outstanding Multi-Currency Extensions of Credit shall not exceed the Maximum Availability. The Local Loans made by each Local Fronting Lender generally shall be made by such Local Fronting Lender from a lending office which is located within the jurisdiction of its respective Denomination Currency; provided, however, that, in the event that the Company or the relevant Local Borrowing Subsidiary so requests and the relevant Local Fronting Lender (in its sole discretion) so agrees, any Local Loans to be made by such Local Fronting Lender may be made from a lending office of such Local Fronting Lender which is not located in the jurisdiction of its Denomination Currency. During the Commitment Period, the Local Borrowers may use the Aggregate Commitment by borrowing Local Loans and Acceptances, repaying the Local Loans and Acceptances in whole or in part and reborrowing, all in accordance with the terms and conditions hereof.

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Section 6.2           Obligations of Local Borrowers. (a) Each Local Borrower hereby agrees that each Local Loan made by each Local Fronting Lender to such Local Borrower pursuant hereto shall constitute the promise and obligation of such Local Borrower to pay to such Local Fronting Lender, at the office of such Local Fronting Lender listed on Schedule III (as such Schedule III may be or may be deemed to be, amended, supplemented or otherwise modified from time to time) (or, if such Local Fronting Lender has notified such Local Borrower that a Local Loan was funded by a different lending office of such Local Fronting Lender pursuant to Section 6.1, the lending office from which such Local Loan was funded), in lawful money of the Denomination Currency (or, with respect to Local Loans which are Dollar Loans, in Dollars) and in immediately available funds the aggregate unpaid principal amount of all Local Loans made by such Local Fronting Lender pursuant to Section 6.1, which amounts shall be due and payable (whether at maturity or by acceleration) as set forth in this Agreement and, in any event, on the Multi-Currency Termination Date. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) no Local Borrowing Subsidiary organized under the laws of any jurisdiction outside the United States shall pay or be obligated under any Loan Document to pay any amounts, including any amounts owing by or on account of any other Loan Party pursuant to this Agreement or any other Loan Document or in respect of any other Secured Obligations, other than the Payment Obligations arising from the Local Loans of such Local Borrowing Subsidiary and (ii) no assets of any Local Borrowing Subsidiary organized outside of the United States shall be used to pay or secure obligations of the Company, any other Loan Party or any other Local Borrowing Subsidiary under any Loan Document or in respect of any other Secured Obligations.

(b)          Each Local Borrower hereby agrees that each Local Fronting Lender is authorized to record (i) the date, amount and currency of each Local Loan made by such Local Fronting Lender to such Local Borrower pursuant to Section 6.1, (ii) the date of each interest rate conversion pursuant to Section 7.7 which is applicable to such Local Loan and the principal amount subject thereto, (iii) the date and amount of each payment or prepayment of principal of and interest with respect to each Local Loan made by such Local Borrower to such Local Fronting Lender and (iv) in the case of each Local Loan which bears interest at a rate based upon the relevant Eurocurrency Rate or Eurodollar Rate or (if it is customary in the relevant jurisdiction for Local Rate Loans to be subject to Interest Periods) Local Rate, the interest rate and Interest Period, in the books and records of such Local Fronting Lender and in such manner as is reasonable and customary for it and a certificate of an officer of such Local Fronting Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error; provided, however, that the failure to make any such recording or any error in such recording shall not in any way affect the Payment Obligations of the relevant Local Borrower hereunder.

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Section 6.3           Procedure for Borrowing Local Loans. Each Local Borrower may request a borrowing of Local Loans under the Aggregate Commitment in Dollars or in the relevant Denomination Currency from the applicable Local Fronting Lender during the Commitment Period on any Working Day, if the Local Loans to be borrowed are Eurodollar Loans or Eurocurrency Loans, or on any Business Day, if the Local Loans to be borrowed are Alternate Base Rate Loans or Local Rate Loans, by submitting an irrevocable Notice of Borrowing to the relevant Local Fronting Lender (with a copy to the Administrative Agent), specifying (i) the aggregate principal amount of the relevant currency to be borrowed, (ii) the requested borrowing date, (iii) whether the Local Loans to be borrowed are to be Eurodollar Loans or Alternate Base Rate Loans (in the case of Dollar Loans) or Eurocurrency Loans or Local Rate Loans (in the case of other Local Loans) or (in either case) a combination thereof and, if a combination, the respective aggregate amount of each type of borrowing and (iv) if the Local Loans to be borrowed are Eurodollar Loans or Eurocurrency Loans or (if it is customary in the relevant jurisdiction for Local Rate Loans to be subject to Interest Periods) Local Rate Loans, the length of the Interest Period or Interest Periods applicable thereto. Any such notice of borrowing must be received by the relevant Local Fronting Lender prior to 11:00 A.M., local time, three (3) Working Days prior to the requested borrowing date (or such shorter period prior thereto as such Local Fronting Lender may agree) in the case of Eurodollar Loans or Eurocurrency Loans, and on the requested borrowing date, in the case of Alternate Base Rate or Local Rate Loans (with the presentation by any third party of any check or draft drawn on the account of the relevant Local Borrower or any other borrowing by way of overdraft being deemed to constitute a notice of borrowing of Local Rate Loans in the amount of such check, draft or other borrowing, to the extent that insufficient funds are then available for the payment thereof in the account of such Local Borrower with the relevant Local Fronting Lender); provided, further, that the Administrative Agent may, at any time and from time to time in its sole discretion, suspend the right of the Local Borrowers with respect to any one or more Denomination Currencies to borrow Alternate Base Rate Loans or Local Rate Loans on the basis of same-day notice by providing written notice of such suspension to the Company and the affected Local Borrowing Subsidiaries (with a copy to the relevant Local Fronting Lender) not less than two (2) Business Days prior to the effectiveness thereof (or, during such time as any Default or Event of Default has occurred and is continuing, on the date of such effectiveness), in which event any such notice of borrowing (other than any notice of borrowing deemed to be made on account of a check, draft or other customary means of borrowing by way of overdraft drawn by such Local Borrower prior to the date of such notice of suspension) of Alternate Base Rate Loans or Local Rate Loans must (until such notice of suspension has been revoked by the Administrative Agent) be received by the Local Fronting Lender prior to 11:00 A.M., local time, one (1) Business Day prior to the requested borrowing date. In the event that the relevant Local Fronting Lender determines on the requested borrowing date that the making of such requested Local Loan will not cause the Local Outstandings of such Local Fronting Lender to exceed the amount equal to its Currency Sublimit then in effect (in each case, as has been notified to such Local Fronting Lender by the Administrative Agent pursuant to Section 6.8(b)), such Local Fronting Lender will make the requested Local Loan available to the relevant Local Borrower, at the principal lending office of such Local Fronting Lender in the relevant jurisdiction, by 1:00 P.M., local time, on the requested borrowing date, in funds immediately available to such Local Borrower. Promptly following the making of each such Local Loan, such Local Fronting Lender shall provide notice to the Administrative Agent of the amount thereof. The minimum amount of each borrowing of Local Loans shall, subject to Section 7.7(g), be in an aggregate principal amount (not to exceed the relevant Currency Sublimit) to be mutually agreed upon by the relevant Local Fronting Lender and the relevant Local Borrower. Notwithstanding anything to the contrary contained in this Section 6.3, no Local Fronting Lender shall be obligated hereunder to advance any Local Loan by way of an overdraft, but rather shall provide overdrafts only if it elects (in its sole discretion) to do so.

Section 6.4           Currency Conversion and Contingent Funding Agreement. (a) Each Multi-Currency Lender hereby unconditionally and irrevocably agrees to purchase (in Dollars) an undivided participating interest in its ratable share of such Local Loans and Acceptances made by such Local Fronting Lenders as the Administrative Agent may at any time request; provided, however, that:

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(i)          the Administrative Agent hereby agrees that, it will not request any such purchase of participating interests unless a Liquidity Event Period has commenced and is continuing or a Default or an Event of Default has occurred and is continuing;

(ii)         the Administrative Agent hereby agrees that it promptly will request that the Multi-Currency Lenders purchase such participating interest in all Local Loans and Acceptances made by any Local Fronting Lender which provides to the Administrative Agent a written certification that an Event of Default described in Section 12.1(a) is continuing with respect to the Local Loans or Acceptances made by such Local Fronting Lender and requesting that such request be made by the Administrative Agent; and

(iii)        in the event that any of the events specified in clauses (i), (ii) or (iii) of Section 12.1(j) shall have occurred with respect to any Local Borrower, each Multi-Currency Lender shall be deemed to have purchased, automatically and without request, such participating interest in the Local Loans and Acceptances made to such Local Borrower.

Any such request by the Administrative Agent shall be made in writing to each Multi-Currency Lender and shall specify the amount of Dollars (based upon the actual exchange rate at which the Administrative Agent anticipates being able to obtain the relevant Denomination Currency, with any excess payment being refunded to the Multi-Currency Lenders and any deficiency remaining payable by the Multi-Currency Lenders) required from such Multi-Currency Lender in order to effect the purchase by such Multi-Currency Lender of a participating interest in the amount equal to its Commitment Percentage multiplied by the aggregate then outstanding principal amount (in the Denomination Currency) of the relevant Local Loans and Acceptances (together with accrued interest thereon and other amounts owing in connection therewith) in such Denomination Currency. Promptly upon receipt of such request, each Multi-Currency Lender shall deliver to the Administrative Agent (in immediately available funds) the amount so specified by the Administrative Agent. The Administrative Agent shall convert such amounts into the relevant Denomination Currency and shall promptly deliver the proceeds of such conversion to the relevant Local Fronting Lender in immediately available funds. From and after such purchase, (i) the outstanding Local Loans and Acceptances in which the Multi-Currency Lenders have purchased such participations shall be deemed to have been converted into Revolving Credit Loans that are Alternate Base Rate Loans denominated in Dollars (with such conversion constituting, for purposes of Section 7.11, a prepayment of such Local Loans and Acceptances before the last day of the Interest Period with respect thereto), (ii) any further Local Loans to be made to such Borrower shall be made in Dollars, with each Multi-Currency Lender purchasing a participating interest therein in the manner described in the foregoing provisions of this Section 6.4(a) immediately upon the making thereof in the amount equal to such Multi-Currency Lender’s Commitment Percentage thereof (with the Administrative Agent hereby agreeing to provide prompt notice to each such Multi-Currency Lender of its receipt from the relevant Local Fronting Lender of a notice of borrowing and of making the relevant Local Loan), (iii) no further Acceptances shall be created for the account of such Borrower, (iv) all amounts from time to time accruing, and all amounts from time to time payable, on account of such Local Loans and Acceptances (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Local Loan or Acceptance, as the case may be, had originally been made in Dollars and shall (other than with respect to the portion of the Applicable Margin which, pursuant to Section 7.5, is expressly stated to be paid for the account of the Local Fronting Lender) be distributed by the relevant Local Fronting Lender to the Administrative Agent, for the accounts of the Multi-Currency Lenders, on account of such participating interests. Notwithstanding anything to the contrary contained in this Section 6.4, the failure of any Multi-Currency Lender to purchase its participating interest in any Local Loan or Acceptance shall not relieve any other Multi-Currency Lender of its obligation hereunder to purchase its participating interest in a timely manner, but no Multi-Currency Lender shall be responsible for the failure of any other Multi-Currency Lender to purchase the participating interest to be purchased by such other Multi-Currency Lender on any date.

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(b)          If any amount required to be paid by any Multi-Currency Lender pursuant to Section 6.4(a) is paid to the Administrative Agent within three (3) Business Days following the date upon which such Multi-Currency Lender receives notice from the Administrative Agent that the Local Loan or Acceptance in which such Multi-Currency Lender has purchased a participating interest has been made or created (as the case may be), such Multi-Currency Lender shall pay to the Administrative Agent on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate, as quoted by the Administrative Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Multi-Currency Lender pursuant to Section 6.4(a) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Multi-Currency Lender receives notice from the Administrative Agent that the Local Loan or Acceptance in which such Multi-Currency Lender has purchased a participating interest has been made or created (as the case may be), the Administrative Agent shall be entitled to recover from such Multi-Currency Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Loans that are Alternate Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Multi-Currency Lender with respect to any amounts owing under this Section 6.4(b) shall be conclusive in the absence of manifest error. Amounts payable by any Multi-Currency Lender pursuant to this Section 6.4(b) shall be paid to the Administrative Agent, for the account of the relevant Local Fronting Lender; provided, however, that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Multi-Currency Lender the amounts owing to such Local Fronting Lender, then the amounts shall be paid to the Administrative Agent, for its own account.

(c)          Whenever, at any time after the relevant Local Fronting Lender has received from any Multi-Currency Lender such Multi-Currency Lender’s participating interest in a Local Loan or Acceptance pursuant to clause(a), the Local Fronting Lender receives any payment on account thereof, such Local Fronting Lender will distribute to the Administrative Agent, for the account of such Multi-Currency Lender, such Multi-Currency Lender’s participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Multi-Currency Lender’s participating interest was outstanding) in like funds as received; provided, however, that in the event that such payment received by such Local Fronting Lender is required to be returned, such Multi-Currency Lender will return to such Local Fronting Lender any portion thereof previously distributed by such Local Fronting Lender to such Multi-Currency Lender in like funds as such payment is required to be returned by such Local Fronting Lender.

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(d)          Each Multi-Currency Lender’s obligation to purchase participating interests pursuant to clause (a) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Multi-Currency Lender may have against the relevant Local Fronting Lender, the relevant Local Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the relevant Local Borrower or any other Person; (d) any breach of this Agreement by the relevant Local Borrower, any other Local Borrower or any other Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that no Multi-Currency Lender shall be obligated to purchase participating interests in any Local Loans made by a Local Fronting Lender to the extent that such Local Loans (at the time when made) caused the amount of Local Loans outstanding from such Local Fronting Lender to be in excess of the Currency Sublimit then in effect with respect to such Local Fronting Lender.

Section 6.5           Designation of Additional Denomination Currencies. (a) The Company may from time to time request that any one or more additional freely available currencies which are freely transferable and freely convertible into Dollars be designated as “Denomination Currencies” hereunder by providing written notice to the Administrative Agent specifying (i) the relevant Local Borrowing Subsidiary for such currency (which need not be an existing Local Borrowing Subsidiary), (ii) the requested amount of the Currency Sublimit for such Denomination Currency and (iii) specifying the Local Fronting Lender with respect thereto and the Maximum Sublimit to be inserted in Schedule III for such Local Fronting Lender; provided, however, that in no event shall the sum of all Currency Sublimits (after giving effect to the requested designation of an additional Denomination Currency and any concurrent re-allocation of the Currency Sublimits pursuant to Section 6.6) exceed the Aggregate Currency Sublimit then in effect. The Administrative Agent shall promptly forward to each Multi-Currency Lender a copy of any such notice. Within ten (10) Business Days following the receipt of such notice, each Multi-Currency Lender shall notify the Administrative Agent in writing whether such designation is acceptable to such Multi-Currency Lender (in its sole discretion) and the Administrative Agent promptly shall notify the Company thereof.

(b)          In the event that such designation is acceptable to the Required Lenders, the Company shall cause the requested Local Borrowing Subsidiary to deliver to the Administrative Agent (i) a Local Borrowing Subsidiary Joinder Agreement, (ii) such other documents, instruments, agreements and legal opinions as the Administrative Agent reasonably may request (including, in any event, an opinion of local counsel in the relevant jurisdiction to the effect that no Multi-Currency Lender, other than the relevant Local Fronting Lender, shall be deemed to be doing business in the relevant jurisdiction, or otherwise shall be subject to regulation or taxation therein, solely as a result of the agreements set forth herein; with such legal opinions to be in form and substance reasonably acceptable to the Required Lenders) and (iii) a Local Fronting Lender Joinder Agreement from the Local Fronting Lender for such Denomination Currency.

(c)          From and after the date upon which the Administrative Agent has received the documents (all of which shall be in form and substance reasonably satisfactory to the Administrative Agent) described in Section 6.5(b), Schedule III hereto shall be deemed to be amended to reflect (i) the designation of such currency as a Denomination Currency, (ii) the aggregate amount of the Currency Sublimit and Maximum Sublimit with respect thereto, (iii) the name and applicable local lending office of the relevant Local Fronting Lender with respect thereto and (iv) the name of the relevant Local Borrowing Subsidiary.

(d)          With respect to any Denomination Currency set forth on Schedule III, the Company may designate an additional or different Local Borrowing Subsidiary with respect thereto with the approval of the Required Lenders and the relevant Local Fronting Lender, which designation shall take effect from and after the date upon which the Administrative Agent has received the documents described in Section 6.5(b)(i) and (ii) with respect to such designated Local Borrowing Subsidiary and from and after such date Schedule III shall be deemed to be amended to reflect the name of the Local Borrowing Subsidiary so designated.

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(e)          The Administrative Agent shall give prompt notice to the Multi-Currency Lenders of the effectiveness of any such designation and shall deliver to each Multi-Currency Lender and the Company a revised version of Schedule III which reflects any such amendment.

Section 6.6           Re-Allocation of Currency Sublimits. (a) The Company (on its own behalf and as agent of the Local Borrowing Subsidiaries) may from time to time (but, unless the Administrative Agent shall otherwise agree, not more frequently than two (2) times per calendar month) request that the amount of any one or more Currency Sublimits be increased and/or the amount of any one or more Currency Sublimits be decreased by delivering a written request for such re-allocation to the Administrative Agent. Each such request shall specify the amount (in Dollars) of the increase or decrease, as the case may be, applicable to each affected Currency Sublimit. The Administrative Agent shall deliver to each affected Local Fronting Lender a copy of such request promptly following receipt thereof.

(b)          Unless the revised Currency Sublimit of any Local Fronting Lender will, after giving effect to the requested re-allocation of Currency Sublimits, be in excess of the Maximum Sublimit then in effect for such Local Fronting Lender, then the Currency Sublimits shall be deemed to be so re-allocated and Schedule III shall be deemed to be amended to reflect such reallocation; provided, however, that (i) no Local Fronting Lender shall be required to lend more than its Currency Sublimit (as in effect prior to the effectiveness of such re-allocation) until such Local Fronting Lender has received notice from the Administrative Agent of the effectiveness of such re-allocation (which notice the Administrative Agent agrees to deliver promptly upon such effectiveness) and (ii) after giving effect to such re-allocation, the Aggregate Outstanding Multi-Currency Extensions of Credit will not exceed the Maximum Availability then in effect. Promptly following the effectiveness of such re-allocation, the Administrative Agent shall deliver to each Multi-Currency Lender and the Company a revised Schedule III which reflects such amendment.

(c)          In the event that the revised Currency Sublimit of any Local Fronting Lender will (after giving effect to the requested re-allocation of Currency Sublimits) be in excess of the Maximum Sublimit specified for such Local Fronting Lender on Schedule III, then such Local Fronting Lender and the Administrative Agent shall have ten (10) Business Days to determine whether (in their sole discretion) to approve such increase. In the event that such Local Fronting Lender and the Administrative Agent approve such increase (which approval shall be delivered in writing to the Company and, in the case of the approval of such Local Fronting Lender, to the Administrative Agent) then the Currency Sublimit and the Maximum Sublimit of such Local Fronting Lender shall be re-allocated to such higher amounts requested for such Local Fronting Lender in the request delivered to the Administrative Agent pursuant to Section 6.6(a). In the event that such Local Fronting Lender and the Administrative Agent do not approve such increase in accordance with the foregoing terms of this Section 6.6(c), then the Currency Sublimit of such Local Fronting Lender shall be increased only to its existing Maximum Sublimit on the date upon which either such Local Fronting Lender or the Administrative Agent notifies the Company that such increase has not been approved (or, if no such notice is given, at the end of such ten (10) day approval period). Promptly following the effectiveness of any such reallocation, the Administrative Agent shall deliver to each Multi-Currency Lender and the Company a revised Schedule III which reflects such amendment. The Company or the relevant Local Borrowing Subsidiary shall pay any stamp, recording or other similar tax payable under the laws of the local jurisdiction which is required as a result of any such increase in the Maximum Sublimit of its relevant Local Fronting Lender.

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(d)          In connection with any re-allocation made in accordance with this Section 6.6, the Company may designate that the Currency Sublimit applicable to any Local Fronting Lender is to be reduced to zero and that the relevant Local Borrowing Subsidiary is to cease to be a “Local Borrowing Subsidiary” hereunder. From and after any such designation and repayment of all relevant Local Loans or Acceptances then outstanding, such Local Borrowing Subsidiary shall cease to be a Borrower hereunder, such Local Fronting Lender shall cease to be the “Local Fronting Lender” for the relevant Denomination Currency and (except to the extent that the provisions of Section 6.5 subsequently are complied with) no further Local Loans or Acceptances shall be made to any Borrower in such Denomination Currency.

(e)          Notwithstanding anything to the contrary contained herein, no such reallocation shall be permitted if, after giving effect thereto, the Aggregate Outstanding Multi-Currency Extensions of Credit will exceed the Maximum Availability then in effect.

Section 6.7           Resignation or Removal of a Local Fronting Lender. (a) In the event that a Local Fronting Lender shall so elect, such Local Fronting Lender shall resign as Local Fronting Lender by giving written notice of its resignation to the Company, the relevant Local Borrowing Subsidiary and the Administrative Agent, with such resignation becoming effective on the date which is the earlier of (i) the date upon which a Local Fronting Lender reasonably acceptable to the Administrative Agent and the Company (on its own behalf and as agent for the relevant Local Borrowing Subsidiary) is designated as a substitute Local Fronting Lender in accordance with the provisions of Section 6.7(c) and (ii) such other date upon which such Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary otherwise agree; provided, however, that such effective date shall in no event be later than the date which is thirty (30) days following the date upon which such written notice is delivered to the Company. Any Local Loans and Acceptances made by such Local Fronting Lender which are outstanding on such termination date shall be due and payable on such termination date.

(b)          The Company (on its own behalf and as agent for the relevant Local Borrowing Subsidiary) at any time may, using its commercially reasonable judgment, request that any Local Fronting Lender cease to be designated as such by giving written notice of such request to the Administrative Agent (which notice the Administrative Agent promptly shall deliver to such Local Fronting Lender and to each Multi-Currency Lender). Immediately upon receipt of such request, such Local Fronting Lender shall cease to make any additional Local Loans and cease to create any additional Acceptances, and all Local Loans and Acceptances then maintained by such Local Fronting Lender shall be due and payable on the date requested by the Company (which date shall be not earlier than (i) the earlier of (A) thirty (30) days following delivery of such notice, in the case of Alternate Base Rate Loans, Local Rate Loans and Acceptances and (B) the last day of the Interest Period then in effect with respect thereto, in the case of Eurocurrency Loans or Eurodollar Loans, as the case may be, and (ii) such other date upon which such Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary otherwise agree). From and after the date upon which all such Local Loans and Acceptances are repaid (together with accrued interest and other amounts owing to such Local Fronting Lender on account thereof), such Local Fronting Lender shall cease to be a “Local Fronting Lender” with respect to such Denomination Currency.

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(c)          In the event that the Local Fronting Lender with respect to any Denomination Currency shall cease to serve as such pursuant to Section 6.7(a) or (b), the Company (on its own behalf and as agent of the relevant Local Borrowing Subsidiary) may designate another Local Fronting Lender reasonably acceptable to the Administrative Agent to serve as “Local Fronting Lender” with respect to such Denomination Currency; provided, however, that no Multi-Currency Lender shall be so designated without its agreement (in its sole discretion) to serve as the “Local Fronting Lender” with respect to such Denomination Currency hereunder. Upon any such designation and the receipt by the Administrative Agent of a Local Fronting Lender Joinder Agreement, duly executed and delivered by such designated Local Fronting Lender, such Multi-Currency Lender shall be deemed to be the “Local Fronting Lender” with respect to such Denomination Currency for all purposes under this Agreement and the other Loan Documents.

(d)          During any period when no substitute Local Fronting Lender has been duly appointed in accordance with the terms of Section 6.7(c), the right of the Borrowers to borrow in such Denomination Currency shall be suspended.

Section 6.8           Reports. (a) Each Local Fronting Lender shall deliver to the Administrative Agent on the first Business Day of each calendar week and on the first Business Day of each calendar month (and at any time and from time to time when the Administrative Agent may so request) a statement, substantially in the form of Exhibit P-1, showing (i) the aggregate principal amount of Local Loans in the relevant Denomination Currency outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (ii) the aggregate principal amount of Local Loans in Dollars outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (iii) the aggregate undiscounted face amount of Acceptances outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof) and (iv) such other matters as are contained therein. The Administrative Agent hereby agrees to deliver a copy of each such statement to the Company promptly following its receipt thereof and of any such statement to any Multi-Currency Lender promptly upon its request therefor.

(b)          Promptly following any change in the Currency Sublimit in effect for any Local Fronting Lender, the Administrative Agent shall deliver to such Local Fronting Lender a statement indicating the new Currency Sublimit in effect for such Local Fronting Lender.

Section 6.9           Bankers’ Acceptances. (a) Notwithstanding anything to the contrary contained herein, any Local Fronting Lender may agree (in its sole discretion from time to time) to create bankers’ acceptances under its Currency Sublimit by way of the acceptance and discount of Drafts (the “Acceptances”) pursuant to this Section 6.9; provided, however, that no Local Fronting Lender shall have any obligation to create and/or discount Acceptances, regardless of any prior practice of doing so for the account of such Local Borrowing Subsidiary. Any Acceptances created pursuant to this Section 6.9 shall be denominated in the Denomination Currency for the relevant Local Fronting Lender (and not in Dollars), and shall be for such tenor and in such amount as may be mutually agreed upon by the relevant Local Fronting Lender and Local Borrowing Subsidiary; provided, however, that in no event shall any Acceptance mature after the date which is thirty (30) days prior to the Multi-Currency Termination Date.

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(b)          Unless the relevant Local Borrowing Subsidiary and Local Fronting Lender otherwise agree, the relevant Local Borrowing Subsidiary shall give to the relevant Local Fronting Lender not less than two (2) Business Days’ prior written notice of its intent to borrow by way of Acceptances from any Local Fronting Lender which has agreed to accept and discount Drafts for the account of such Local Borrowing Subsidiary, which notice shall be accompanied by (i) a Draft which has been completed, executed and delivered by a duly authorized officer of such Local Borrowing Subsidiary and (ii) such other documents, instruments and certificates as such Local Fronting Lender reasonably may request; provided, however, that, after giving effect to the creation of such Acceptance, the Local Outstandings owing to such Local Fronting Lender shall not exceed the amount equal to its Currency Sublimit then in effect. On the requested borrowing date, the relevant Local Fronting Lender will accept such Draft and discount such accepted Draft in accordance with the provisions of Section 6.9(c).

(c)          Any Local Fronting Lender may, in its sole discretion, elect to discount Drafts of the relevant Local Borrowing Subsidiary on the date upon which such Local Fronting Lender accepts such Drafts by discounting such Draft at the rate per annum equal to the Local Rate (which may be a different rate than the Local Rate then payable on account of Local Loans in such Denomination Currency) then in effect plus the Applicable Margin then in effect for Local Rate Loans; provided, however, that, unless the relevant Local Fronting Lender and Local Borrowing Subsidiary otherwise agree, such discount shall be calculated by, first, discounting the aggregate face amount of such Draft at the rate per annum equal to the Local Rate then in effect and, second, discounting the result thereof at the rate per annum equal to the Applicable Margin then in effect for Local Rate Loans. Promptly following such discounting (and, in any event, on the date thereof), such Local Fronting Lender shall make available to such Local Borrowing Subsidiary the amount equal to the discounted face amount of such Draft in the manner in which such Local Fronting Lender makes available Local Loans pursuant to Section 6.3.

(d)          Each Local Borrowing Subsidiary hereby unconditionally agrees to pay to the relevant Local Fronting Lender the aggregate, undiscounted face amount of each Draft accepted by such Local Fronting Lender hereunder on the maturity date thereof (or on such earlier date upon which the obligations of such Local Borrowing Subsidiary under this Agreement shall become or shall have been declared due and payable pursuant to the terms and conditions of this Agreement). Interest shall accrue on any amount owing pursuant to this Section 6.9(d) which is not paid when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) from the date such amount becomes due until paid in full at a fluctuating rate per annum equal to the rate which would then be payable on any overdue Local Rate Loans and shall be payable by such Local Borrowing Subsidiary upon demand by such Local Fronting Lender.

(e)          Each Multi-Currency Lender hereby unconditionally and irrevocably agrees to purchase undivided participating interests in the Acceptances created by each Local Fronting Lender in accordance with the provisions of Section 6.4.

(f)          Notwithstanding anything to the contrary contained herein, the indefeasible prepayment by the relevant Local Borrowing Subsidiary to the relevant Local Fronting Lender of all or a portion of any outstanding Acceptance shall be deemed to constitute a prepayment of such portion of such Acceptance for all purposes hereunder, regardless of whether the relevant Local Fronting Lender has distributed such amount to the holder of the underlying Draft.

Section 6.10         Use of Proceeds of Local Loans and Acceptances. The proceeds of the Local Loans and Acceptances hereunder shall be used by the relevant Borrower for general corporate purposes of such Borrower and its Subsidiaries not prohibited hereunder.

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ARTICLE VII

PROVISIONS RELATING TO CERTAIN EXTENSIONS OF CREDIT; FEES AND PAYMENT

Section 7.1           Voluntary Termination or Reduction of Commitment. (a) The Company (on its own behalf and as agent for the Local Borrowing Subsidiaries) shall have the right at any time, upon not less than five (5) Business Days’ notice to the Administrative Agent, to terminate or, from time to time, permanently reduce the Aggregate Commitment, subject to the provisions of Section 7.7(g) and Section 7.11, with any such voluntary reduction (i) being in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) reducing permanently the amount of the Aggregate Commitment then in effect.

(b)          Notwithstanding anything to the contrary contained in this Section 7.1, the Company may rescind any notice of permanent termination or reduction of the Aggregate Commitment under Section 7.1(a) above in the event (i) such permanent termination or reduction is anticipated to be effected by a refinancing or other transaction resulting in repayment of all or a portion of the Payment Obligations and (ii) the Company provides notice to the Administrative Agent on or before the date of such termination or reduction, in form and substance reasonably satisfactory to the Administrative Agent, detailing such proposed refinancing or transaction and the circumstances causing such refinancing or transaction to be delayed or not to occur.

Section 7.2           Optional Prepayments. (a) The Company may, subject to Section 7.11, at any time and from time to time, prepay any Revolving Credit Loans and, subject to the proviso hereto, Swing Line Loans borrowed by it which are then outstanding, in whole or in part, without premium or penalty, upon at least three (3) Working Days’ irrevocable notice to the Administrative Agent, in the case of Eurodollar Loans or Eurocurrency Loans, one (1) Business Day’s irrevocable notice to the Administrative Agent, in the case of Alternate Base Rate Loans (other than Swing Line Loans) and irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time) on the date of prepayment, in the case of Swing Line Loans, specifying (i) the date and amount of such prepayment, (ii) the principal amount to be prepaid, (iii) whether the prepayment is of Revolving Credit Loans or Swing Line Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each and (iv) whether the prepayment is of Eurodollar Loans, Eurocurrency Loans or Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each (and, with respect to such Eurodollar Loans and Eurocurrency Loans, each Tranche thereof), provided, however, that the Company shall not prepay any Swing Line Loans on any day on which the Company has requested a borrowing thereof. Upon receipt of any such notice, the Administrative Agent will promptly notify each affected Lender thereof. If any such notice is given, the Company will make the prepayment specified therein, and such prepayment shall be due and payable on the date specified therein. Each partial prepayment pursuant to this Section 7.2(a) shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Swing Line Loans, $500,000 or a whole multiple of $100,000 in excess thereof) and shall comply with Section 7.7(g).

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(b)          The Company and each Local Borrowing Subsidiary may, subject to Section 7.11, at any time and from time to time, prepay any Local Loans borrowed by it or Acceptances created for its account which are then outstanding, in whole or in part, without premium or penalty, upon at least three (3) Working Days’ irrevocable notice to the relevant Local Fronting Lender (with a copy to the Administrative Agent), in the case of Eurodollar Loans or Eurocurrency Loans, and two (2) Business Days’ irrevocable notice to such Local Fronting Lender, in the case of Alternate Base Rate Loans, Local Rate Loans or Acceptances, specifying (i) the date and amount of such prepayment, (ii) whether the amounts prepaid are on account of Acceptances or Local Loans (and, if on account of Local Loans, whether such Local Loans to be prepaid are denominated in Dollars or in a Denomination Currency, as the case may be) or a combination thereof, and, if a combination thereof, the amount of prepayment allocable to each and (iii) whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans (in the case of any prepayment of any such Loans denominated in Dollars) or Eurocurrency Loans or Local Rate Loans (otherwise) or (in either case) a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each (and, with respect to such Eurodollar Loans, Eurocurrency Loans or, to the extent applicable, Local Rate Loans, each Tranche thereof); provided, however, that Local Loans borrowed by way of overdrafts may be repaid on same-day notice without regard to any minimum amount of repayment required by this Section 7.2(b), with any deposit of funds (whether by clearance of a check, receipt of a wire transfer or otherwise) in the account of the relevant Local Borrowing Subsidiary maintained by the Local Fronting Lender with respect to such overdrafts being deemed to constitute such notice of prepayment. If any such notice is given, the relevant Local Borrower will make the prepayment specified therein, and such prepayment shall be due and payable on the date specified therein. Each partial prepayment of the Local Loans pursuant to this Section 7.2 shall be in such minimum amount as may be mutually agreed upon by the relevant Local Fronting Lender and the relevant Borrower and shall comply with Section 7.7(g); provided, however, that in no event shall such minimum amount be greater than $500,000 or the Equivalent thereof in the relevant Denomination Currency.

(c)          Notwithstanding anything to the contrary contained in this Section 7.2, the Company may rescind any notice of prepayment delivered under Section 7.2(a) or 7.2(b) above in the event (i) such prepayment is anticipated to be effected by a refinancing or other transaction resulting in a repayment of all or a portion of the Payment Obligations and (ii) the Company provides notice to the Administrative Agent on or before the date such prepayment shall become due, in form and substance reasonably satisfactory to the Administrative Agent, detailing such proposed refinancing or transaction and the circumstances causing such refinancing or transaction to be delayed or not to occur.

Section 7.3           Mandatory Prepayments. (a) Unless the Required Lenders otherwise agree, if at any time and from time to time the Aggregate Outstanding Multi-Currency Extensions of Credit exceed the Maximum Availability at such time, the Company and/or the Local Borrowing Subsidiaries shall immediately repay (without a corresponding reduction in the Aggregate Commitment) the Revolving Credit Loans, the Swing Line Loans, the Local Loans, the Acceptances and/or the L/C Reimbursement Obligations (and, to the extent necessary, cause the then outstanding Undrawn L/C Obligations to be Fully Secured) in accordance with the provisions of Section 7.4 by the amount equal to such excess.

(b)          Unless the Required Lenders otherwise agree, if at any time and from time to time the sum (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 10.17 or at the request of the Administrative Agent) of (i) the aggregate outstanding principal amount of Local Loans denominated in Dollars which are owing by the Local Borrowers to a Local Fronting Lender, (ii) the Equivalent in Dollars of 105% of the aggregate outstanding principal amount of Local Loans denominated in the relevant Denomination Currency which are owing by the Local Borrowers to such Local Fronting Lender and (iii) the Equivalent in Dollars of 105% of the aggregate undiscounted face amount of Acceptances in the relevant Denomination Currency which are owing by the relevant Local Borrowing Subsidiary to such Local Fronting Lender, exceeds the Currency Sublimit for such Local Fronting Lender, such Local Borrowers shall, within three (3) Business Days, repay the Local Loans and Acceptances owing by them to such Local Fronting Lender by the amount equal to such excess.

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(c)          [Intentionally Omitted];

(d)          On the Multi-Currency Termination Date, the Aggregate Commitment shall terminate and the Borrowers shall cause all Payment Obligations in respect of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit to be Fully Satisfied.

(e)          From and after the Closing Date, promptly following a Net Proceeds Event (and in any event within one (1) Business Day following receipt by the relevant Person of the Net Proceeds from such Net Proceeds Event):

(i)          unless the Required Lenders otherwise agree, the Term Loans and the Revolving Credit Loans shall be repaid (without any corresponding reduction of the Aggregate Commitment) in the manner set forth in Section 7.4(a), by the amount equal to the aggregate amount of Net Proceeds received from Net Proceeds Events described in clause (a) of such definition;

(ii)         unless the Required Lenders otherwise agree, the Term Loans and the Revolving Credit Loans shall be repaid (without any corresponding reduction of the Aggregate Commitment), in the manner set forth in Section 7.4(a), by the amount equal to the portion of the aggregate amount of Net Proceeds (other than the Net Proceeds from Resale Transactions) received by the Company and its Subsidiaries from all Net Proceeds Events described in clause (b) of such definition; provided, however, that (x) no such prepayment of the Term Loans or the Revolving Credit Loans shall be required pursuant to this Section 7.3(e)(ii) with respect to any sale, lease, transfer or other disposition of Term Loan Collateral during any twelve-month period ending on March 31 of each year to the extent that the aggregate amount of such Net Proceeds, together with all other Net Proceeds described in this Section 7.3(e)(ii) received during such period from any sale, lease, transfer or other disposition of Term Loan Collateral, is less than $10,000,000 (or $25,000,000 for the twelve month period ending on March 31, 2014) or the Equivalent in any other currency thereof; provided, further, that in the event that the aggregate Net Proceeds described in this clause (x) received during such twelve-month period (the “Annual Net Proceeds”) is less than $10,000,000 (or $25,000,000 for the twelve month period ending on March 31, 2014), the difference between $10,000,000 (or $25,000,000 for the twelve month period ending on March 31, 2014) and the Annual Net Proceeds may be added to the $10,000,000 permitted to be excluded from the prepayment of the Term Loans or the Revolving Credit Loans pursuant to this clause (x) applicable to any subsequent twelve-month period (up to a maximum excluded amount not to exceed $25,000,000 in any such twelve-month period) and (y) for purposes of this Section 7.3(e)(ii) only, the term “Net Proceeds” shall not include the Net Proceeds from any Specified Disposition to the extent that the aggregate amount of Net Proceeds from all Specified Dispositions since the Closing Date does not exceed $25,000,000; provided, however, that any Reinvestment Amount that is not used for the purpose certified by a Responsible Officer of the Company shall become Net Proceeds at the end of the applicable 365 or 545, as applicable, day period (in accordance with the definition of “Reinvestment Amount”) and the Company shall repay the Loans promptly (but in any event within one (1) Business Day following the end of such 365 or 545 day period) in an amount equal to such unused Reinvestment Amount to the extent required under this Section 7.3(e)(ii); and

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(iii)        unless the Required Lenders otherwise agree, the Revolving Credit Loans shall be repaid (without any corresponding reduction of the Aggregate Commitment) by the Net Proceeds received by the Company and its Subsidiaries from all Net Proceeds Events in respect of Specified Dispositions to the extent excluded from clause (ii) above.

(f)          If, any Borrower would incur costs pursuant to Section 7.11 as a result of any payment due pursuant to this Section 7.3 (other than clause (h) below), such Borrower may deposit the amount of such payment with the Administrative Agent, for the benefit of the relevant Lenders, in a Cash Collateral Account under the control of the Administrative Agent, until the end of the applicable Interest Period at which time such payment shall be made. Each Borrower hereby grants to the Administrative Agent, for the benefit of such Lenders, a security interest (or, if the applicable Borrower is a Local Borrowing Subsidiary organized under the laws of the Commonwealth of Australia or any political subdivision thereof, the Administrative Agent shall have a right to apply and setoff such payment toward any amount payable by such Local Borrowing Subsidiary at the end of the applicable Interest Period) in all amounts in which such Borrower has any right, title or interest which are from time to time on deposit in such Cash Collateral Account and expressly waives all rights (which rights such Borrower hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

(g)          [Intentionally Omitted];

(h)          The Borrowers hereby irrevocably waive the right to direct, during a Liquidity Event Period or, prior to the delivery of a Notice of Actionable Default, at any time an Event of Default has occurred and is continuing, the application of all funds in the Cash Concentration Account or any other Approved Deposit Account (or any Cash Collateral Account under the direction of any Loan Party, if any) and agree that the Administrative Agent may (in its sole discretion exercised reasonably) and, upon the written direction of the Required Lenders given at any time during such Liquidity Event Period, shall (i) deliver a Blockage Notice (or similar term, as defined in each Deposit Account Control Agreement) to each Deposit Account Bank for each Approved Deposit Account and (ii) apply all available funds in (A) the Cash Concentration Account or any other Approved Deposit Account on a daily basis (but only so long as such Liquidity Event Period or Event of Default, as the case may be, is continuing) as follows: first, to repay the outstanding principal amount of the Swing Line Loans until such Swing Line Loans have been repaid in full; and second, to repay the outstanding principal balance of the Revolving Credit Loans until such Revolving Credit Loans shall have been repaid in full and (B) such Cash Collateral Account for the purposes contemplated under the Loan Documents in its sole discretion exercised reasonably. The Administrative Agent agrees to use its commercially reasonable efforts to apply such funds in accordance with this Section 7.3(h), and the Borrowers consent to such application. Without diminishing the control of the Collateral Agent (under the direction of the applicable Agent) over amounts from time to time on deposit in any Cash Collateral Account, the applicable Agent shall from time to time (upon the request of the Company so long as no Default or Event of Default shall have occurred and be continuing) direct the Collateral Agent to promptly return to the Company any amounts on deposit in such Cash Collateral Account which are in excess of the amount required to be deposited therein under the Loan Documents. If no Liquidity Event or Event of Default shall be continuing, the Administrative Agent shall not deliver any Blockage Notice and shall, upon receipt of three (3) Business Days’ prior written notice and a certificate of a Responsible Officer of the Company that no Liquidity Event or Event of Default is continuing, withdraw all Blockage Notices in effect at such time.

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Section 7.4           Application of Payments and Commitment Reductions. (a) Any prepayment of the Term Loans or Revolving Credit Loans required pursuant to Section 7.3(e)(i) shall be applied, first, to the repayment of the Term Loans then outstanding to the extent required by the Term Loan Agreement and, second, to the repayment of the Revolving Credit Loans then outstanding (without any permanent reduction of the Aggregate Commitment). Any prepayment of the Term Loans and Revolving Credit Loans required pursuant to Section 7.3(e)(ii) shall be applied, if in respect of the sale, lease, transfer or other disposition of Term Loan Collateral, to the repayment of the Term Loans to the extent required by the Term Loan Agreement, and if in respect of the sale, lease, transfer or other disposition of Multi-Currency Collateral or any other assets to the repayment of the Revolving Credit Loans (without any permanent reduction of the Aggregate Commitment).

(b)          To the extent that any reduction of the Aggregate Commitment necessitates the prepayment of amounts outstanding thereunder pursuant to Section 7.3, such prepayment shall be applied to repay the Multi-Currency Loans, the Acceptances and/or the L/C Reimbursement Obligations (and, to the extent necessary, cause the then outstanding Undrawn L/C Obligations to be Fully Secured), as the Company and the Local Borrowing Subsidiaries so determine, subject to Section 7.4(c).

(c)          To the extent that any reduction of the Aggregate Commitment necessitates the prepayment of Local Loans and Acceptances pursuant to Section 7.3, such prepayment shall be applied, first, to the Local Loans of such Local Borrowers as the Company (on its own behalf and as agent of the Local Borrowing Subsidiaries) may elect and, second, to the Acceptances; provided, however, that, during such time as an Event of Default has occurred and is continuing, such prepayment shall be applied to the Local Loans and (to the extent relevant) Acceptances of such Local Borrowers as the Administrative Agent may elect.

Section 7.5           Interest Rate and Payment Dates; Risk Participation Fees; Local Administrative Fee. (a) The Eurodollar Loans shall bear interest on the unpaid principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin.

(b)          The Alternate Base Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c)          Each Eurocurrency Loan shall bear interest on the unpaid principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate applicable to the relevant Denomination Currency for such day plus the Applicable Margin.

(d)          Each Local Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Local Rate applicable to the relevant Denomination Currency plus the Applicable Margin.

(e)          Notwithstanding the rates of interest specified in clauses (a) through (d) of this Section 7.5 or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default under Section 12.1(a) or (j) and for as long thereafter as such Event of Default shall be continuing, all of the aggregate unpaid principal amount of the Loans, Acceptances and unpaid L/C Reimbursement Obligations, and (to the extent permitted by applicable law) any overdue interest, fees and other amounts due under the Loan Documents, shall (i) bear interest at a rate per annum (the “Default Rate”) which is equal to 2% above (x) the rate which would otherwise be applicable thereto pursuant to this Section 7.5 or, (y) if no such rate would otherwise be applicable, if due to a Lender, the rate applicable to Multi-Currency Loans that are Alternate Base Rate Loans and (ii) if such amount is on account of a Eurodollar Loan or a Eurocurrency Loan, be converted to an Alternate Base Rate Loan or a Local Rate Loan, as the case may be, at the end of the Interest Period applicable thereto.

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(f)          Interest on each Syndicated Loan accrued to but not including each Interest Payment Date applicable thereto shall be payable in arrears on each such Interest Payment Date; provided, however, that interest accruing on the principal of or (to the extent permitted by applicable law) interest or any other amount payable in connection with any such Syndicated Loan not paid when due (whether at stated maturity, by acceleration or otherwise), shall be payable from time to time upon demand of the Administrative Agent acting on the affected Lenders’ behalf.

(g)          Interest on each Local Loan accrued to but not including each Interest Payment Date applicable thereto shall be payable in arrears to the relevant Local Fronting Lender on each such Interest Payment Date; provided, however, that interest accruing on the principal of, or (to the extent permitted by applicable law) interest or any other amount payable in connection with, any Local Loan not paid when due (whether at stated maturity, by acceleration or otherwise), shall be payable from time to time upon demand of the Administrative Agent acting on the affected Local Fronting Lender’s behalf. Interest on each Local Loan shall be payable to the relevant Local Fronting Lender in the Denomination Currency applicable to it (or, with respect to Local Loans which are denominated in Dollars, in Dollars). On each Interest Payment Date (including, without limitation, each Interest Payment Date with respect to Acceptances), the Local Fronting Lender shall deliver to the Administrative Agent, the Company and the relevant Local Borrowing Subsidiary an Interest Allocation Statement, substantially in the form of Exhibit P-2, and the Company and the relevant Local Borrowing Subsidiary shall (in the absence of manifest error) pay the amount specified therein on such Interest Payment Date.

(h)          As promptly as is practicable following each date upon which a Local Fronting Lender receives a payment of interest under this Agreement on account of Local Loans and/or Acceptances, such Local Fronting Lender shall convert into Dollars (at the exchange rate then applicable to it) the amount equal to (i) the portion of such payment which constitutes the Applicable Margin thereon (or, with respect to each Multi-Currency Lender which funded the purchase of a participating interest in such Local Loan or Acceptance pursuant to Section 6.4(a), as the case may be, such Multi-Currency Lender’s Commitment Percentage of the full amount of such interest payment) minus (ii) 1/4 of 1% per annum on the aggregate undiscounted face amount of the extensions of credit on account of which such interest payment was made (which unconverted amount shall be retained by such Local Fronting Lender for its own account). In consideration of the agreement of the Multi-Currency Lenders to purchase participating interests in the Local Loans and Acceptances, each Local Fronting Lender hereby agrees to pay to the Administrative Agent, for the ratable account of each Multi-Currency Lender, a risk participation fee in the amount equal to the proceeds received by such Local Fronting Lender from such conversion (other than any such proceeds payable for the account of a Non-Funding Lender, which proceeds shall be retained by such Local Fronting Lender for its own account) or, if no such conversion is required, the amount which would have been converted if such interest had been paid in a Denomination Currency; provided, however, that, in the event that the Multi-Currency Lenders have funded the purchase of participating interests in the extensions of credit on account of which such interest payment was made pursuant to Section 6.4(a), such Local Fronting Lender shall instead pay to the Administrative Agent, for the account of each Multi-Currency Lender which has so funded such purchase, the amount equal to such Multi-Currency Lender’s Commitment Percentage of the proceeds received by such Local Fronting Lender from such conversion. Such amount shall be payable to the Administrative Agent in Dollars on the date upon which such Local Fronting Lender receives the proceeds of such conversion. For purposes of this Section 7.5(h), interest shall be deemed to have been received by the Local Fronting Lender on account of an Acceptance on the last day of the calendar month in which such Acceptance matures.

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(i)          On each date upon which any Local Borrower pays interest to a Local Fronting Lender hereunder on account of any Local Loan and on each date upon which any Acceptance is created by a Local Lender for the account of a Local Borrower hereunder, such Local Borrower shall pay to such Local Fronting Lender (for its own account) a local administrative fee in the amount equal to ) 1/4 of 1% per annum on the aggregate principal amount of the Local Loans with respect to which such interest is being paid or on the aggregate undiscounted face amount of such Acceptance, as the case may be.

Section 7.6           Letter of Credit Fees, Commissions and Other Charges. (a) The Company shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the applicable L/C Participants with respect to each Letter of Credit, a letter of credit commission with respect to such Letter of Credit in an amount per annum equal to (i) the Applicable Margin applicable to Revolving Credit Loans that are Eurodollar Loans on the date of payment of such letter of credit commission (of which ) 1/4 of 1% per annum shall be for the account of the relevant Issuing Lender and the remainder of such fee shall be for the accounts of the relevant L/C Participants and such Issuing Lender to be shared ratably among them in accordance with their respective Commitment Percentages) plus, during any period that an Event of Default under Section 12.1(a) or (j) has occurred and is continuing, effective immediately upon the occurrence of such Event of Default, 2% multiplied by (ii) the undrawn face amount of such Letter of Credit; provided, however, that in no event shall such letter of credit commission in respect of any Commercial Letter of Credit be less than the amount which would be paid in respect of such Commercial Letter of Credit if it had a tenor of 120 days.

(b)          Letter of credit commissions which are payable pursuant to clause (a) above shall be non-refundable and shall be payable to the Administrative Agent in arrears on account of the period from the issuance date with respect to such Letter of Credit through the day immediately preceding the next L/C Fee Payment Date (or, if earlier, the expiry date for such Letter of Credit) and on each succeeding L/C Fee Payment Date on account of the period from such L/C Fee Payment Date through the day immediately preceding the next L/C Fee Payment Date (or, if earlier, the expiry date for such Letter of Credit).

(c)          In addition to the foregoing fees and commissions, the Company shall pay or reimburse the relevant Issuing Lender directly (and not through the Administrative Agent) in respect of each Letter of Credit for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

(d)          The Administrative Agent shall pay to each applicable L/C Participant and the relevant Issuing Lender all fees and commissions (including, without limitation, any fees and commissions paid to the Administrative Agent for the account of each such L/C Participant and such Issuing Lender on the issuance date of any Letter of Credit) received from time to time by the Administrative Agent for their respective accounts pursuant to this Section 7.6 within one (1) Business Day following each L/C Fee Payment Date.

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Section 7.7           Conversion Options, Minimum Tranches and Maximum Interest Periods. (a) The Borrowers may elect from time to time to convert outstanding Syndicated Loans from Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent at least one (1) Business Day’s prior irrevocable notice of such election. The Borrowers may elect from time to time and at any time to convert outstanding Syndicated Loans from Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three (3) Working Days’ irrevocable notice of such election; provided, however, that no Syndicated Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders, as applicable, so elect by notice to the Company. Upon receipt of such notice, the Administrative Agent shall promptly notify each affected Lender thereof. On the date on which such conversion is being made, each such affected Lender shall take such action as is necessary to effect such conversion. All or any part of the outstanding Syndicated Loans may be converted as provided herein. Each such notice by the Borrowers shall be in substantially the form of Exhibit I (a “Notice of Conversion or Continuation”).

(b)          Any Syndicated Loans which are Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by giving the Administrative Agent at least three (3) Working Days’ irrevocable notice for continuation thereof; provided, however, that no such Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company, and, instead, such Eurodollar Loans shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period for such Eurodollar Loans. The Administrative Agent shall notify each affected Syndicated Lender promptly that such automatic conversion shall occur. Each such notice by the Borrowers shall be in substantially the form of the Notice of Conversion or Continuation.

(c)          Each Borrower may elect from time to time to convert outstanding Local Loans from Eurodollar Loans to Alternate Base Rate Loans (in the case of Local Loans which are in Dollars) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least two (2) Business Days’ prior irrevocable notice of such election. Each Local Borrower may elect from time to time to convert outstanding Local Loans from Eurocurrency Loans to Local Rate Loans (in the case of Local Loans which are in a Denomination Currency) by giving (or causing the Company to give) the relevant Local Fronting Lender at least two (2) Business Days’ prior irrevocable notice of such election. Each Borrower may elect from time to time and at any time to convert outstanding Local Loans from Alternate Base Rate Loans to Eurodollar Loans (in the case of Local Loans which are in Dollars) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three (3) Working Days’ irrevocable notice of such election; provided, however, that no Alternate Base Rate Loans may be converted to Eurodollar Loans when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company. Each Local Borrower may elect from time to time and at any time to convert outstanding Local Rate Loans to Eurocurrency Loans (in the case of Local Loans which are in a Denomination Currency) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three (3) Working Days’ irrevocable notice of such election; provided, further, that no Local Rate Loans may be converted to Eurocurrency Loans when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company. On the date on which such conversion is being made, the relevant Local Fronting Lender shall take such action as is necessary to effect such conversion. All or any part of the outstanding Local Loans may be converted as provided herein.

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(d)          Any Local Loans which are Eurodollar Loans or Eurocurrency Loans or (to the extent applicable) Local Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by giving the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three (3) Working Days’ irrevocable notice for continuation thereof; provided, however, that no such Eurodollar Loan or Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company and, instead, such Eurodollar Loans shall be automatically converted to Alternate Base Rate Loans and such Eurocurrency Loans shall be automatically converted to Local Rate Loans on the last day of the Interest Period for such Eurodollar Loans or Eurocurrency Loans. The Administrative Agent shall notify the relevant Local Fronting Lenders promptly that such automatic conversion shall occur.

(e)          In the event that a timely notice of conversion or continuation with regard to Syndicated Loans which are Eurodollar Loans is not given in accordance with this Section 7.7, then, unless the Administrative Agent shall have received timely notice from the Company in accordance with Section 7.2 that such Eurodollar Loans are to be prepaid on the last day of such Interest Period, the Company shall be deemed irrevocably to have requested that such Eurodollar Loans be converted into Alternate Base Rate Loans on the last day of such Interest Period.

(f)          In the event that a timely notice of conversion or continuation with regard to Local Loans which are Eurodollar Loans or Eurocurrency Loans is not given in accordance with this Section 7.7, then, unless the relevant Local Fronting Lender shall have received timely notice from the relevant Borrower in accordance with Section 7.2 that such Eurodollar Loans or Eurocurrency Loans, as the case may be, are to be prepaid on the last day of such Interest Period, such Borrower shall be deemed irrevocably to have requested that such Eurodollar Loans be converted into Alternate Base Rate Loans or such Eurocurrency Loans be converted into Local Rate Loans, as the case may be, on the last day of such Interest Period. In the event that a timely notice of continuation with regard to Local Rate Loans which are subject to an Interest Period is not given in accordance with this Section 7.7, then, unless the relevant Local Fronting Lender shall have received timely notice from the relevant Borrower in accordance with Section 7.2 that such Local Rate Loans are to be converted into Eurocurrency Loans or prepaid on the last day of such Interest Period, such Borrower shall be deemed irrevocably to have requested that such Local Rate Loans be continued as such on the last day of such Interest Period for a new Interest Period which is the shortest such Interest Period available to such Borrower from the relevant Local Fronting Lender.

(g)          Any borrowing or continuation of Eurodollar Loans or Eurocurrency Loans, or conversion to or from Eurodollar Loans or Eurocurrency Loans, or payments or prepayments of Eurodollar Loans or Eurocurrency Loans, shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of each Tranche of Syndicated Loans which are Eurodollar Loans or Eurocurrency Loans shall be $5,000,000 or a whole multiple (to the extent possible) of $1,000,000 in excess thereof, (ii) the aggregate principal amount of each Tranche of Local Loans which are Eurodollar Loans, Alternate Base Rate Loans, Eurocurrency Loans and Local Rate Loans in each Denomination Currency shall be in such amount as may be mutually agreed upon by the relevant Local Fronting Lender and the relevant Borrower, (iii) the aggregate principal amount of all Syndicated Loans which are Alternate Base Rate Loans (other than Swing Line Loans) shall be $2,500,000 or a whole multiple (to the extent possible) of $500,000 in excess thereof and (iv) there shall not be more than (A) fifteen (15) Tranches of Syndicated Loans which are Eurodollar Loans at any one time outstanding and (B) two (2) Tranches (or such other number of Tranches as may be mutually agreed upon by the relevant Local Fronting Lender and the relevant Borrowers) of Local Loans which are Eurodollar Loans, Eurocurrency Loans and (to the extent that an Interest Period is applicable thereto) Local Rate Loans in each Denomination Currency at any one time outstanding.

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Section 7.8           Inability to Determine Interest Rate. (a) In the event that the Administrative Agent or the relevant Local Fronting Lender shall have determined (which determination, in the absence of manifest error, shall be conclusive and binding upon each Borrower) that by reason of circumstances affecting the relevant interbank eurocurrency market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or any relevant Eurocurrency Rate for any Interest Period with respect to (i) any proposed Loan that the relevant Borrower has requested be made as Eurodollar Loans or Eurocurrency Loans, (ii) a Eurodollar Loan that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans, (iii) a Eurocurrency Loan that will result from the requested conversion of all or part of the Local Rate Loans in any Denomination Currency into Eurocurrency Loans, (iv) the continuation of a Eurodollar Loan or a Eurocurrency Loan as such for an additional Interest Period (any such Loan described in clauses (i), (ii), (iii), or (iv) of this Section 7.8(a) being herein called an “Affected Loan”), the Administrative Agent or the relevant Local Fronting Lender (as the case may be) shall forthwith give telecopy or telephonic notice of such determination, confirmed in writing, to the relevant Borrower (with a copy to the Company, the Administrative Agent and any affected Lenders) at least two (2) Business Days prior to, as the case may be, the borrowing date for such Eurodollar Loan or Eurocurrency Loan, the conversion date for such Alternate Base Rate Loan or Local Rate Loan or the last day of the Interest Period applicable to such Eurodollar Loan or Eurocurrency Loan. Unless the relevant Borrower shall have notified the Administrative Agent (in the case of any Syndicated Loan), the relevant Local Fronting Lender (in the case of any Local Loan) or the Administrative Agent promptly upon receipt of such telecopy or telephonic notice that it wishes to rescind or modify its request regarding such Affected Loans, then, as the case may be, (x) any requested Eurodollar Loan shall be made as an Alternate Base Rate Loan, continued as an Alternate Base Rate Loan or converted into an Alternate Base Rate Loan or (y) any requested Local Loan which is a Eurocurrency Loan shall be made as a Local Rate Loan, continued as a Local Rate Loan or converted into a Local Rate Loan. Until any such notice has been withdrawn by the Administrative Agent or the relevant Local Fronting Lender, as the case may be, no further Affected Loans shall be made.

(b)          In the event that the Lenders holding the majority of the relevant Commitment determine that the Eurocurrency Rate determined or to be determined for such Interest Period will not accurately reflect the cost to them of making or maintaining any Syndicated Loans that a Borrower has requested that they make or maintain as, or convert to, Eurodollar Loans or Eurocurrency Loans, as the case may be, the Administrative Agent shall forthwith give telecopy or telephonic notice of such determination to such Borrower (with a copy to the Company, to the extent that the Company is not such Borrower) on or before the requested borrowing, conversion or continuation date for such Syndicated Loans or the next succeeding Interest Period with respect thereto. Unless the relevant Borrower shall have notified the Administrative Agent promptly after receipt of such telecopy or telephonic notice that it wishes to rescind or modify its borrowing request, then any such Eurodollar Loans shall be made as or converted to Alternate Base Rate Loans.

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Section 7.9           Illegality. (a) Notwithstanding any other provision herein, if any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, shall make it unlawful for any Lender (other than a Local Fronting Lender) to make or maintain Eurodollar Loans or Eurocurrency Loans as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurodollar Loans or Eurocurrency Loans, as the case may be, (i) such Lender shall promptly notify the Administrative Agent and the Company thereof, (ii) the agreements of such Lender hereunder to make, continue or convert to Eurodollar Loans or Eurocurrency Loans, as the case may be, shall be suspended forthwith and (iii) such Lender’s Syndicated Loans then outstanding as Eurodollar Loans or Eurocurrency Loans, if any, shall in the case of Eurodollar Loans or Eurocurrency Loans, automatically become Alternate Base Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by applicable law, at the end of such Interest Periods).

(b)          Notwithstanding any other provision herein, if any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, shall make it unlawful for any Local Fronting Lender to make or maintain Local Loans as Eurodollar Loans in Dollars or Eurocurrency Loans in the Denomination Currency applicable to it as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurocurrency Loans, (i) such Local Fronting Lender shall promptly notify the Administrative Agent, the Company and the relevant Local Borrowing Subsidiary thereof, (ii) the agreements of such Local Fronting Lender hereunder to make or convert to Eurodollar Loans or Eurocurrency Loans, as the case may be, shall be suspended forthwith, (iii) such Local Fronting Lender’s Local Loans then outstanding as (A) Eurocurrency Loans, if any, shall automatically become Local Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by applicable law, at the end of such Interest Periods) or (B) Eurodollar Loans, if any, shall automatically become Alternate Base Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by applicable law, at the end of such Interest Periods).

(c)          Notwithstanding any other provision herein, if any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, shall make it unlawful for any Multi-Currency Lender to purchase a participating interest in any Local Loan or Acceptance, such Multi-Currency Lender shall use reasonable efforts (including reasonable efforts to change the office in which it is booking such participating interest) to avoid such prohibition; provided, however, that such efforts shall not cause the imposition on such Multi-Currency Lender of any additional costs or legal or regulatory burdens deemed by such Multi-Currency Lender to be material or otherwise be deemed by such Multi-Currency Lender to be disadvantageous to it or contrary to its policies. In the event that such efforts are not sufficient to avoid such prohibition, (i) such Multi-Currency Lender shall be deemed to be a Non-Funding Lender with respect to such participating interest and the Local Loan or Acceptance, as the case may be, to which it relates (except that such Multi-Currency Lender shall not forfeit its voting rights under this Agreement solely as a result of becoming a Non-Funding Lender pursuant to the provisions of this clause (c)), (ii) such Multi-Currency Lender shall promptly notify the Administrative Agent, the relevant Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary thereof and (iii) the agreements of such Local Fronting Lender to make further Local Loans (or, to the extent applicable, to make further Local Loans upon such interest rate basis) and Acceptances hereunder shall be suspended forthwith.

(d)          The Company agrees promptly to pay to any Syndicated Lender, and each Borrower agrees promptly to pay to any Local Fronting Lender, any additional amounts necessary to compensate such Lender for any costs incurred by it as a consequence of such Borrower making any repayment in accordance with this Section 7.9, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans or Eurocurrency Loans, as the case may be. A certificate as to any such costs payable pursuant to this Section 7.9 submitted by an officer of any Lender, through the Administrative Agent, to the Company (on its own behalf or as agent of the Borrowers) shall be conclusive, in the absence of manifest error.

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Section 7.10         Requirements of Law; Changes of Law. (a) In the event that the adoption of or any change in law, rule, regulation, treaty or directive or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the date hereof from any central bank or other Governmental Authority:

(i)          imposes upon such Lender any tax of any kind whatsoever with respect to this Agreement, its Notes, any Letter of Credit, any Application or any Loan, or changes the basis of taxation of payments to such Lender of principal, commitment fee, interest or any other amount payable hereunder (except for (w) income and franchise taxes imposed on such Lender by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of such Lender or any political subdivision or taxing authority thereof or therein or the office of such Lender from which it is making its Loans or any political subdivision or taxing authority thereof or therein, (x) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (w) above, (y) taxes resulting from the substitution of any such system by another system of taxation, provided, however, that the taxes payable by such Lender subject to such other system of taxation are not generally charged to borrowers from such Lender having loans or advances bearing interest at a rate similar to the Eurodollar Rate, the Eurocurrency Rate or the Local Rate and (z) Non-Excluded Taxes, Other Taxes, and taxes imposed by way of deduction or withholding, which shall be exclusively governed by Section 7.12);

(ii)         imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against any Loan made, or assets held by, or credit extended by, or deposits or other liabilities in or for the account of, or acquisition of funds by or for the account of, any office of such Lender, which is not otherwise included in the determination of the Eurodollar Rate, the Eurocurrency Rate or the Local Rate, as the case may be, hereunder; or

(iii)        imposes on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, maintaining or participating in advances or extensions of credit (including, without limitation, Acceptances) or issuing or participating in Letters of Credit or to reduce any amount receivable by it in respect of its Eurodollar Loans, Eurocurrency Loans or Local Rate Loans, then, in any such case, the relevant Borrower shall promptly pay such Lender any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable, in each case to the extent such costs or losses are actually incurred or paid by the applicable Lender, as reasonably determined by it with respect to this Agreement (including, without limitation, its participating interests in Letters of Credit, Acceptances and Local Loans), its Notes or its Loans after taking into account any amounts paid or payable pursuant to Section 7.12(a). If a Lender becomes entitled to claim any additional amounts pursuant to this Section 7.10(a), it shall promptly notify the relevant Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by an officer of a Lender, through the Administrative Agent, to the relevant Borrower shall be conclusive, in the absence of manifest error.

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(b)          In the event that any Lender shall have determined that the adoption of any law, rule, regulation or guideline adopted pursuant to or arising out of the International Convergence of Capital Measurement and Capital Standards or of any Requirement of Law otherwise regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or under any Acceptance or Letter of Credit to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount which is reasonably deemed by such Lender to be material, then from time to time, promptly after submission by such Lender, through the Administrative Agent, to the relevant Borrower of a written request therefor, such Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)          It is understood and agreed that the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Requirements of Law relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of Sections 7.10(a) and (b) of this Agreement, be deemed to be adopted subsequent to the date hereof.

(d)          The agreements in this Section 7.10 shall survive the termination of this Agreement and payment of the Loans, the Notes, the Drafts, the L/C Reimbursement Obligations and all other amounts payable hereunder.

Section 7.11         Indemnity. Each Borrower agrees to promptly pay and indemnify each Lender for, and to hold such Lender harmless from, any loss or expense (but excluding loss of Applicable Margin on the relevant Loans) which such Lender may sustain or incur in its reemployment of funds obtained in connection with the making or maintaining of, or converting to, Eurodollar Loans, Eurocurrency Loans or Local Rate Loans (including, without limitation, its participating interests therein) as a consequence of (a) any default by such Borrower in borrowing such Eurodollar Loans, Eurocurrency Loans or Local Rate Loans after such Borrower has given a notice in respect thereof or (b) any default by such Borrower in converting (i) Alternate Base Rate Loans to Eurodollar Loans or Eurocurrency Loans, (ii) Eurocurrency Loans to Local Rate Loans or (iii) Local Rate Loans to Eurodollar Loans or Eurocurrency Loans, after such Borrower has given a notice in respect thereof or (c) any failure by such Borrower to prepay Eurodollar Loans, Eurocurrency Loans or Local Rate Loans, as the case may be, after such Borrower has given notice in respect thereof or (d) any payment, prepayment (whether optional or mandatory) or conversion (whether optional or mandatory) of any Eurodollar Loan or Eurocurrency Loan (or, to the extent applicable, Local Rate Loan) by such Borrower on a day which is not the last day of an Interest Period with respect thereto. A certificate as to any additional amounts payable pursuant to this Section 7.11 submitted by an officer of a Lender, through the Administrative Agent, to the relevant Borrower shall be conclusive, absent manifest error. The agreements in this Section 7.11 shall survive termination of this Agreement and payment of the Loans, the Notes, the Drafts, the L/C Reimbursement Obligations and all other amounts payable hereunder.

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Section 7.12         Taxes. (a) All payments made by each Borrower under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent, the Collateral Agent and each Lender, (i) income and franchise taxes imposed on the Administrative Agent, the Collateral Agent or such Lender by the jurisdiction under the laws of which it is organized or any political subdivision or taxing authority thereof or therein, or by the jurisdiction of the principal office of the Administrative Agent, the Collateral Agent or such Lender or the office of such Lender from which it is making its Loans or any political subdivision or taxing authority thereof or therein, but not excluding any such tax imposed on or with respect to a Multi-Currency Lender that is required to be withheld by a Local Fronting Lender or Borrower with respect to any payments due to a Multi-Currency Lender from such Local Fronting Lender or Borrower pursuant to this Agreement, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above and (iii) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Collateral Agent, or any Lender hereunder, under the Notes or in respect of any Loan, Draft or Letter of Credit, the amounts so payable to it shall (without any obligation on the part of any Borrower to pay such amounts ratably in accordance with the provisions of Section 7.5) be increased to the extent necessary to yield to the Administrative Agent, the Collateral Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter, such Borrower shall send to the Administrative Agent, for its own account or for the account of the Collateral Agent, or such Lender, as the case may be, a certified copy of an original official receipt showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Collateral Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Collateral Agent or any Lender as a result of any such failure. For purposes of this Section 7.12 all payments made by a Local Fronting Lender pursuant to this Agreement shall be treated as if such payments were made by the relevant Borrower.

(b)          In addition, each Borrower shall pay, or cause to be paid, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Except as the Company shall otherwise consent, each Lender hereby severally (but not jointly) represents that, under applicable law and treaties in effect on the date of this Agreement (or, in the case of a Transferee, the date such Person became a Transferee), no United States federal taxes will be required to be withheld by the Administrative Agent or the Company with respect to any payments to be made to such Lender in respect of this Agreement. Each Lender or Transferee which itself is not a U.S. person as defined in Section 7701(a)(30) of the Code for federal income tax purposes or which is lending from an office that is not incorporated under the laws of the United States of America or a state thereof agrees severally (but not jointly) that it will:

(i)          (A)         prior to the Closing Date (or, in the case of a Transferee, prior to the date it becomes a Transferee), deliver to the Company and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying in each case that such Lender or Transferee is entitled to receive all payments under this Agreement, the Notes and the Drafts payable to it, without deduction or withholding of any United States federal income taxes;

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(B)         deliver to the Company and the Administrative Agent two (2) further copies of the such Form W-8BEN or W-8ECI, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(C)         use its reasonable efforts to obtain such extensions or renewals thereof as may reasonably be requested by the Company, certifying that such Lender or Transferee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Non-Excluded Taxes; or

(ii)         in the case of any such Lender or Transferee that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Company (for the benefit of the Company and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, (ii) agree to furnish to the Company on or before the date of any payment by the Company, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit Q hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two (2) accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s or Transferee’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement (and to deliver to the Company and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Company or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Administrative Agent) such other forms as may be reasonably required to establish the legal entitlement of such Lender or Transferee to an exemption from withholding with respect to payments under this Agreement;

unless in any such case any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof, has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or Transferee from duly completing and delivering any such form with respect to it and such Lender or Transferee advises the Company that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Notwithstanding any provision of Section 7.12(a) to the contrary, the Company shall have no obligation to pay any amount to or for the account of any such Lender or Transferee on account of any Non-Excluded Taxes pursuant to Section 7.12(a) (including, without limitation, the second sentence thereof) to the extent that such amount results from (i) the failure of any such Lender or Transferee to comply with its obligations pursuant to this Section 7.12(c) or (ii) any representation or warranty made or deemed to be made by any such Lender or Transferee pursuant to this Section 7.12(c) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.

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(d)          If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 7.12(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)          Each Lender agrees to use reasonable efforts (including reasonable efforts to change the office in which it is booking its Loans) to avoid or to minimize any amounts in respect of taxes which might otherwise be payable pursuant to Section 7.10 or this Section 7.12; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material or otherwise be deemed by such Lender to be disadvantageous to it or contrary to its policies.

(f)          In the event that such reasonable efforts pursuant to Section 7.12(c)(i) are insufficient to avoid all withholding taxes which would be payable pursuant to this Section 7.12, then such Lender (the “Taxable Lender”) shall use its reasonable efforts to transfer, at the cost of the Company, to any other Lender (which is not subject to such withholding taxes) its Dollar Loans and its Commitments hereunder; provided, however, that such transfer shall not be deemed by such Taxable Lender, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Taxable Lender is unable, or otherwise is unwilling, so to transfer its Dollar Loans and Commitments, the Company may, at its own cost, designate an alternate bank or other financial institution to purchase the Taxable Lender’s Dollar Loans and Commitments and, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Taxable Lender shall transfer, at the cost of the Company, its Dollar Loans and Commitments to such alternate bank or other financial institution and such alternate bank or other financial institution shall become a Lender hereunder.

(g)          The agreements in this Section 7.12 shall survive termination of this Agreement and payment of the Loans, the Notes, the Drafts, the L/C Reimbursement Obligations and all other amounts payable hereunder.

(h)          If a Lender or the Administrative Agent receives a refund in respect of any Non-Excluded Taxes or Other Taxes with respect to which the Company has paid additional amounts pursuant to this Section 7.12, it shall within a reasonable time from the date of such receipt pay over the amount of such refund to the Company, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Company, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid or portion thereof over to the Company (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or portion thereof to such taxation authority.

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Section 7.13         Commitment Fee. (a) The Company agrees to pay to the Administrative Agent, for the account of each Multi-Currency Lender, a commitment fee from and including the Closing Date in the amount equal to the Commitment Fee Rate on the amount equal to the Commitment Percentage of such Multi-Currency Lender multiplied by the average daily amount by which the Aggregate Commitment exceeds the Aggregate Actual Outstanding Multi-Currency Extensions of Credit (without taking into account any amount of Swing Line Loans from time to time outstanding) during the period for which such fee is payable.

(b)          Each commitment fee owing pursuant to Section 7.13(a) shall be payable, in arrears, (x) for each fiscal quarter of the Company (or portion thereof) following the Closing Date, on the date which is two (2) Business Days following the last day of each such fiscal quarter (commencing with the first full fiscal quarter ended after the Closing Date); provided, however, that if the Company shall not have received from the Administrative Agent the documentation supporting calculations of such commitment fee prior to such date, then, on the date which is two (2) Business Days after the date of the Company’s receipt from the Administrative Agent of such supporting documentation and (y) on the last day of the Commitment Period.

(c)          Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (a), and Section 7.6 above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Multi-Currency Commitment Percentage of the L/C Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 7.17(a), such fees that would have accrued pursuant to Section 7.6 for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Multi-Currency Commitments, and (ii) to the extent any portion of such L/C Obligations cannot be so reallocated and the relevant Borrower has not provided cash collateral, such fees pursuant to clause (b) will instead accrue for the benefit of and be payable to the Issuing Lender as their interests appear (and the pro rata payment provisions of Section 7.15 will automatically be deemed adjusted to reflect the provisions of this Section 7.13(c)).

Section 7.14         Computation of Interest and Fees. (a) Interest in respect of the Alternate Base Rate Loans bearing interest at a rate based upon clause (a) of the definition of “Alternate Base Rate” shall be calculated on the basis of a 365 or 366-day year, as the case may be, for the actual days elapsed. Interest in respect of the Local Rate Loans and Acceptances shall be calculated on the basis of a 365 or 366-day year, as the case may be, for the actual days elapsed or on such other basis as may be agreed from time to time by the relevant Local Fronting Lender and the relevant Borrowers to reflect customary practices in the relevant jurisdiction. Interest in respect of the Alternate Base Rate Loans bearing interest at a rate based upon the Federal Funds Effective Rate, the Eurodollar Loans, the Eurocurrency Loans, Letter of Credit commissions and commitment fees shall be calculated on the basis of a 360-day year for the actual days elapsed (or, in the case of Eurocurrency Loans, such other basis as may be agreed from time to time by the relevant Local Fronting Lender and the relevant Borrower to reflect customary practices in the relevant jurisdiction). The Administrative Agent will, as soon as practicable, notify the Company and the Syndicated Lenders of each determination of a Eurodollar Rate with respect to Syndicated Loans and of any change in the Alternate Base Rate with respect to Syndicated Loans and the effective date thereof. Each Local Fronting Lender will, as soon as practicable, notify the relevant Borrower and the Administrative Agent of each determination of a Eurocurrency Rate for its Denomination Currency, of a Eurodollar Rate for its Local Loans which are Dollar Loans, of any change in the Local Rate for its Denomination Currency, of any change in the Alternate Base Rate for its Local Loans which are Dollar Loans and (in each case) the effective date thereof. Any change in the interest rate on a Syndicated Loan which is an Alternate Base Rate Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change shall become effective. Any change in the interest rate on a Local Loan which is an Alternate Base Rate Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business in the jurisdiction of the local lending office of the relevant Local Fronting Lender on the day on which such change shall become effective. Any change in the interest rate on a Local Rate Loan resulting from a change in the Local Rate shall become effective as of the opening of business on the day on which such change in the Local Rate shall become effective.

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(b)          Except as set forth in Section 7.8, each determination of an interest rate by the Administrative Agent or the Local Fronting Lender, as the case may be, pursuant to any provision of this Agreement shall be conclusive and binding on the relevant Borrower and the Lenders, in the absence of manifest error.

Section 7.15         Pro Rata Treatment and Payments. (a) Each borrowing by any Local Borrower of Local Loans and Acceptances shall be made from the Local Fronting Lender with respect to the relevant Denomination Currency.

(b)          On any date when and to the extent that, in the reasonable determination of the Administrative Agent in its sole discretion, the Borrowers would be able, under the terms and conditions hereof, to reborrow the amount of such payment (or otherwise obtain additional extensions of credit) under the Aggregate Commitment and to satisfy any conditions precedent to such reborrowing (or other extension of credit), no portion of any such payment shall be distributed to any Lender (a “Non-Funding Lender”) which has (x) failed to make a Revolving Credit Loan or Refunded Swing Line Loan or to purchase (or otherwise make any payment on account of) any participating interest held by such Non-Funding Lender in any L/C Reimbursement Obligation, Acceptance or Local Loan or (y) given notice to the Company, any Local Fronting Lender or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loans or Refunded Swing Line Loans, or to purchase (or otherwise make any payment on account of) any participating interest held by such Non-Funding Lender in any L/C Reimbursement Obligation, Acceptance or Local Loan, in any such case by reason of the provisions of the Financial Institution Reform, Recovery and Enforcement Act of 1989 or otherwise (other than as the result of a good faith belief that the conditions precedent to borrowing set forth in Section 9.2 have not been satisfied).

(c)          All payments (including prepayments) to be made by the Company on account of principal, interest and fees (other than those relating to Local Loans and Acceptances) shall be made without set-off or counterclaim and shall be made to the Administrative Agent for the account of the relevant Lenders (or, in the case of payments on account of Swing Line Loans, to the Administrative Agent for the account of the Swing Line Lender) at the office of the Administrative Agent specified in Section 14.2, or at such other location as the Administrative Agent may direct, on or prior to 1:00 P.M., New York City time, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall distribute such payments in accordance with the provisions of Section 7.15(g) promptly upon receipt in like funds as received; provided, however, that payments received by the Administrative Agent on account of interest or fees on the Local Loans and Acceptances may be held by the Administrative Agent and distributed to the Multi-Currency Lenders not less frequently than weekly.

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(d)          All payments (including prepayments) to be made by any Local Borrower on account of principal, interest and fees relating to Local Loans and Acceptances shall be made without set-off or counterclaim and shall be made to the Local Fronting Lender to which such amounts are owing at the office of such Local Fronting Lender specified in Schedule III, or at such other location as such Local Fronting Lender may direct, on or prior to 1:00 P.M., local time at the principal lending office of such Local Fronting Lender. Each such payment shall, to the extent that it is owing on account of Local Loans which are Dollar Loans, be paid in Dollars and, otherwise, shall be paid in the relevant Denomination Currency and in immediately available funds. Each Local Fronting Lender shall give prompt notice to the Administrative Agent of amounts from time to time received by it hereunder.

(e)          If any payment hereunder (other than payments on Eurodollar Loans or Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment hereunder on a Eurodollar Loan or a Eurocurrency Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the effect of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

(f)          Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Syndicated Lender prior to a borrowing date that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing to be made on such date available to the Administrative Agent on such borrowing date, the Administrative Agent may assume that such Syndicated Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Syndicated Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as determined by the Administrative Agent multiplied by (ii) such amount multiplied by (iii) a fraction of which the numerator is the number of days from and including such borrowing date to the date on which such amount becomes immediately available to the Administrative Agent and of which the denominator is 360. A certificate of the Administrative Agent submitted to any Syndicated Lender with respect to any amounts owing under this paragraph (f) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Administrative Agent by such Syndicated Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to Revolving Credit Loans that are Alternate Base Rate Loans hereunder, within eight (8) Business Days after demand, from the relevant Borrower.

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(g)          Unless a Notice of Actionable Default has been delivered pursuant to the Intercreditor Agreement, except as otherwise expressly set forth herein, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Loan Parties; second, to pay fees and expenses of the Agents then due and payable; third, all other Payment Obligations then due and payable; and fourth, as the Company so designates. All such payments shall be allocated ratably among such of the Agents, Lenders and Issuing Lenders as are entitled thereto; provided, however, that all such payments received (i) in respect of any Swing Line Loans shall be distributed to the Swing Line Lender, (ii) in respect of any Local Loans to the applicable Loan Fronting Lender and (iii) in respect of any L/C Reimbursement Obligations to the applicable Issuing Lender.

(h)          The Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Payment Obligations (including all funds deposited in the any Approved Deposit Account or any Cash Collateral Account) after the occurrence and during the continuance of an Event of Default and agree that, notwithstanding the provisions of Section 7.3, Section 7.4 or Section 7.15(g), after the delivery of a Notice of Actionable Default and prior to the withdrawal of all Notices of Actionable Default then pending pursuant to the Intercreditor Agreement, (i) all payments made to or received by any Agent, Lender or Issuing Lender constituting proceeds of Collateral shall be applied pursuant to the Intercreditor Agreement and (ii) all other payments made to or received by any Agent, Lender or Issuing Lender shall be applied in the following order:

(i)          first, to pay interest on and then principal of any portion of any Loans that any Agent may have advanced on behalf of any Lender or Issuing Lender for which such Agent has not then been reimbursed by such Lender or the Loan Parties;

(ii)         second, to pay Payment Obligations in respect of any expense reimbursements or indemnities then due to the Agents;

(iii)        third, to pay Payment Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and Issuing Lenders;

(iv)        fourth, to pay Payment Obligations in respect of any fees then due to the Agents;

(v)         fifth, to pay Payment Obligations in respect of any fees then due to the Lenders and Issuing Lenders;

(vi)        sixth, to pay interest then due and payable in respect of all Payment Obligations;

(vii)       seventh, to pay or prepay principal payments (and, when applicable, to provide cash collateral) for all Payment Obligations;

(viii)      eighth, to pay all other Payment Obligations; and

(ix)         ninth, as directed by the Company;

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provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Payment Obligations set forth in any of clauses first through eighth above, the available funds being applied with respect to any such Payment Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Payment Obligations ratably, based on the proportion of each Agent’s and each Lender’s interest in the aggregate outstanding Payment Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Multi-Currency Lenders shall be allocated first to repay Protective Advances and Swing Line Loans until paid in full, second to repay Local Loans until such Loans are paid in full and then to repay the Revolving Credit Loans. The order of payment application set forth in clauses (i) through (viii) above may be amended at any time and from time to time by the Required Lenders without any notice to or consent of or approval by any Loan Party or any other Person that is not a party to this Agreement; provided, however, that any such amendment adversely affecting any Agent shall also require the prior written consent of such Agent.

(i)          At the option of the Administrative Agent, principal on the Swing Line Loans, L/C Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Credit Loans and Protective Advances may be paid from the proceeds of Swing Line Loans or Revolving Credit Loans. The Company, each Lender and each Issuing Lender hereby authorizes the Swing Line Lender to make such Swing Line Loans pursuant to Article IV and the Multi-Currency Lenders to make such Revolving Credit Loans pursuant to Article III from time to time in the amounts of any and all principal payable with respect to the Swing Line Loans, L/C Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Credit Loans and Protective Advances, and further authorizes the Administrative Agent to give the Multi-Currency Lenders notice of any borrowing with respect to such Swing Line Loans and Revolving Credit Loans and to distribute the proceeds of such Swing Line Loans and Revolving Credit Loans to pay such amounts. The Borrowers agree that all such Swing Line Loans and Revolving Credit Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 9.2, which conditions the Multi-Currency Lenders hereby irrevocably waive for the purposes of this clause (i)) and directs that all proceeds thereof shall be used to pay such amounts.

(j)          If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Payment Obligations and any proceeds of Collateral due to it from or for the benefit of the Borrowers to the Non-Defaulting Lenders for application to, and reduction of, their Multi-Currency Commitment Percentage of all Payment Obligations until such Non-Defaulting Lenders have been repaid in full. Such Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the Non-Defaulting Lenders in accordance with Section 7.3(e) and this Section 7.15. This Section 7.15(j) shall apply and be effective regardless of whether an Event of Default has occurred and is the continuing and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of the Borrowers as to its desired application of payments.

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Section 7.16         Substitution of Lenders. If (a)  it becomes unlawful for (i) any Lender (other than a Local Fronting Lender) to continue to make or maintain Eurodollar Loans or Eurocurrency Loans as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurodollar Loans or Eurocurrency Loans, as the case may be, (ii) any Local Fronting Lender to continue to make or maintain Local Loans as Eurodollar Loans in Dollars or Eurocurrency Loans in the Denomination Currency applicable to it as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurocurrency Loans or (iii) any Multi-Currency Lender to continue to purchase a participating interest in any Local Loan or Acceptance and, in either case, such Lender notifies the Company and the applicable Borrowers pursuant to Section 7.9, (b) any Borrower is required to make any payment pursuant to Section 7.10 or Section 7.12 that is attributable to any particular Lender or (c) any Lender becomes a Defaulting Lender or a Potential Defaulting Lender (any such Lender, an “Affected Lender”), at the request of the Company and with the consent of the Administrative Agent (in its sole discretion exercised reasonably), any Eligible Assignee reasonably acceptable to the Administrative Agent (which Eligible Assignee may be the Lender acting as the Administrative Agent) shall have the right (but not the obligation) to purchase from such Affected Lender, and such Affected Lender shall, upon the request of the Administrative Agent, sell and assign to such Eligible Assignee, all of the Multi-Currency Commitments and the Loans of such Affected Lender for an amount equal to the principal balance of all applicable Loans held by such Affected Lender and all accrued and unpaid interest and fees with respect thereto through the date of such sale and purchase (the “Purchase Amount”); provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof and (B) such Affected Lender shall have received the Purchase Amount from such Eligible Assignee. Each Lender agrees that, if it becomes an Affected Lender, it shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance to evidence such sale and assignment and (y) to the extent the Multi-Currency Commitments and Loans subject to such Assignment and Acceptance are evidenced by a Note or Notes, such Note or Notes; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance or deliver such Note or Notes shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 7.17         Interest Act (Canada). For purposes of the Interest Act (Canada), whenever any interest under this Agreement on account of Local Loans or Acceptances which are made in Canada or made to any Local Borrowing Subsidiary which is organized under the laws of Canada or any Province thereof is calculated using a rate based upon a year of three hundred and sixty (360) days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based upon a year of three hundred and sixty (360) days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable ends, and (z) divided by three hundred and sixty (360). The rates of interest specified in this Agreement are nominal rates and all interest payments and computations are to be made without allowance or deduction for deemed reinvestment of interest.

Section 7.18         Defaulting Lender.

(a)          Reallocation of Defaulting Lender Commitments. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Obligations and any outstanding Swing Line Loans:

(i)          the Multi-Currency Commitment Percentage of such Defaulting Lender with respect to any L/C Obligations and any outstanding Swing Line Loans will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Multi-Currency Lenders that are Non-Defaulting Lenders pro rata in accordance with their respective Multi-Currency Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s Multi-Currency Commitment Percentage of the Aggregate Actual Outstanding Multi-Currency Extensions of Credit may not in any event exceed the Multi-Currency Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Lender, any Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; provided that to the extent that amounts are reallocated among the Multi-Currency Lenders in accordance with this clause (i) any cash collateral that was provided pursuant to clause (b) with respect to any such L/C Obligations or Swing Line Loans, the cash collateral requirement pursuant to such clause (b) will terminate and each applicable Issuing Lender and Swing Line Lender will cause any cash collateral posted with respect to their respective L/C Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral;

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(ii)         to the extent that any portion (the “unreallocated portion”) of the Multi-Currency Commitment Percentage of such Defaulting Lender with respect to any L/C Obligations and any outstanding Swing Line Loans cannot be so reallocated, each applicable Borrower will promptly, and in no event later than ten (10) Business Days after any demand by the Administrative Agent (at the direction of the Issuing Lenders and/or the Swing Line Lenders, as the case may be), (A)(x) cash collateralize the obligations of such Borrower to the Issuing Lenders in respect of such L/C Obligations, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Obligations on terms acceptable to the Administrative Agent and such Issuing Lender and (y) in the case of such outstanding Swing Line Loans, prepay (subject to clause (iii) below) and/or cash collateralize (on terms reasonably acceptable to the Administrative Agent and such Swing Line Lender) in full the unreallocated portion thereof, or (B) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Lenders and the Swing Loan Lenders, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, in each case without duplications with respect to any prior actions taken with respect to such L/C Obligations and Swing Line Loans pursuant to clause (b) below; and

(iii)        any amount paid by any Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until the termination of the Multi-Currency Commitments and payment in full of all Payment Obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and L/C Reimbursement Obligations then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Multi-Currency Commitments and payment in full of all Payment Obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

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(b)          Cash Collateral Call. If any Lender becomes, and during the period it remains, a Potential Defaulting Lender, if any Letter of Credit or Swing Line Loan is at the time outstanding, any Issuing Lender or Swing Line Lender, as the case may be, may, by notice to the Borrowers and such Potential Defaulting Lender through the Administrative Agent, require each applicable Borrower to cash collateralize (on terms reasonably acceptable to the Administrative Agent and such Issuing Lender or Swing Loan Lender, as applicable) the obligations of such Borrower to such Issuing Lender or Swing Line Lender, as applicable, in respect of such Letter of Credit or Swing Line Loan, as applicable, in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Potential Defaulting Lender in respect thereof within ten (10) Business Days after any such notice from the Administrative Agent, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuing Lender or such Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Potential Defaulting Lender.

(c)          Termination of Defaulting Lender Commitments. The Company may terminate the unused amount of the Multi-Currency Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 7.15 will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Lenders, the Swing Line Lenders or any Lender may have against such Defaulting Lender.

(d)          Cure. If the Company, Administrative Agent, the Issuing Lenders and the Swing Loan Lenders agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 7.18(a)), (i) such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Multi-Currency Commitment Percentage to be on a pro rata basis in accordance with their respective Multi-Currency Commitment, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender and (ii) the cash collateral requirements set forth in this Section 7.18 will terminate and the each applicable Issuing Lender and Swing Line Lender will cause any cash collateral posted with respect to their respective L/C Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender or Potential Defaulting Lender.

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ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent to enter into this Agreement and to make the Loans and to issue or participate in Letters of Credit hereunder, the Company hereby makes to each of them (i) on the Effective Date, solely with respect to the Company, each of the representations and warranties set forth in Sections 8.1 and 8.2 and (ii) on the Closing Date and each other date required pursuant to Section 9.2 each of the following representations and warranties:

Section 8.1           Corporate Existence. Each Loan Party is duly organized, validly existing and (to the extent applicable under the laws of the jurisdiction of its organization) in good standing under the laws of the jurisdiction of its incorporation, has the corporate (or other requisite legal) power to own its assets and to transact the business in which it is presently engaged, and is (to the extent applicable under the laws of the relevant jurisdiction) duly qualified as a foreign corporation and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where all such failures to so qualify and be in good standing would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 8.2           Corporate Power. (a) Each Loan Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and, in the case of each of the Borrowers, to borrow hereunder, and it has taken as of the Closing Date all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize its borrowings on the terms and conditions of this Agreement.

(b)          No consent of any other Person (including, without limitation, stockholders or creditors of any Borrower or of any Parent of the Company), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents to which any Loan Party is a party by or against such Loan Party, except for (i) filing of the Mortgages, (ii) any filings required under the UCC, (iii) any filings required to be made with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) any filings, notices, consents, licenses, permits, approvals, authorizations, registrations or declarations required under the laws of jurisdictions other than the United States or any political subdivision thereof in connection with the pledge of stock of Foreign Subsidiaries or any assets located in, or created under, the laws of any such jurisdiction or political subdivision and (v) any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(c)          This Agreement has been, and the other Loan Documents to which it is a party will be, executed and delivered by a duly authorized officer of each Loan Party. This Agreement constitutes, and the other Loan Documents to which it is a party, when executed and delivered by it and the other parties thereto, will constitute, the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

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Section 8.3           No Legal Bar to Loans. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party will not violate any Contractual Obligation or material Requirement of Law to which such Loan Party is a party, or, to the best knowledge of the Company, any Parent of the Company is a party or by which such Loan Party or, to the best knowledge of the Company, any Parent of the Company or any of their respective material properties or assets may be bound, and will not result in the creation or imposition of any Lien (other than under the Security Documents or as contemplated by the Intercreditor Agreement) on any of their respective material properties or assets pursuant to the provisions of any Contractual Obligation.

Section 8.4           No Material Litigation. No litigation, investigation or administrative proceeding of or before any court, arbitrator or Governmental Authority is presently pending or, to the knowledge of any Loan Party, threatened against it, any of the other Loan Parties, or any of its or their properties or assets, (a) with respect to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby, (b) with respect to the validity or enforceability of the obligations of any Borrower or any Loan Party under this Agreement and the other Loan Documents to which it is a party, (c) with respect to the rights of the relevant Issuing Lender, any L/C Participant, or the Agents with respect to any Application or Letter of Credit, (d) with respect to the rights of the relevant Local Fronting Lender or the Multi-Currency Lenders with respect to any Local Loan or Acceptance or (e) which would be reasonably likely to have a Material Adverse Effect, except (in the case of this clause (e) only) for any litigation, investigation or administrative proceeding which has been disclosed in any of the Company’s or Revlon’s public filings with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended December 31, 2012 or its Form 10-Q for the last fiscal quarter ended prior to the Closing Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any litigation, investigation or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

Section 8.5           No Default. No Borrower nor any of its Recourse Subsidiaries is in default in any material respect in the payment or performance of any material obligations or in the performance of any Contractual Obligation to which it is a party or by which it or any of its material properties or assets may be bound, and no Default hereunder has occurred and is continuing. No Borrower nor any of its Subsidiaries is in default under any material order, award or decree of any court, arbitrator or Governmental Authority binding upon or affecting it or by which any of its material properties or assets is bound or affected, and no such order, award or decree would be reasonably likely to have a Material Adverse Effect.

Section 8.6           Ownership of Properties; Liens. Except as is or would be permitted pursuant to Section 11.3, each Borrower and each of its Recourse Subsidiaries has (a) good and marketable title to all its owned, and valid leasehold interests in all its leased, real property and (b) good title to all its owned, and valid leasehold interests in all its leased, personal properties and assets, in each case subject to no Lien.

Section 8.7           Taxes. (a) Each Borrower and each of its Subsidiaries and, to the best knowledge of the Company, any other member (as such term is defined in Treasury Regulations §1.1502-1(b), or any similar provision of state, local or foreign law) of the consolidated, combined or unitary group (if any) of which the Company is or was a member, has timely filed or caused to be timely filed all material tax returns (including, without limitation, information returns) which are required to be filed, and have paid all material taxes (whether or not shown to be due and payable on such returns) or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves (in accordance with GAAP) have been provided on the books of such Borrower or such Subsidiary, or other member of the consolidated, combined or unitary group, as the case may be), and no tax Liens which violate Section 11.3(a) have been filed. As of the date hereof, the period within which United States federal income taxes may be assessed against any Borrower and each of its Subsidiaries has expired without further extension or waiver for all taxable years ending on or before December 31, 2005.

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(b)          The Company does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

Section 8.8           ERISA. No Reportable Event has occurred during the immediately preceding six-year period with respect to any Plan that resulted or would be reasonably likely to result in any unpaid liability that would be reasonably likely to have a Material Adverse Effect, and each Plan (other than any Multiemployer Plan or any multiemployer health or welfare plan) has complied and has been administered in compliance with applicable provisions of ERISA and the Code except for such non-compliance that would not be reasonably likely to have a Material Adverse Effect. The amount by which (a) the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on then current assumptions used to fund such Plan, except that the liability discount rate shall instead be the reasonable expected long term rate of return on plan assets used in the Company’s annual audited financial statements), as of the last annual valuation date applicable thereto (except with regard to the long term rate of return on plan assets, such rate used in the Company’s annual audited financial statements for the Company’s last fiscal year ending on or before such valuation date), exceeds (b) the value of the assets of each such Plan allocable to such benefits, in the aggregate for all such Plans as to which such present value of accrued benefits exceeds the value of its assets (the “Unfunded Pension Amount”), when aggregated with the Potential Withdrawal Liability (as hereinafter defined), is less than $70,000,000. No Borrower nor any Commonly Controlled Entity has during the immediately preceding six-year period had a complete or partial withdrawal from any Multiemployer Plan that resulted or would be reasonably likely to result in any unpaid withdrawal liability under Section 4201 of ERISA that would be reasonably likely to have a Material Adverse Effect. The “Potential Withdrawal Liability” shall mean the withdrawal liability under Section 4201 of ERISA to which a Borrower or any Commonly Controlled Entity would become subject under ERISA if such Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto. No Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in Reorganization or Insolvent where such Reorganization or Insolvency has resulted, or would be reasonably likely to result in an unpaid liability that would be reasonably likely to have a Material Adverse Effect nor, to the best knowledge of such Borrower, is any such Reorganization or Insolvency reasonably likely to occur.

Section 8.9           Financial Condition. The Audited Financial Statements of the Company and the Unaudited Financial Statements of the Company and the notes thereto present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates, and the consolidated results of their operations and cash flows for the fiscal periods then ended. The Audited Financial Statements of the Company and the Unaudited Financial Statements of the Company have been prepared in accordance with GAAP applied consistently throughout the periods presented except as disclosed in such financial statements and the notes thereto. The Audited Financial Statements of the Acquired Business, together with the notes thereto, give a fair view of the consolidated financial position of the Acquired Business as at the date to which they were prepared and for the financial years then ended and were prepared in accordance with IFRS applied consistently throughout the periods presented except as disclosed in such financial statements and the notes thereto. To the knowledge of the Company, the Unaudited Financial Statements of the Acquired Business fairly represent the financial position of the Acquired Business as at the date to which they were prepared and for the financial quarters to which they relate and were prepared on a basis consistent with IFRS (to the extent appropriate in the context of such accounts). Neither the Company nor any of its Subsidiaries (in the case of any of the following relating to the Acquired Business for the period from January 1, 2013 through the Closing Date, to the Company’s knowledge) has any material Contingent Obligation or any material obligation, liability or commitment, direct or contingent (including, without limitation, any liability for taxes or any material forward or long-term commitment), which is (a) not reflected in the foregoing statements and the notes thereto or (b) prohibited to be incurred under this Agreement.

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Section 8.10         No Change. Since December 31, 2012, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of either of (a) Revlon or (b) the Company and its Subsidiaries taken as a whole (it being understood that (x) nothing set forth in any Form 8-K’s or Form 10-Q’s of the Company filed with or furnished to the SEC prior to the date hereof during fiscal year 2013 or (y) no facts or circumstances relating to the Acquired Business on or prior to the Closing Date and disclosed in information furnished to the Lenders in connection with the execution of this Agreement constitutes, either individually or in the aggregate, such a material adverse change).

Section 8.11         Federal Regulations. No Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loans or other extensions of credit hereunder will be used for any purpose which violates the provisions of Regulation U or X of such Board of Governors. In the event that any part of the proceeds of the extensions of credit hereunder are used to “purchase” or “carry” any such “margin stock,” the Company will (and will cause its Subsidiaries to) provide such documents and information (including, without limitation, duly completed and executed originals of Federal Reserve Form G-3 or U-1) to the Administrative Agent and the Lenders as the Administrative Agent reasonably may request in order to evidence that the representations and warranties contained in this Section 8.11 remain true and correct in all material respects.

Section 8.12         Investment Company Act. None of Revlon, the Company or any Subsidiary of the Company is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as each such term is defined and used in the Investment Company Act of 1940, as amended.

Section 8.13         Company Information; Matters Relating to Subsidiaries.

(a)          Schedule 8.13(a) sets forth as of the Closing Date (as such schedule shall be delivered by the Company to the Administrative Agent on or prior to the Closing Date) the name, address of principal place of business and taxpayer identification number of the Company.

(b)          Set forth in Schedule 8.13(b) (as such schedule shall be delivered by the Company to the Administrative Agent on or prior to the Closing Date) is a complete and accurate list showing all Subsidiaries of Revlon and the Company as of the Closing Date and, as to each such Subsidiary, the jurisdiction of its organization, the percentage of the outstanding shares of stock owned (directly or indirectly) by the Company and the direct Parent thereof.

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Section 8.14         Mortgages. Each Mortgage is effective to grant a legal, valid and enforceable mortgage lien on all of the mortgagor’s right, title and interest in the Mortgaged Property thereunder. When each Mortgage is duly recorded in the appropriate county office or offices and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, such Mortgage shall constitute a fully perfected, first priority Lien on and security interest in such Mortgaged Property, subject only to Customary Permitted Liens, Liens securing the Designated Eligible Obligations as provided in the Intercreditor Agreement, any Liens that may exist on the Closing Date with regard to the Existing Term Loan Agreement or the Existing Credit Agreement and Liens on any Mortgaged Property acquired in connection with the Colomer Acquisition and such Liens, defects and encumbrances as may be approved by the Administrative Agent and except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 8.15         Solvency. (a) The aggregate value of all of the assets of the Company on a consolidated and an unconsolidated basis, at a fair valuation, exceeds the total liabilities of the Company on a consolidated and an unconsolidated basis (including contingent, subordinated, unmatured and unliquidated liabilities). The Company has the ability to pay its debts as they mature and it does not have unreasonably small capital with which to conduct its business. For purposes of this Section 8.15, the “fair valuation” of such assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of or dispositions of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

(b)          Each Borrower is in compliance with all material Requirements of Law applicable to it with respect to capitalization and, to the knowledge of the Company or such Local Borrowing Subsidiary, has sufficient capital with which to conduct its business in accordance with past practice. No Borrower is undercapitalized to such an extent that, solely as a result of such undercapitalization, (i) any Lender would be deemed under the laws of the relevant jurisdiction to owe a fiduciary duty to any other creditor of such Borrower or (ii) the Local Loans made or the Acceptances created by the relevant Local Fronting Lender to such Borrower would be subordinated to any obligations of such Borrower owing to any other Person.

Section 8.16         Environmental Matters. (a) Except to the extent provided in clause (b) below:

(i)          the Mortgaged Properties do not contain any Hazardous Materials in concentrations which violate any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials;

(ii)         the Mortgaged Properties are in compliance with all Environmental Laws, including all applicable federal, state and local standards and requirements regarding the generation, treatment, storage, handling, use or disposal of Hazardous Materials at the Mortgaged Properties and there is no Hazardous Materials contamination which could materially interfere with the continued operation of the Mortgaged Properties or materially impair the fair saleable value thereof;

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(iii)        none of the Company or any Subsidiary of the Company has received, or is aware of, any existing or contemplated notice of violation or potential liability by any regulatory agency or Person regarding environmental control matters or permit compliance with regard to the Mortgaged Properties;

(iv)        Hazardous Materials have not been transferred from the Mortgaged Properties to any other location in violation of any applicable Environmental Laws and the Company has not received notice of any potential liability associated with such transferred materials; and

(v)         there are no administrative actions or judicial proceedings by a Governmental Authority or other Person pending or contemplated under any applicable Environmental Laws to which the Company, any Subsidiary of the Company or any mortgagor is or will be named as a party with respect to the Mortgaged Properties.

(b)          Each of the representations and warranties set forth in Section 8.16(a) are true and correct with respect to each parcel of real property owned or operated by the Company or any of its Subsidiaries, except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not be reasonably likely to have a Material Adverse Effect.

(c)          The Company and any Subsidiary of the Company is in compliance with Environmental Laws and is not aware of any facts, circumstances or conditions relating to the Company, any Subsidiary of the Company or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary of the Company that would result in the Company or any Subsidiary incurring liability under Environmental Laws, except for such noncompliance or liability which individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect.

Section 8.17         Models. (a) The financial models provided to the Lenders in connection with the execution of this Agreement, together with any notes thereto, were prepared in good faith on the basis of assumptions that were reasonable in light of conditions existing at the time of delivery of such models, it being understood that such models are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such models may differ significantly from the projected results and that no assurance is given that the projected results will be realized.

(b)          The financial models (if any) relating to the Company and provided to each Lender pursuant to Section 10.1(b), together with any notes thereto, were prepared in good faith on the basis of assumptions that were reasonable in light of conditions existing at the time of delivery of such models, it being understood that such models are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such models may differ significantly from the projected results and that no assurance is given that the projected results will be realized.

Section 8.18         Disclosure. No written information, schedule, exhibit or report or other document (other than financial models, other forward looking information and information of a general economic or in industry-specific nature) furnished by the Company, its Subsidiaries or Affiliates to any Agent or any Lender in connection with the negotiation of this Agreement and the Security Documents or pursuant to the terms of this Agreement and the Security Documents (in the case of any of the foregoing to the extent relating to the Acquired Business on or prior to the Closing Date, to the Company’s knowledge), as such information, schedule, exhibit or report or other document has been amended, supplemented or superseded by any other information, schedule, exhibit or report or other document later delivered to the same parties receiving such information, schedule, exhibit or report or other document, taken as a whole contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

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Section 8.19         Regulation H. No Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 8.20         Affiliate Obligations. Other than trade payables, other Indebtedness in the ordinary course of business or any interest payable from time to time in respect of and in accordance with the terms of any such Indebtedness, no Indebtedness is owing to the Company or any of its Subsidiaries from the Affiliates of the Company on the Closing Date, other than amounts permitted pursuant to Section 11.8(f).

Section 8.21         Indebtedness Owing to Affiliates. No Affiliate of the Company (other than officers and directors of the Company and its Subsidiaries) holds any Indebtedness of the Company or any of its Subsidiaries (not including (i) any trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any Indebtedness permitted under Section 11.2(i), (o) or (p) or (iv) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued under an Indenture), except to the extent that such Affiliate has duly executed and delivered to the Administrative Agent an Affiliate Subordination Letter which remains in full force and effect.

Section 8.22         Insolvency Proceedings. No Insolvency Proceeding has occurred and is continuing.

Section 8.23         OFAC. None of the Company or any of its Subsidiaries (a) is a person whose property or interest in property is blocked or is currently subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or is currently subject to the sanctions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 8.24         Anti-Terrorism Laws. None of the Company or any of its Subsidiaries (and, to the knowledge of each Loan Party, no Joint Venture or Subsidiary thereof) is in violation in any material respect of any United States Requirement of Law relating to terrorism or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing.

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Section 8.25         Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each of the Company and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly by any Group Member, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1           Conditions to Acquisition Borrowing. The agreement of the Lenders to make the Acquisition Borrowing requested to be made by it hereunder shall be subject to the satisfaction or waiver in accordance with Section 14.1 (except to the extent set forth in Section 10.16) of only the conditions precedent set forth in this Section 9.1 on or before the Termination Date (the date on which such conditions are satisfied or waived being herein called the “Closing Date”). If the Closing Date does not occur on or before the Termination Date or the Company shall terminate all Commitments hereunder prior to the Closing Date, at the Company’s election by written notice to the Lenders, this Agreement shall be automatically and irrevocably terminated.

(a)          Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date:

(i)          for the account of each Lender requesting the same at least three (3) Business Days before the Closing Date, a Note of the Company conforming to the requirements set forth herein;

(ii)         the Guaranty, duly executed by each of Revlon, Inc., Revlon International Corporation, RIROS Corporation and RIROS Group (each a “Material Existing Guarantor”);

(iii)        the Pledge and Security Agreement, duly executed by the Company and each Material Existing Guarantor, together with (x) UCC financing statements identifying the Company and the Material Existing Guarantors as debtors and (y) certificates evidencing equity interests that are in the possession of the collateral agent under the Existing Term Loan Agreement on the Closing Date; and

(iv)        the Intercreditor Agreement, duly executed by each Loan Party party thereto.

(b)          Repayment of Existing Indebtedness. The Administrative Agent shall have received reasonably satisfactory evidence that (i) all loans outstanding under, and all other amounts due in respect of, the Existing Credit Agreement shall have been repaid in full (or reasonably satisfactory arrangements made for such repayment to occur substantially concurrently with the Closing Date) and the commitments thereunder shall have been permanently terminated and (ii) (A) all loans outstanding under, and all other amounts due in respect of, the Existing Term Loan Agreement shall have been repaid in full (or reasonably satisfactory arrangements made for such repayment to occur substantially concurrently with the Closing Date) and the commitments thereunder shall have been permanently terminated or (B) if the commitments under the credit agreement described in clause (a)(i) of the definition of “Term Loan Agreement” have been permanently terminated pursuant to Section 2.1(a) thereof on or before the Closing Date, amendments to the Existing Term Loan Agreement, to the extent necessary to permit the Colomer Acquisition and the increase in the amount the Term Loans issued thereunder and in form and substance reasonably satisfactory to the Administrative Agent, shall have become or shall concurrently become effective.

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(c)          Consummation of the Acquisition. The Colomer Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the Closing Date substantially in accordance with the Acquisition Agreement and all exhibits thereto (without giving effect to any amendment, modification or waiver thereof or any consent thereunder (including any change in the purchase price) in a manner that is materially adverse to the interests of the Lenders in their capacities as such without the prior consent of the Arrangers, which consent shall not be unreasonably withheld or delayed). For purposes of the foregoing condition, any reduction in the purchase price (other than pursuant to any purchase price or similar adjustment provision set forth in the Acquisition Agreement) in connection with the Acquisition Agreement shall not be deemed materially adverse to the interests of the Lenders if such reduction is less than 15% of the sum of the original purchase price plus any repayment or acquisition of debt set forth in the Acquisition Agreement. For the avoidance of doubt, (x) the exercise of any right of extension under Section 3.1 of the Acquisition Agreement as in effect on the Effective Date shall not be deemed to be an amendment, modification or waiver thereof or consent thereunder for purposes of this Section 9.1(c) so long as such extension does not extend beyond the Termination Date and (y) any extension of or delay in the date of the “Closing” (as defined in the Acquisition Agreement as in effect on the Effective Date) shall not be deemed to be an amendment, modification or waiver thereof or consent thereunder for purposes of this Section 9.1(c) so long as such extension does not extend beyond the Termination Date.

(d)          Major Default and Illegality.

(i)          No Major Default shall have occurred and be continuing.

(ii)         It not being illegal for the Lenders to perform their respective obligations hereunder or to fund the Loans.

(e)          [Intentionally omitted].

(f)          Corporate Proceedings. The Administrative Agent shall have received (i) certified copies of the Charter and by-laws (or analogous organizational documents) of the Company and each Material Existing Guarantor and (ii) the resolutions (or analogous authorizations), in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Company and each Material Existing Guarantor, authorizing in each case the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Company or such Loan Party is a party, in each case certified by the Secretary or an Assistant Secretary of the Company or such Loan Party as of the Closing Date and each such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

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(g)          Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or analogous officer) of the Company and each Material Existing Guarantor dated the Closing Date, as to the incumbency and signature of the officers of the Company and such Material Existing Guarantor executing each of this Agreement, the Notes and each other Loan Document to which the Company and such Loan Party is a party, and any certificate or other documents to be delivered by it pursuant thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary as the case may be.

(h)          Legal Opinions. The Administrative Agent shall have received executed legal opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Company and the Executive Vice President and General Counsel of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent consistent with those delivered in connection with the Existing Credit Agreement. Each of the counsel delivering the foregoing legal opinions is expressly instructed to deliver its opinion for the benefit of each of the Administrative Agent, the Collateral Agent and each Lender.

(i)          Fees and Expenses. The Administrative Agent shall have received or shall concurrently receive, for the accounts of each Lender, each Agent and each Arranger, all fees and expenses owing hereunder or in connection herewith to such Persons (including, without limitation, accrued fees and disbursements of one firm of primary counsel, one firm of local counsel in each applicable jurisdiction and special counsel to the Administrative Agent and the Collateral Agent), to the extent that such fees and expenses have been presented for payment at least two (2) Business Days prior to the Closing Date (which amounts may, at the Company’s election, be offset against the proceeds of the Loans).

(j)          Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet as the last day of the completed fiscal quarter most recently ended at least forty-five (45) days (or, in the case of the fourth quarter of any fiscal year, sixty (60) days) before the Closing Date and related statements of income and cash flows of Company, as well as pro forma levels of EBITDA calculated in a customary manner for syndicated bank facilities (collectively, the “Pro Forma Financial Statements”), for the last fiscal year covered by the Audited Financial Statements of the Company and for the latest four-quarter period ending with the latest period covered by the quarterly Unaudited Financial Statements of the Company required by clause (k) below, in each case, after giving effect to the Colomer Acquisition.

(k)          Financial Statements of the Company. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three (3) fiscal years ended at least ninety (90) days before the Closing Date (without any qualified audit opinion thereon) (the “Audited Financial Statements of the Company”) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each completed fiscal quarter since the last day of the last fiscal year covered by the applicable Audited Financial Statements of the Company and ended at least forty-five (45) days (or, in the case of the fourth quarter of any fiscal year, sixty (60) days) before the Closing Date (the “Unaudited Financial Statements of the Company”). The Administrative Agent acknowledges receipt of the Audited Financial Statements of the Company for the three (3) fiscal years ended before the date hereof and (ii) the Unaudited Financial Statements of the Company through the second fiscal quarter of 2013.

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(l)          Financial Statements of the Acquired Business. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three (3) fiscal years ended at least ninety (90) days before the Closing Date (without any qualified audit opinion thereon) (the “Audited Financial Statements of the Acquired Business”) and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each completed fiscal quarter since the last day of the last fiscal year covered by the applicable Audited Financial Statements of the Acquired Business and ended at least forty-five (45) days (or, in the case of the fourth quarter of any fiscal year, sixty (60) days) before the Closing Date (the “Unaudited Financial Statements of the Acquired Business”). The Administrative Agent acknowledges receipt of the Audited Financial Statements of the Acquired Business for the three (3) fiscal years ended before the date hereof and (ii) the Unaudited Financial Statements of the Acquired Business through the second fiscal quarter of 2013.

(m)          USA Patriot Act. Each of the Lenders shall have received, at least five (5) days prior to the Closing Date (to the extent reasonably requested on a timely basis at least seven (7) days prior to the Closing Date), all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 9.2           Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan (other than (i) the Acquisition Borrowing, (ii) any Revolving Credit Loan the proceeds of which are to be used exclusively to repay Refunded Swing Line Loans and (iii) under any Facility Increase relating to a Permitted Acquisition, which shall be subject to the conditions set forth in the documentation relating thereto) requested to be made by it on any date, the agreement of each Local Fronting Lender to create any Acceptances to be created by it on any date and the agreement of the Issuing Lender to issue any Letter of Credit to be issued by it on any date (including, without limitation, its initial extension of credit), are subject to the satisfaction of the following conditions precedent:

(a)          Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent (and, with respect to Swing Line Loans, the Swing Line Lender and, with respect to Local Loans, the relevant Local Fronting Lender) shall have received a duly executed Notice of Borrowing (or, in the case of Swing Line Loans, a duly executed Swing Line Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuing Lender shall have received a duly executed Application.

(b)          Representations and Warranties. Each of the representations and warranties made by each party to each Loan Document in or pursuant to this Agreement or any other Loan Document, or contained in any certificate or financial statement (other than estimates and projections which are (x) identified as such and (y) contained in any financial statement) furnished at any time under or in connection with this Agreement or any other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate to a particular date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date), both before and after giving effect to such Loan, the creation of such Acceptance or the issuance of such Letter of Credit, as the case may be, and to all other extensions of credit to be made on such date and the use of the proceeds thereof.

(c)          No Default. No Event of Default and no Default shall have occurred and be continuing on such date, before and after giving effect to the extensions of credit requested to be made on such date.

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(d)          Borrowing Base. The Company shall have delivered the Borrowing Base Certificate most recently required to be delivered by Section 10.17. After giving effect to the Loans requested to be made, the Acceptances requested to be created or the Letters of Credit requested to be issued on any such date and the use of proceeds thereof, the Aggregate Outstanding Multi-Currency Extensions of Credit shall not exceed the Maximum Availability at such time.

(e)          Liquidity Event Period. On such date, and after giving effect to the extensions of credit requested to be made on such date, either (i) no Liquidity Event Period shall have commenced and be continuing or (ii) if a Liquidity Event Period shall have commenced and be continuing, the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries for the period of four consecutive fiscal quarters of the Company ending on the last day of the most recent fiscal quarter prior to such date shall be greater than or equal to 1.00 to 1.00.

Each borrowing by, and Letter of Credit issued on behalf of, a Borrower hereunder (including, without limitation, each borrowing effected through the creation of an Acceptance) shall constitute a representation and warranty by the Company and (to the extent that such Borrower is not the Company) such Borrower, as of the date of such borrowing or other extension of credit, that the conditions contained in paragraphs (b), (c), (d) and (e) of this Section 9.2 have been satisfied.

Section 9.3           Conditions to Each Facility Increase. Each Facility Increase shall not become effective prior to the satisfaction of all of the following conditions precedent:

(a)          Certain Documents. The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          an amendment to this Agreement (including to Schedule II) and the other Loan Documents, effective as of the Facility Increase Date and executed by the applicable Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facility Increase;

(ii)         written commitments duly executed by existing Lenders or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facility Increase (in accordance with Section 3.1(b) but in any case not to exceed, in the aggregate for all such Facility Increases, the maximum amount set forth in Section 3.1(b)) and, in the case of each such Eligible Assignee that is not an existing Lender, an assumption agreement or comparable document in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Company, the Administrative Agent and such Eligible Assignee;

(iii)        certified copies of resolutions of the Board of Directors of the Company and each Guarantor approving the consummation of such Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

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(iv)        a favorable opinion of counsel for the Company and each Guarantor, addressed to the Administrative Agent, the Lenders and the Issuing Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v)         such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Facility Increase may reasonably require as a condition to its commitment in such Facility Increase.

(b)          Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders participating in such Facility Increase on such Facility Increase Date, as applicable, all fees and expenses (including reasonable out-of-pocket fees and expenses of counsel to the Administrative Agent) due and payable on or before the Facility Increase Date to the extent that such fees and expenses have been presented for payment at least two (2) Business Days prior to the Facility Increase Date (which amounts may, at the Company’s election, be offset against the proceeds of the Facility Increase).

Section 9.4           Certain Funds

(a)          Subject to Section 9.1, notwithstanding any Default or Event of Default and notwithstanding the conditions of Section 9.2 and any other provision of any Loan Document to the contrary, during the Certain Funds Period, each Lender shall be obliged to make available to the Company its portion of the Acquisition Borrowing on the Closing Date if:

(i)          no Major Default has occurred and is continuing; and

(ii)         it not being illegal for the Lenders to perform their respective obligations hereunder or to fund the Loans.

(b)          During the Certain Funds Period, none of the Lenders shall be entitled to

(i)          cancel its Commitments hereunder with respect to the Acquisition Borrowing;

(ii)         rescind, terminate or cancel this Agreement or any of its Commitments hereunder with respect to the Acquisition Borrowing or exercise any right or remedy or make or enforce any claim under or in respect of the Loan Documents it may have to the extent to do so would prevent or limit the making of any Loans representing the Acquisition Borrowing;

(iii)        refuse to participate in the making of any Loans representing the Acquisition Borrowing (except in circumstances where, pursuant to Section 9.3(a) above, a Lender is not obliged to make its Loans on the Closing Date); or

(iv)        exercise any right of set−off or counterclaim right which it may exercise in respect of a Loan to the extent to do so would prevent or limit the making of any Loans representing the Acquisition Borrowing.

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Section 9.5           Additional Conditions to Issuances

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Lenders will not be required to Issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swing Line Lenders will not be required to make any Swing Line Loan, unless the Administrative Agent and such Swing Line Lender or Issuing Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Multi-Currency Commitments of the Non-Defaulting Lenders or by cash collateralization or a combination thereof reasonably satisfactory to the Administrative Agent and such Swing Line Lender or Issuing Lender, as the case may be.

ARTICLE X

AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, until the Payment Obligations have been Fully Satisfied:

Section 10.1         Financial Statements. The Company will furnish to each Lender, through the Administrative Agent:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders’ equity and cash flows for such year, setting forth in each case in comparative form (to the extent that such information has not previously been provided to the Lenders in form substantially similar to that required pursuant to this Section 10.1(a)) the figures for the previous year, certified without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(b)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of (i) the annual business plan of the Company and its Subsidiaries for the next succeeding fiscal year, including model quarterly balance sheets and statements of operations and of cash flow, (ii) a two-year model (including, without limitation, model annual balance sheets and statements of operations and of cash flow) for the Company and its Subsidiaries and (iii) a two-year model (including, without limitation, model annual balance sheets and statements of operations and of cash flow) for Revlon and its Subsidiaries, and all of the foregoing shall be in form and detail reasonably satisfactory to the Administrative Agent and shall be certified by a Responsible Officer of the Company; and

(c)          as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a copy of (i) the unaudited consolidated, condensed balance sheets of the Company and its Subsidiaries as at the end of each such quarter, (ii) the related unaudited consolidated, condensed statements of operations and of cash flows for the portion of the fiscal year through such date and (iii) the related unaudited consolidated, condensed statements of operations for such quarterly period, setting forth in each case in comparative form (to the extent that such information has not previously been provided to the Lenders in form substantially similar to that required pursuant to this Section 10.1(c)) the figures for the corresponding fiscal period of the previous year (other than the balance sheets, which shall present such corresponding figures at the last day of the previous fiscal year), certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Company;

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all such financial statements to be prepared in reasonable detail and (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein) in accordance with GAAP applied consistently throughout the periods reflected therein (subject, in the case of interim periods, to normal year-end adjustments and the absence of notes).

Section 10.2         Certificates; Other Information. The Company will furnish to each Lender, through the Administrative Agent:

(a)          concurrently with the delivery of its financial statements referred to in Section 10.1(a), a certificate of the independent certified public accountants certifying such financial statements, to the extent available pursuant to the policies and procedures of such independent certified public accountants, stating that in making the examination necessary therefor, no knowledge was obtained of any Default or Event of Default with respect to Section 11.1, except as specified in such certificate (which certificate may be limited by applicable accounting rules or guidelines);

(b)          concurrently with the delivery of its financial statements referred to in Section 10.1(a) and (c), a certificate of a Responsible Officer of the Company, substantially in the form of Exhibit M (Form of Compliance Certificate), and, if such certificate demonstrates an Event of Default of the covenant contained in Section 11.1, the Company may deliver, together with such certificate, a notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 12.2;

(c)          within five (5) days after the same are sent, copies of all financial statements and reports which the Company or any of its Subsidiaries and Revlon sends to holders of its publicly traded debt or equity securities, and within five (5) days after the same are filed, copies of all financial statements and reports (including copies of all registration statements, proxy statements and regular and periodic reports, if any) which any of such Persons may make to, or file with, the Securities and Exchange Commission or any successor thereto;

(d)          within ten (10) days following the last day of each fiscal quarter of the Company (commencing with the first full fiscal quarter ended after the Closing Date), a schedule listing (i) all Subsidiaries of the Company as of the last day of the fiscal quarter most recently ended, (ii) all Subsidiaries of the Company which have been acquired or created during the fiscal quarter then ended and (iii) all Persons which have ceased to be Subsidiaries of the Company during such prior fiscal quarter of the Company; and

(e)          at least ten (10) days prior to the issuance thereof, a certificate of a Responsible Officer of the Company as to the issuance of any letter of credit permitted by Section 11.2(m), which certificate shall include (i) the amount of such letter of credit (including, with respect to any such letter of credit that is denominated in a currency other than Dollars, the Equivalent in Dollars thereof), (ii) the stated expiry date thereof, (iii) the issuer thereof and (iv) the beneficiary thereof.

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Section 10.3         Payment of Obligations. The Company will, and will cause each of its Recourse Subsidiaries to, pay, discharge or otherwise satisfy at or (to the extent not otherwise prohibited hereunder) before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except when the amount or validity thereof is then being contested in good faith by appropriate proceedings and reserves with respect thereto to the extent, if any, required by GAAP have been provided on the books of the Company or such Subsidiary, as the case may be. Notwithstanding anything to the contrary in the foregoing sentence, the Company shall not be in default under this Section 10.3 unless the aggregate amount of non-contested Indebtedness or obligations which it and its Subsidiaries have so failed to pay, discharge or satisfy before they become delinquent and which remain delinquent at the time of determination is more than $50,000,000 (or, with respect to any other currency, the Equivalent thereof) in the aggregate.

Section 10.4         Conduct of Business and Maintenance of Existence. Except as permitted by this Agreement, the Company will continue to engage in business of the same general type as now conducted by it; and, except as permitted by this Agreement, the Company will, and will cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Sections 11.5 and 11.6, and comply with all Contractual Obligations and Requirements of Law except to the extent that all failures to comply therewith would not in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company will not make any material change in its present method of conducting business. The Company will cause each of its Subsidiaries to engage primarily in no business other than the business of developing, manufacturing, distributing and/or selling (including marketing and advertising) beauty, hair care, nail care, skin care, fragrance, personal care and/or related products (or of holding properties incidental to such businesses).

Section 10.5         Maintenance of Property; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on such of its property and against such liabilities in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business and furnish to the Administrative Agent, upon written request, and to each Lender which makes a written request through the Administrative Agent, reasonable information as to the insurance carried.

Section 10.6         Inspection of Property; Books and Records; Discussions. The Company will, and will cause each of its Recourse Subsidiaries to, (a) keep proper books of accounts and records in which entries in conformity in all material respects with all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities and which shall permit the preparation of financial statements in conformity with GAAP and (b) permit representatives of the Administrative Agent or the Collateral Agent to visit and inspect such of its properties during normal business hours as the Administrative Agent or Collateral Agent reasonably may request and (during such visit or inspection, or otherwise upon request by the Administrative Agent or Collateral Agent) examine and make abstracts from such of its books and records as it may reasonably request at any reasonable time and as often as may reasonably be desired, and to discuss the business, condition (financial or otherwise), performance, properties and prospects of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its then independent certified public accountants.

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Section 10.7         Notices. The Company will promptly give notice to the Administrative Agent and each Lender, through the Administrative Agent:

(a)          of the occurrence of any Default or Event of Default;

(b)          of any default or event of default by the Company or any of its Subsidiaries under any Contractual Obligation of the Company or any of its Subsidiaries or the institution of, or the occurrence of any material adverse change, in the status or likely result of, any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority or any other Person which, in any of the foregoing cases, would be reasonably likely to have a Material Adverse Effect;

(c)          of any default or event of default by Revlon under any agreements or other instruments governing Indebtedness of Revlon involving an aggregate amount in excess of $50,000,000 (or, with respect to any other currency, the Equivalent thereof);

(d)          of (i) any violation or noncompliance by the Company or any of its Subsidiaries or, to the best of its knowledge, any other Person of any Environmental Laws which would be reasonably likely to have a Material Adverse Effect or (ii) any liability or potential liability to the Company or any of its Subsidiaries or, to the best of its knowledge, to any other Person under, any Environmental Laws which would be reasonably likely to have a Material Adverse Effect;

(e)          of any of the following events, as soon as possible, and in any event, within thirty (30) days after the Company knows or has reason to know thereof:

(i)          the occurrence or expected occurrence of any Reportable Event with respect to any Plan; or

(ii)         the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan;

if such Reportable Event, termination, withdrawal or partial withdrawal (and, in the case of any Multiemployer Plan, its Reorganization or Insolvency) would be reasonably likely to result in liability to the Company and the Guarantors, in the aggregate, in excess of $5,000,000; and

(f)          of a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole, or of any event which would be reasonably likely to materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to perform their obligations under the Loan Documents.

Each notice pursuant to this Section 10.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

Section 10.8         Maintenance of Corporate Identity. The Company will operate its businesses, and will cause its Subsidiaries to operate their respective businesses, and maintain their records, independently from any Person (a “Parent”) which, directly or indirectly, is in control (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company and independently from any Subsidiary of such Parent other than the Company and its Subsidiaries; and the Company will maintain bank accounts separate from the bank accounts of each Parent of the Company and act solely in its own corporate name and through its own authorized officers and agents.

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Section 10.9         Environmental Laws. The Company will, and will cause each of its Subsidiaries to:

(a)          Comply with and require compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that the failure to do so either individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect; and

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities respecting Environmental Laws, except (i) to the extent that the failure to perform any obligations contained in this clause (b) would not be reasonably likely to have a Material Adverse Effect or (ii) to the extent that such obligations are being contested in good faith by appropriate proceedings and provided that the pendency of any and all such proceedings would not be reasonably likely to have a Material Adverse Effect.

Section 10.10         Additional Guaranties. The Company will from time to time cause each Domestic Subsidiary thereof which has not previously done so to execute and deliver to the Administrative Agent duly executed supplements and amendments to the Guaranty, in each case, in form and substance satisfactory to the Administrative Agent; provided, however, the foregoing shall not apply to any Excluded Subsidiary. Each such supplement or amendment shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and are in form and substance reasonably satisfactory to the Administrative Agent.

Section 10.11         Additional Stock Pledges. (a) The Company will, and will cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, pledge to the Collateral Agent 100% of the issued and outstanding Stock and Stock Equivalents (other than directors’ qualifying shares) of each Domestic Subsidiary and Domestic Non-Recourse Subsidiary of the Company (other than any such Subsidiary that is an Excluded Subsidiary) which has not previously been pledged hereunder. Such pledge shall be granted pursuant to duly executed joinders and amendments to the Pledge and Security Agreement and, if applicable, the other Security Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

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(b)          The Company will, and will cause each of the Subsidiary Guarantors to, pledge to the Collateral Agent 66% (rounded downward to eliminate any fraction of a share) of the issued and outstanding shares of each class of Stock and Stock Equivalents entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) (“Voting Stock”) and 100% of the issued and outstanding shares of each class of Stock and Stock Equivalents not entitled to vote (within the meaning of such regulation) (“Non-Voting Stock”) of each first-tier Foreign Subsidiary and first-tier Foreign Non-Recourse Subsidiary of the Company or such Subsidiary Guarantor which (in each case) is owned of record by the Company or such Subsidiary Guarantor and which has not previously been pledged hereunder; provided, however, that in no event shall the Company and the Subsidiary Guarantors pledge an aggregate amount of Voting Stock that exceeds 66% of the total outstanding Voting Stock (taken as a whole) of any first-tier Foreign Subsidiary or first-tier Foreign Non-Recourse Subsidiary of the Company or such Subsidiary Guarantor. Each such pledge shall be granted pursuant to duly executed joinders and amendments to the Pledge and Security Agreement and if applicable, the other Security Documents, in each case, as (x) the Designated Term Loan Administrative Agent deems necessary or advisable in order to effectively grant a valid, perfected and enforceable security interest in the Pledged Stock delivered thereto under the laws of the State of New York and, if such issuer of Pledged Stock is organized under the laws of the United Kingdom, Canada or Bermuda and, if requested by the Designated Term Loan Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable financing transactions, such other jurisdiction in which the issuer of such Pledged Stock is organized to the extent such jurisdiction constitutes, directly or indirectly, one (1) of the top five (5) net revenue generating markets of the Company and its Subsidiaries and (y) is in form and substance reasonably satisfactory to the Designated Term Loan Administrative Agent. Notwithstanding the foregoing, unless either the Designated Term Loan Administrative Agent or the Required Lenders (as defined in the Term Loan Agreement or similar group as reasonably determined by the Designated Term Loan Administrative Agent) shall at any time otherwise reasonably request, no such pledge shall be required pursuant to this Section 10.11(b) with respect to the Stock and Stock Equivalents of any first-tier Foreign Subsidiary listed on Schedule 8.13(b) which is not pledged on the Closing Date or is acquired or formed after the date hereof and either (A) is listed on Schedule 8.13(b) as being slated for liquidation, dissolution or merger or (B) does not have assets in excess of $5,000,000 (or, with respect to any other currency, the Equivalent thereof).

(c)          Each joinder and amendment to the Pledge and Security Agreement and the other Security Documents required to be executed and delivered pursuant to this Section 10.11 shall be promptly executed and delivered after the organization, acquisition or identification of any such Subsidiary Guarantor, Domestic Non-Recourse Subsidiary, first-tier Foreign Subsidiary or first-tier Foreign Non-Recourse Subsidiary and shall be accompanied by share certificates evidencing the Pledged Stock thereunder (to the extent that such Pledged Stock is certificated), together with an undated stock power for each such share certificate (duly executed in blank and delivered by a duly authorized officer of the pledgor of the Pledged Stock represented by such certificate). Each joinder and amendment to the Pledge and Security Agreement and the other Security Documents executed and delivered pursuant to this Section 10.11 shall be accompanied by (i) in the case of the pledge of Stock or Stock Equivalents of any Foreign Subsidiary or Foreign Non-Recourse Subsidiary, evidence of the taking of all such other actions as may be necessary or appropriate for the perfection and first priority of such pledge, and (ii) in the case of any Subsidiary, such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)          In the event that there shall be a change in law that eliminates the adverse tax consequences to the Company or any of its Recourse Subsidiaries that would have resulted on the date hereof (so that such consequences, if any, are immaterial) from the pledge of 66-2/3% or more of the Voting Stock of any Foreign Subsidiary or Foreign Non-Recourse Subsidiary, the Company will, and will cause each of its Recourse Subsidiaries to, (i) pledge such additional amount of shares of such Voting Stock (with respect to each Foreign Subsidiary or Foreign Non-Recourse Subsidiary, the Voting Stock of which then is pledged hereunder) and (ii) notwithstanding the provisions of Section 10.11(b), pledge the maximum amount of shares of such Voting Stock (with respect to each Foreign Subsidiary or Foreign Non-Recourse Subsidiary, the Voting Stock of which is pledged thereafter), in each case which can be so pledged without the incurrence of adverse tax consequences and take or cause to be taken such further action as the Designated Term Loan Administrative Agent may reasonably request (including, without limitation, the delivery of legal opinions) in order to perfect its security interest in such stock.

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Section 10.12         Additional Collateral. The Company will cause each of its Subsidiary Guarantors which has not previously done so to execute and deliver to the Administrative Agent duly executed joinders and amendments to the Pledge and Security Agreement and, if applicable, the other Security Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and to take such other action as reasonably shall be necessary or as the Administrative Agent reasonably shall request to grant to the Collateral Agent a valid and enforceable first priority perfected security interest in all Collateral of such Subsidiary Guarantor (subject to any Liens permitted by Section 11.3). Each such joinder and amendment shall be accompanied by such evidence of the taking of all actions as may be necessary or appropriate for the perfection and first priority of such security interest (including, without limitation, the filing of any necessary Uniform Commercial Code financing statements) and such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, (i) the Collateral shall exclude assets to the extent that a security interest therein could reasonably be likely to result in a material adverse tax consequence to the Company, and any other assets as to which the Collateral Agent and the Company reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (ii) with respect to any Domestic Subsidiary (other than an Excluded Subsidiary) formed or acquired on or after the Closing Date, the Loan Parties shall promptly and in any event not longer than ninety (90) days after the date such Domestic Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree) comply with provisions of Sections 10.10 through 10.15 (inclusive) and Section 10.19 and (iii) with respect to any Domestic Subsidiary that is initially an Excluded Subsidiary but subsequently becomes no longer an Excluded Subsidiary, the Loan Parties shall promptly and in any event not longer than ninety (90) days after the date such Domestic Subsidiary becomes no longer an Excluded Subsidiary (or such longer period as the Administrative Agent may agree) comply with the provisions of Sections 10.10 through 10.15 (inclusive) or Section 10.19.

Section 10.13         Asset Transfers. (a) Each of the Company and the Subsidiary Guarantors will grant to the Collateral Agent a first priority, perfected security interest (subject to any Liens thereon which are permitted to encumber the relevant asset pursuant to Section 11.3) in all properties and assets (whether tangible or intangible) of a type that constitutes Collateral under any Security Document to which the Company or any Subsidiary Guarantor is a party which are sold, transferred, conveyed or otherwise distributed to the Company or any such Subsidiary Guarantor (including, without limitation, by way of merger or consolidation) from any Subsidiary of the Company simultaneously with the effectiveness of such sale, transfer, conveyance or other distribution.

(b)          The Company and each Subsidiary Guarantor will take such action from time to time as is necessary (or otherwise reasonably requested by the Administrative Agent) to ensure that the Collateral Agent at all times holds a perfected security interest in all Collateral under the Security Documents, except as otherwise permitted hereunder.

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Section 10.14         Intellectual Property. (a) The Company will, and will cause each of the Subsidiary Guarantors to, take such action as is necessary (or as otherwise is reasonably requested by the Designated Term Loan Administrative Agent) in order to grant to the Collateral Agent a first priority, perfected security interest in any copyright registration in which the Company or any of the Subsidiary Guarantors may from time to time obtain any interest. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing on the first such date that occurs at least ninety (90) days after the Closing Date (or, if the Designated Term Loan Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Designated Term Loan Administrative Agent shall not so request more frequently than monthly), a Copyright Security Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Designated Term Loan Administrative Agent) confirming the security interest of the Collateral Agent in any Copyright acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for copyright registration during the two (2) prior calendar quarters, duly executed and in proper form for recordation in the United States Copyright Office.

(b)          The Company will, to the extent permitted by Title 15 of the United States Code, submit, and will cause each Subsidiary Guarantor to submit, to the United States Patent and Trademark Office for registration or recordation, as applicable:

(i)          a completed application for trademark registration, in such class or classes as is in conformity with its ordinary business practice then in effect, of each Trademark acquired or adopted and used or intended to be used by it, with respect to any mark which, in the Company’s reasonable judgment, is a Significant Trademark; provided, however, that within thirty (30) days after receipt of notice from the Designated Term Loan Administrative Agent (or such later date as the Designated Term Loan Administrative Agent may agree), the Company shall, or shall cause the applicable Subsidiary Guarantor to, submit to the United States Patent and Trademark Office for registration a completed application for trademark registration, in such class or classes as is in conformity with its ordinary business practice then in effect, of any Trademark acquired or adopted and used or intended to be used by it, with respect to any mark which the Required Lenders (as defined in the Term Loan Agreement or similar group as reasonably determined by the Designated Term Loan Administrative Agent) reasonably deem to be of such significance as to require the Company or such Subsidiary Guarantor to take such steps as may be necessary or desirable to grant to the Collateral Agent a perfected, first priority security interest in such Trademark to the extent that it has any ownership interest in such Trademark which is registerable by it under trademark or other applicable law; and

(ii)         with respect to any interest acquired after the Closing Date by the Company or any of its Subsidiaries (other than any Excluded Subsidiaries) in a Significant Trademark, any appropriate assignment to the Company or such Subsidiary Guarantor of the interest acquired by it in the United States in such Significant Trademark, including, without limitation, all previously unrecorded assignments to the Company’s or such Subsidiary Guarantor’s predecessors-in-interest of which the Company or any Subsidiary Guarantor is or becomes aware.

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The Company will, and will cause each Subsidiary Guarantor to, use its respective commercially reasonable best efforts to comply with all requirements of the Lanham Act and the rules and regulations thereunder, as from time to time in effect, or other applicable law necessary in order to validly register and maintain the registration of any such Significant Trademark with the United States Patent and Trademark Office, except as permitted pursuant to Sections 10.4, 11.5 and 11.6 hereof. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing on the first such date that occurs at least ninety (90) days after the Closing Date (or, if the Designated Term Loan Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Designated Term Loan Administrative Agent shall not so request more frequently than monthly), a Trademark Security Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Designated Term Loan Administrative Agent) confirming the security interest of the Collateral Agent in any Trademark acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for trademark registration during the two (2) prior calendar quarters, duly executed and in proper form for recordation in the United States Patent and Trademark Office.

(c)          The Company will, to the extent permitted by Title 35 of the United States Code, submit, and will cause each Subsidiary Guarantor to submit, to the United States Patent and Trademark Office for issuance or recordation, as applicable:

(i)          an application for letters patent for each patentable invention acquired by or invented by or for it which invention is of such a nature that the Company or its Subsidiaries, in accordance with its ordinary business practice then in effect, would file a patent application in the United States Patent and Trademark Office with respect to it; and

(ii)         with respect to any interest acquired after the Closing Date by the Company or any of its Subsidiaries (other than any Excluded Subsidiaries) in a Patent, any appropriate assignment to the Company or such Domestic Subsidiary of the interest acquired by it in the United States in such Patent, including, without limitation, all previously unrecorded assignments to the Company’s or such Domestic Subsidiary’s predecessors-in-interest of which the Company or any Subsidiary Guarantor is or becomes aware.

The Company will, and will cause each Subsidiary Guarantor to, use its respective commercially reasonable best efforts to comply with all requirements of the United States Patent Act and the rules and regulations thereunder, as from time to time in effect, or other applicable law necessary in order to validly obtain and maintain any Patent with the United States Patent and Trademark Office, except as permitted pursuant to Sections 10.4, 11.5 and 11.6 hereof. The Company will submit, and will cause each Subsidiary Guarantor to submit, to the Administrative Agent, by each January 31st and July 31st of each year following the Closing Date, commencing on the first such date that occurs at least ninety (90) days after the Closing Date (or, if the Designated Term Loan Administrative Agent reasonably so requests in writing, more often; provided, however, that, except during such time as a Default or Event of Default has occurred and is continuing, the Designated Term Loan Administrative Agent shall not so request more frequently than monthly), a Patent Security Agreement (substantially in the form attached to the Pledge and Security Agreement or such other form reasonably acceptable to the Designated Term Loan Administrative Agent) confirming the security interest of the Collateral Agent in any Patent acquired or with respect to which the Company or any Subsidiary Guarantor filed an application for letters patent during the two (2) prior calendar quarters, duly executed and in proper form for recordation in the United States Patent and Trademark Office.

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(d)          Notwithstanding anything to the contrary contained in this Section 10.14, the Company and its Subsidiaries shall have the right to license their respective Patents and Trademarks to third parties on an arms’ length basis; provided, however, that, except with respect to Trademarks and Patents which constitute Disposition Assets or with respect to which the only substantial use by the Company and its Subsidiaries is in connection with a business constituting a Disposition Asset, that any such license of (i) a Trademark shall be for use with respect to products which are not reasonably likely to be competitive with those produced and/or marketed by the Company and its Subsidiaries and (ii) a Patent shall be for applications which would not be reasonably likely to diminish the value of any product line of the Company and its Subsidiaries, except for, in the case of each of clause (i) and (ii), licenses or cross-licenses granted by the Company or any such Subsidiary in connection with the settlement or other disposition of litigation or other disputes with respect to Patents or Trademarks, provided, however, that such licenses or cross-licenses shall be granted (x) in the reasonable business judgment of the Company or any such Subsidiary, or (y) as may be required by any Governmental Authority having jurisdiction over any such litigation or dispute. The Administrative Agent and each Lender hereby acknowledges and agrees that any security interest held by the Collateral Agent in any Patent or Trademark which is licensed in accordance with the provisions of this Section 10.14(d) shall be subordinate to such license agreement and each Lender hereby instructs the Administrative Agent to execute and deliver such instruments, documents and agreements as the Company reasonably may request in order to confirm such subordination.

Section 10.15         Additional Mortgages. The Company shall execute and deliver the Oxford Mortgage and related Mortgaged Related Documents within ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree). With respect to any fee interest in any real property located in the United States having a value (together with improvements thereon) of at least $7,500,000 acquired after the Closing Date by the Company or any of its Domestic Subsidiaries (other than Excluded Subsidiaries), the Company or such Subsidiary shall promptly (and in any event within forty-five (45) days (or such later date as the Administrative Agent may agree) after (x) the acquisition thereof or (y) in the case of costs and expenses referred to in clause (c) below, the receipt of an invoice in respect thereof) (a) execute and deliver a first-priority and a second-priority Mortgage, in favor of the Collateral Agent, for the benefit of the holders of the Secured Obligations, covering such real property (subject to Customary Permitted Liens, Liens securing the Designated Eligible Obligations as provided for in the Intercreditor Agreement and other Liens approved by the Administrative Agent), (b) if requested by the Administrative Agent, provide all Mortgage Supporting Documents relating thereto and (c) pay all costs and expenses associated with the foregoing.

Section 10.16         Post-Closing Matters. The Company shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements set forth on Schedule 10.16 within the time periods set forth on such Schedule.

Section 10.17         Borrowing Base Determination. (a) The Company may deliver from time to time a Borrowing Base Certificate, but in any event shall deliver a Borrowing Base Certificate (i) as soon as available but in any event not later than fifteen (15) days after the end of each fiscal month, (ii) during a Liquidity Event Period or if an Event of Default has occurred and is continuing, not later than five (5) days after the end the last day of each week (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) and (iii) as soon as available, but in any event not later than 2 Business Days after the sale of any Receivables and Related Assets in connection with a Receivables Facility that comprise any portion of the Borrowing Base (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory), in each case, executed by a Responsible Officer of the Company. Prior to the delivery of the first Borrowing Base Certificate pursuant to this Section 10.17(a), the most recent “Borrowing Base Certificate” delivered to the Administrative Agent by the Company pursuant to the Existing Credit Agreement shall be in effect.

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(b)          The Company may and, upon request of the Administrative Agent, shall conduct, or cause to be conducted, at its expense, and present to the Administrative Agent for approval, such Appraisals, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Borrowing Base, all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than two (2) such Appraisals, investigations and reviews during any calendar year; provided, further, once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than four such Appraisals, investigations and reviews during any calendar year. The Company shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of the Accounts referred to therein.

(c)          The Company shall promptly notify the Administrative Agent in writing in the event that at any time the Company receives or otherwise gains knowledge that (i) the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above, (ii) the outstanding Aggregate Outstanding Multi-Currency Extensions of Credit exceed the Maximum Availability as a result of a decrease therein, in which case such notice shall also include the amount of such excess or (iii) a Liquidity Event Period has begun.

(d)          The Administrative Agent may, at the Company’s sole cost and expense, make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable, and the Company shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than two (2) such verifications during any calendar year; provided, further, once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than four such verifications during any calendar year. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the Company, the Company shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall request no more than two (2) such reports during any calendar year and; provided, further, that once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than four such reports during any calendar year.

Section 10.18         Tax Reporting. Promptly after the Company determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Company shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all U.S. Internal Revenue Service forms required in connection therewith.

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Section 10.19         Control Accounts; Approved Deposit Accounts.

(a)          The Company shall, and shall cause each of the Subsidiary Guarantors to, except cash or Cash Equivalents subject to a Lien permitted under Section 11.3(c), (d), (f), (p), (s) (solely to the extent prohibited by the terms of the Indebtedness secured thereby), (cc) or (dd), (i) deposit in an Approved Deposit Account all cash and all Proceeds of any Account or General Intangible they receive from any other Person, (ii) not maintain any funds or other assets in any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Company and each of its Subsidiaries may deposit cash into and maintain (A) payroll, benefits, withholding tax, escrow, customs and other fiduciary accounts and (B) other accounts as long as the aggregate balance in all such other accounts does not exceed $5,000,000 (or, with respect to any other currency, its Equivalent) at any time.

(b)          The Company shall, and shall cause each of the Subsidiary Guarantors, to instruct (or, with respect to General Intangibles, use commercially reasonable efforts to instruct) each Account Debtor with a principal place of business located in the jurisdictions permitted in clause (f) of the definition of “Eligible Receivables” obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account.

(c)          In the event (i) the Company, any Subsidiary Guarantor or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply in any material respect with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank has materially deteriorated, the Company shall, and shall cause each Subsidiary Guarantor to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d)          In the event (i) the Company, any Subsidiary Guarantor or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Company shall, and shall cause each Subsidiary Guarantor to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

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(e)          The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine to the extent expressly contemplated in any Loan Document and shall (or direct the Collateral Agent to) apply the all funds on deposit in such Cash Collateral Account as so contemplated. Funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during a Liquidity Event Period or the continuance of an Event of Default, the Administrative Agent agrees with the Company to direct the Collateral Agent to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Company; provided, however, that neither the Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

Section 10.20         Landlord Waiver and Bailee’s Letters.

The Company shall, and shall cause each of the Subsidiary Guarantors to, use commercially reasonable best efforts to deliver Landlord Waivers and Bailee’s Letters pursuant to Section 10.16 and as the Administrative Agent shall request from time to time in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions.

ARTICLE XI

NEGATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, until the Payment Obligations are Fully Satisfied:

Section 11.1         Financial Covenant. Until all Payment Obligations arising under the Multi-Currency Facility have been Fully Satisfied and without the consent of the Required Lenders, if at any time the Liquidity Amount shall have been less than $20,000,000 for two (2) consecutive Business Days, during the period (a) commencing on the date immediately succeeding such two (2) consecutive Business Days and (b) ending on the first subsequent date on which the Liquidity Amount shall have been equal to or greater than $20,000,000 for thirty (30) consecutive days (each a “Covenant Period”), the Company will not permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries for any period of four consecutive fiscal quarters of the Company ending on the last day of the most recent fiscal quarter ending prior to or during such Covenant Period to be less than 1.00 to 1.00.

Section 11.2         Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except for:

(a)          Indebtedness in respect of the Payment Obligations and any Permitted Refinancing thereof;

(b)          (i) Indebtedness under the Senior Notes Indenture in respect of the Existing Senior Notes and any Permitted Refinancing thereof and (ii) any other Indebtedness (whether issued under the Senior Notes Indenture or otherwise) in an aggregate principal amount for such other Indebtedness not to exceed $200,000,000 (the “Additional Senior Notes”) and any Permitted Refinancing thereof;

(c)          Indebtedness (i) of the Company owing to any of its Wholly-Owned Recourse Subsidiaries, (ii) of any Wholly-Owned Recourse Subsidiary of the Company owing to any other Wholly-Owned Recourse Subsidiary of the Company, (iii) of any Wholly-Owned Recourse Subsidiary of the Company owing to the Company and (iv) of any Non-Recourse Subsidiary to any other Non-Recourse Subsidiary; provided, however, in each case, that the aggregate principal amount of such Indebtedness of any Recourse Subsidiary that is not a Guarantor incurred after the Closing Date shall be subject to Section 11.8(j);

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(d)          Indebtedness of any Foreign Subsidiary or any foreign branch of a Domestic Subsidiary principally doing business outside of the United States (including, without limitation, Indebtedness on account of letters of credit not issued under this Agreement) and, without duplication, any Contingent Obligation of the Company in respect thereof, in an aggregate principal amount at any time outstanding not exceeding for the Foreign Subsidiaries and foreign branches of Domestic Subsidiaries in the aggregate the greater of (A) $60,000,000 and (B) 37.50% of Consolidated Net Tangible Assets of the Company’s Foreign Subsidiaries (or, with respect to any other currency, the Equivalent in Dollars thereof), in each case, determined at the time of incurrence; provided, however, that for purposes of this Section 11.2(d), such aggregate principal amount shall not include an amount equal to the aggregate principal amount of Indebtedness of the Foreign Subsidiaries and foreign branches of Domestic Subsidiaries to any bank which is offset by compensating balances at such bank (which Indebtedness shall be permitted hereunder);

(e)          Indebtedness of the Company to Affiliates in respect of Capital Contribution Notes which evidence cash amounts actually received by the Company from such Affiliates on account of Capital Contributions;

(f)          Indebtedness to employees or former employees of the Company or any of its Subsidiaries in the nature of deferred compensation;

(g)          Indebtedness of the Company and its Subsidiaries under Interest Rate Agreements which are in existence on the Closing Date, and other Indebtedness of the Company and its Subsidiaries under Interest Rate Agreements, which have the sole purpose of hedging interest rate exposure of the Company and its Subsidiaries;

(h)          Hedging Contracts of the Company and its Subsidiaries entered into in the ordinary course of business of the Company and its Subsidiaries for the purpose of providing foreign exchange for their respective operating requirements or of hedging currency exposure;

(i)          (i) Qualified Affiliate Indebtedness and (ii) Indebtedness outstanding on the Closing Date under the Existing Subordinated Loan and, in each case, any Permitted Refinancing thereof;

(j)          Indebtedness of the Company or any of its Subsidiaries in the nature of guarantees as referred to in clause (k) of the definition of “Indebtedness” which is permitted under Section 11.3(m);

(k)          Indebtedness of any Foreign Subsidiary or a foreign branch of a Domestic Subsidiary principally doing business outside of the United States to any Person (other than an Affiliate of the Company), in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $50,000,000 and (B) 31.25% of Consolidated Net Tangible Assets of Foreign Subsidiaries (or with respect to any other currency, the Equivalent in Dollars thereof), in each case, determined at the time of incurrence; provided, however, that, such Indebtedness (i) is not guaranteed by any Loan Party (except to the extent that the Lien permitted by Section 11.3(m), in itself, constitutes a guarantee) and (ii) is either offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposit; provided, further, that such counterpart deposit, compensating balance or cash deposit pledge does not constitute Collateral (as defined in any Security Document) or any of the Unpledged International Property;

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(l)          Capital Lease Obligations and Indebtedness of the Company or any of its Subsidiaries incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), equipment or other assets used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person that owns no other assets or property than those that would have been permitted to be purchased directly under this clause (l) (which Indebtedness may be issued at any time within three hundred and sixty-five (365) days of such acquisition, development, construction, purchase, lease, repair, addition or improvement) and any refinancing thereof; provided, however, that the aggregate principal amount of any Indebtedness permitted under this clause (l) at any time outstanding shall not exceed the greater of (A) $75,000,000 and (B) 12.00% of Consolidated Net Tangible Assets of the Company and its Subsidiaries (or with respect to any other currency, the Equivalent in Dollars thereof), in each case, determined at the time of incurrence;

(m)          Indebtedness to any Person (other than an Affiliate of the Company) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit not issued under this Agreement for the account of the Company or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed $30,000,000 (or with respect to any other currency, the Equivalent in Dollars thereof); provided, however, that such Indebtedness is offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposits;

(n)          [Intentionally Omitted];

(o)          additional Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding (or with respect to any other currency, the Equivalent in Dollars thereof); provided, however, that any refinancing of any Indebtedness permitted under this clause (o) shall be a Permitted Refinancing;

(p)          additional Indebtedness if, after giving effect to the incurrence of such Indebtedness (and any Permitted Acquisition consummated in connection therewith, whether prior to or concurrently with such incurrence), as of the last day of the most recent four consecutive fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, (i) the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries shall not be less than 1.0:1.0 on a pro forma basis and (ii) the Company’s Total Leverage Ratio, calculated on a pro forma basis, is less than 6.00 to 1.00 and any Permitted Refinancing thereof;

(q)          Indebtedness incurred in connection with financing Permitted Acquisitions or any Permitted Refinancing of Indebtedness under this clause (q); provided, however, that any Indebtedness pursuant to this clause (q) shall be (i) unsecured at all times during the term of this Agreement and (ii) subordinated to the Payment Obligations on terms that are reasonably satisfactory to the Administrative Agent (it being understood that subordination terms substantially similar to those applicable to the Existing Subordinated Loan are deemed to be satisfactory);

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(r)          Indebtedness of a Subsidiary of the Company (including the Acquired Business) outstanding on the date on which such Subsidiary was acquired by the Company or incurred pursuant to lines of credit or other financing arrangements (including factoring arrangements) in existence on such date (other than Indebtedness issued in contemplation of or as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and any Permitted Refinancing thereof;

(s)          Indebtedness under the Term Loan Agreement, any Facility Increase (as defined in the Term Loan Agreement), any Refinancing Notes (as defined in the Term Loan Agreement) and any Permitted Refinancing thereof; provided, however, that the aggregate principal amount of any Indebtedness permitted under this clause (s) at any time outstanding shall not exceed (i) $1,375,000,000, plus (ii) additional amounts as contemplated by the Commitment Letter and the Fee Letter to the extent borrowed to fund fees (including original issue discount fees) with respect to the Term Loan Facility as provided therein, plus (iii) an aggregate amount equal to the greater of (x) $400,000,000 and (y) an amount such that, at the time of incurrence of Indebtedness in reliance on this clause (y), the First Lien Secured Leverage Ratio as of the most recently ended period of four consecutive fiscal quarters with respect to which financial statements have been delivered prior to such incurrence, calculated on a pro forma basis, after giving effect to such incurrence, does not exceed 3.50:1.00, plus (iv) in the case of any Refinancing Notes (as defined in the Term Loan Agreement) or any Permitted Refinancing, the aggregate amount of any underwriting discount, original issue discount, premium, accrued but unpaid interest and reasonable costs and expenses incurred in connection with such refinancing, and which amount is permitted to be incurred in excess of the principal amount of the Indebtedness being refinanced in accordance with the term and conditions of the Term Loan Agreement as in effect on the date hereof;

(t)          [Intentionally Omitted];

(u)          Non-Recourse Indebtedness of a Non-Recourse Subsidiary;

(v)         Indebtedness arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, earnouts, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that (1) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (1)), and (2) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness (other than liability for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Subsidiaries of the Company in connection with such disposition;

(w)          obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Subsidiary of the Company in the ordinary course of business;

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(x)          Indebtedness (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two (2) Business Days after its incurrence or (B) supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit (which letter of credit is otherwise permitted under this Section 11.2); and

(y)          Indebtedness to any Person (other than an Affiliate of the Company) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit not issued under this Agreement for the account of the Company or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed $20,000,000 (or with respect to any other currency, the Equivalent in Dollars thereof);

provided, however, that in no event may the Company or any of its Subsidiaries incur any Indebtedness to REV Holdings or (so long as the Company does not elect to make RPH a Subsidiary) RPH.

Section 11.3         Limitation on Liens. The Company will not, and will not permit any of its Recourse Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of their properties, assets (including shares of stock) or revenues, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes, assessments or other governmental charges or claims which are not delinquent or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

(b)          Liens of landlords, laborers and employees arising by operation of law and suppliers’, carriers’, warehousemens’, mechanics’, materialmens’, repairmens’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or, if more than forty-five (45) days overdue, which are being contested in good faith and by appropriate proceedings;

(c)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; provided, however, that no such Lien shall encumber any Collateral (other than cash or Cash Equivalents) under any of the Security Documents or any of the Unpledged International Property;

(d)          deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, stay, surety and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature incurred in the ordinary course of business (including those to secure health, safety and environmental obligations); provided, however, that no such Lien shall encumber any Collateral (other than cash or Cash Equivalents) under any of the Security Documents or any of the Unpledged International Property;

(e)          easements, reservations, licenses, rights-of-way, zoning restrictions and covenants, conditions and restrictions and other similar encumbrances or title defects or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in the aggregate, do not materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

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(f)          Liens in favor of the United States of America for amounts paid by the Company or any of its Subsidiaries as progress payments under government contracts entered into by them; provided, however, that no such Lien shall encumber any Collateral under any of the Security Documents or any of the Unpledged International Property;

(g)          Liens existing on the date of this Agreement as set forth in Schedule 11.3(g);

(h)          Liens under the Security Documents (including, without limitation, Liens which secure Designated Eligible Obligations as provided for in the Intercreditor Agreement) or any other Lien securing all or any portion of the Payment Obligations, the Term Loan Payment Obligations or any refinancings thereof permitted by Section 11.2(a) or 11.2(s), or Designated Eligible Obligations or Term Loan Eligible Obligations, in each case, as provided for in the Intercreditor Agreement or other applicable intercreditor agreement contemplated hereunder as a condition to the incurrence of such Indebtedness or, in the case of any Refinancing Notes (as defined in the Term Loan Agreement), as provided for in the Intercreditor Agreement or other intercreditor agreement between the Administrative Agent and the trustee for the Refinancing Notes, in form and substance reasonably satisfactory to the Administrative Agent, providing for the Liens securing such Refinancing Notes to be on a pari passu basis with the Liens securing the Term Loans;

(i)          attachment, judgment, order or other similar Liens arising in connection with court or arbitration proceedings; provided, however, that the same are being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment or similar Lien shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired and, in each case, shall not otherwise constitute an Event of Default under Section 12.1(k);

(j)          other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of any of their assets not incurred in connection with Indebtedness or Contingent Obligations, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided, however, that no such Lien shall encumber any Collateral under any Security Document or any of the Unpledged International Property;

(k)          Liens securing any Indebtedness permitted by Section 11.2(d) or any Liens replacing such permitted Liens; provided, however, that (i) no such Lien shall encumber any asset of the Company or any of its Subsidiaries organized under the laws of a jurisdiction within the United States or any Collateral under any Security Document or any of the Unpledged International Property and (ii) any such Lien which secures reimbursement obligations under letters of credit not issued under this Agreement shall be limited to (A) the assets acquired or shipped with the support of such letter of credit and (B) any assets of a Foreign Subsidiary which are in the care, custody or control of such issuer of such letter of credit in the ordinary course of business;

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(l)          Liens securing any Indebtedness permitted by Section 11.2(g), Section 11.2(h) or obligations of any Foreign Subsidiary or a foreign branch of any Domestic Subsidiary principally doing business outside of the United States in respect of treasury, depository, overdraft and other cash management arrangements maintained with any Lender, any Term Loan Lender or any Affiliate of a Lender or a Term Loan Lender or any other Person reasonably acceptable to the Administrative Agent or any Liens replacing such permitted Liens; provided, however, that no such Lien shall encumber any asset of the Company or any of its Subsidiaries organized under the laws of a jurisdiction within the United States or any Collateral under any Security Document or any of the Unpledged International Property;

(m)          Liens in the nature of counterpart deposits or pledges of cash deposits of the Company or any of its Subsidiaries to secure Indebtedness of Foreign Subsidiaries of the Company or a foreign branch of a Domestic Subsidiary principally doing business outside of the United States, which Indebtedness is permitted pursuant to Section 11.2(k)); provided, however, that no such Lien shall encumber any Collateral under any of the Security Documents or any of the Unpledged International Property;

(n)          Liens in favor of securities intermediaries, commodity intermediaries, brokers and dealers arising in connection with the acquisition or disposition of investments of the type permitted by Section 11.8; provided, however, that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing; and provided, further, that such Liens attach only to the property of the Company or its Subsidiary, as the case may be, for whose account any such obligations have been incurred;

(o)          Liens granted by the Company or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time, on or after the date hereof, of the Company’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 11.2(l) and limited, in each case, to the property the acquisition, development, purchase, lease, repair, addition or improvement of which is financed or reimbursed with the proceeds of such Indebtedness or subject to such Capital Lease (or proceeds thereof or additional property in the nature of improvements thereto);

(p)          Liens in the nature of counterpart deposits or pledges of cash deposits of the Company or any of its Subsidiaries to secure Indebtedness permitted pursuant to Section 11.2(m); provided, however, that the amount of any such deposit does not exceed the amount of the Indebtedness it secures;

(q)          Permitted Junior Liens securing Indebtedness permitted by Section 11.2(b), provided that the aggregate outstanding principal amount of Indebtedness permitted to be secured by Liens permitted under this Section 11.3(q) shall not exceed $555,000,000, plus, if the amount of any Indebtedness outstanding under Section 11.2(b) includes any Permitted Refinancing of Indebtedness thereunder, the aggregate of amounts described in subclauses (2) and (3) of clause (b) of the definition of “Permitted Refinancing” in respect of such Permitted Refinancing;

(r)          Liens on the assets or property of a Foreign Subsidiary which secure any non-debt obligations of such Foreign Subsidiary;

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(s)          Liens (i) on the assets or property (including shares of Capital Stock) of a Subsidiary of the Company (including the Acquired Business) existing (or required pursuant to agreements existing) at the time such Subsidiary became a Subsidiary of the Company or (ii) on any property at the time the Company or a Subsidiary of the Company acquired such property (including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary of the Company) in each case not incurred or created in connection with or in anticipation of such Subsidiary becoming a Subsidiary of the Company or such acquisition; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its Recourse Subsidiaries other than the proceeds of the assets or property described in clause (i) or (ii) above and any improvements thereto or as otherwise permitted under this Section 11.3;

(t)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u)          Liens that are contractual rights of set-off and other Liens arising as a matter of law (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Recourse Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Recourse Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company, the Company or any Recourse Subsidiary in the ordinary course of business;

(v)         Liens on inventory or equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s client or customer at which such inventory or equipment is located;

(w)          Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable law) regarding leases entered into by the Company or any Subsidiary in the ordinary course of business;

(x)          Liens on Receivables and Related Assets incurred in connection with a Receivables Facility (other than the Capital Stock of any Receivables Subsidiary);

(y)          leases, licenses, subleases and sublicenses of property granted by the Company and its Subsidiaries in the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not secure any Indebtedness;

(z)          Liens securing Indebtedness in respect of Permitted Refinancings permitted under Section 11.2 to the extent such Liens are permitted under clause (g) of the definition of “Permitted Refinancing”;

(aa)         Liens granted in favor of issuers of documentary or trade letters of credit for the account of the Company or such Subsidiary or bankers’ acceptances, which Liens secure the reimbursement obligations of the Company or such Subsidiary on account of such letters of credit or bankers’ acceptances; provided that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers’ acceptances and (ii) any assets of the Company or such Subsidiary which are in the care, custody or control of such issuer;

(bb)         Liens on (i) the net proceeds of the incurrence of Indebtedness to secure any redemption, repurchase or defeasance obligations in respect of such Indebtedness or any other Indebtedness being refinanced with the proceeds of such Indebtedness and (ii) any additional cash to secure such redemption, repurchase or defeasance obligations in an amount which, when added to such net proceeds, is necessary to effect such redemption, repurchase or defeasance;

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(cc)         deposits in the ordinary course of business to secure liability to insurance carriers;

(dd)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 11.2; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(ee)         Permitted Junior Liens securing Indebtedness permitted by Section 11.2(o) or Section 11.2(p); provided, however, that, after giving effect to such Liens (and any Permitted Acquisition consummated in connection therewith, whether prior to or concurrently with such incurrence of such Liens), as of the last day of the most recent four consecutive fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, (i) the First Lien Secured Leverage Ratio of the Company and its Subsidiaries shall be less than or equal to 4:25 to 1:00 on a pro forma basis and (ii) the Company’s Senior Secured Leverage Ratio, calculated on a pro forma basis, is less than 5.50 to 1.00;

(ff)         Liens on Receivables and Related Assets (other than the Capital Stock of any Subsidiary) in connection with factoring arrangements permitted by Section 11.2(r) above; and

(gg)         additional Liens securing obligations which, together with all other obligations secured by Liens (excluding Liens permitted by clauses (a) through (ff) above) at the time of determination do not exceed $15,000,000.

Section 11.4         [Intentionally Omitted]

Section 11.5         Limitation on Fundamental Changes. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction in the nature of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, assign, transfer (including any transfer, relocation, situation or registration of any asset owned by any Loan Party to the Commonwealth of Australia other than in the ordinary course of business) or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of the business or assets of the Company, or acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that during such time as no Event of Default has occurred and is continuing (or would result therefrom):

(a)          the Company and its Subsidiaries may engage in Permitted Intercompany Transfers; and

(b)          the Company and any of its Subsidiaries may engage in transactions permitted under Section 11.6 or Section 11.8.

Section 11.6         Limitation on Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any of the Subsidiaries of the Company issue any Stock or Stock Equivalents (other than any director’s qualifying shares or employee stock options), to any Person, except:

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(a)          sales, transfers and other dispositions by the Company and its Subsidiaries of (i) obsolete or worn out property in the ordinary course of business, (ii) assets no longer used or useful or necessary in the conduct of business of the Company or its Subsidiaries in the ordinary course of business for fair market value or (iii) intellectual property licenses in the ordinary course of business;

(b)          sales, transfers and other dispositions of property (including, without limitation, inventory) by the Company and its Subsidiaries to third parties in the ordinary course of business for fair market value;

(c)          Permitted Intercompany Transfers;

(d)          any Specified Dispositions for fair market value (which property, in the aggregate, the Company hereby represents and warrants is not material to the conduct of the business of the Company and its Subsidiaries);

(e)          sales, transfers and other dispositions of assets of the Company and its Subsidiaries to Permitted Joint Ventures in accordance with the provisions of Section 11.8;

(f)          any Resale Transactions to Persons other than Affiliates for fair market value;

(g)          the disposition of cash, Cash Equivalents or the foreign equivalent of Cash Equivalents;

(h)          sales of Receivables and Related Assets in connection with any Receivables Facility;

(i)          the unwinding of any Hedging Contracts;

(j)          any transfer of property or assets that represents a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim;

(k)          dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements; provided that all Net Proceeds of such sale, transfer or other disposition are applied to the payment of the Payment Obligations as set forth in, and to the extent required by, Section 7.3(e)(ii);

(l)          the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(m)          the sale, transfer and other dispositions of the Capital Stock, Indebtedness or other securities of a Non-Recourse Subsidiary or any property (real or personal) of a Non-Recourse Subsidiary; provided, however, that all Net Proceeds of such sale, transfer or other disposition are applied to the payment of the Payment Obligations as set forth in, and to the extent required by, Section 7.3(e)(ii);

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(n)          sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(o)          other sales, transfers and other dispositions by the Company and its Subsidiaries which are permitted by Section 10.14, 11.3, 11.5, 11.7 or 11.8;

(p)          sales of Receivables and Related Assets in connection with factoring arrangements permitted by Section 11.2(r) above; and

(q)          sales, transfers and other dispositions by the Company and its Subsidiaries of assets not otherwise permitted under this Section 11.6; provided, that (i) no Default or Event of Default shall be in effect prior to or after giving effect to any such sale, transfer or other disposition (except in the case of any such sale, transfer or other disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default exists; provided, that no Default or Event of Default shall result from such sale, transfer or disposition) and (ii) at least 75% of the purchase price for such property shall be paid to the Company or such Subsidiary, as applicable, in the form of cash and Cash Equivalents; provided, however, that for the purposes of this clause (q)(ii), (x) any Designated Non-Cash Consideration in respect of such sale, transfer and other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration in respect of all sales, transfers and other dispositions not in excess of the greater of (A) $75,000,000 and (B) 3.75% of Consolidated Total Assets of the Company and its Subsidiaries determined at the time of such sale, transfer or other disposition shall be deemed to be cash, and (y) the amount of any liabilities that are assumed by the transferor of any such assets or are otherwise canceled in connection with such transaction shall be deemed to be cash.

Section 11.7         Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that, so long as the representations and warranties deemed to be made pursuant to Section 11.7(b) are true and correct in all material respects as of the date such Restricted Payment is made, the following Restricted Payments may be made:

(i)          Restricted Payments on account of amounts payable under the Prior Tax Sharing Agreement, with respect to state and local taxes and federal taxes; provided, however, that no such Restricted Payment (whether in cash or otherwise) shall be made more than ten (10) Business Days prior to the date upon which the related liability to the Internal Revenue Service (or the relevant state or local taxing authority) for tax (including estimated taxes paid) is paid (or, if no such taxes are payable, ordinarily would have been due);

(ii)         [Intentionally Omitted];

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(iii)        Restricted Payments made from time to time to finance Revlon’s purchase, redemption, acquisition or retirement for value of, or payment of amounts owing in respect of, any shares, interests, rights to purchase, warrants, options, participations, stock appreciation rights, performance units or other equivalents or interests in the equity of Revlon held by any current or former director, officer, consultant or employee of Revlon, the Company or any Subsidiary of the Company in such person’s role as a director, officer, consultant or employee (or by their estates or any beneficiaries of their estates); provided, however, that (x) the sum of (1) the aggregate amount of Restricted Payments made pursuant to this clause (iii) and (2) the aggregate amount of open-market purchases of common stock and restricted stock of Revlon together with any other investments made as permitted under Section 11.8(g), does not exceed $15,000,000, plus $8,000,000 for each calendar year commencing with calendar year 2011 and (y) amounts available pursuant to this clause (iii) to be utilized for Restricted Payments during any calendar year which are not utilized during such year may be carried forward and utilized in any succeeding calendar year;

(iv)        subject to the limitations set forth in Section 11.8(g), Restricted Payments made from time to time to finance the Investments contemplated by Section 11.8(g);

(v)         the declaration and payment of dividends by the Company to its Parent in amounts required for the Parent to pay:

(A)         actual expenses, other than those paid to Affiliates of the Company, incidental to being a publicly reporting company;

(B)         so long as the Company is a member of a consolidated, combined, unitary or similar group with the Parent for U.S. federal, state or local income tax purposes, (1) federal, state and local income taxes incurred by such Parent companies, but only to the extent such income taxes are attributable to the income of the Company and the Recourse Subsidiaries, provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Company and the Recourse Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Company and its Recourse Subsidiaries a consolidated or combined group of which the Company was the common Parent, and (2) amounts required to pay federal, state and local income taxes to the extent attributable to the income of the Non-Recourse Subsidiaries, if any, but only to the extent of the amount actually received by the Company from such Non-Recourse Subsidiaries; and

(C)         so long as no Default has occurred and is continuing (after giving effect thereto), reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction by the Parent;

(vi)        so long as no Default has occurred and is continuing (after giving effect thereto), additional Restricted Payments to a Parent or any Affiliate of the Company, whether in respect of management fees or otherwise, in an aggregate amount which, when taken together with the aggregate amount of all defeasances, prepayments and repurchases of Indebtedness made pursuant to clause (ix) of Section 11.9(c) does not exceed $10,000,000, plus $10,000,000 for each calendar year commencing with calendar year 2011; provided, that the Company may carry over and utilize in any subsequent calendar year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior calendar years to be paid pursuant to this clause (vi) that were not in fact utilized to make Restricted Payments pursuant to this clause (vi) or to defease, prepay or repurchase Indebtedness pursuant to clause (ix) of Section 11.9(c);

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(vii)       so long as no Default has occurred and is continuing (after giving effect thereto), other Restricted Payments; provided, that at the time of, and after giving effect to, such Restricted Payments, (x) as of the last day of the most recent four consecutive fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries shall not be less than 1.1:1.0 on a pro forma basis and (y) the Excess Availability shall be greater than 25% of the Maximum Availability;

(viii)      so long as no Default shall have occurred and be continuing (after giving effect thereto), other Restricted Payments in an amount which, when taken together with (A) all other Restricted Payments made pursuant to this clause (viii) after the Closing Date and (B) the aggregate amount of all defeasances, prepayments and repurchases of Indebtedness made pursuant to clause (x) of Section 11.9(c) after the Closing Date, do not exceed $35,000,000;

(ix)         so long as no Default has occurred and is continuing (after giving effect thereto), Restricted Payments in an aggregate amount not to exceed the aggregate net cash proceeds of Available Contributions; provided, that at the time of, and after giving effect to, such Restricted Payments, the Excess Availability shall be greater than 25% of the Maximum Availability;

(x)          so long as no Default has occurred and is continuing after giving effect to such transactions: amounts paid or property transferred pursuant to the Company Tax Sharing Agreement;

(xi)         any “deemed dividend” for accounting purposes resulting from, or in connection with the filing of a consolidated or combined federal income tax return by any Parent or any direct or indirect parent or Subsidiary of any Parent (and not involving any cash distribution from the Company except as permitted by the Company Tax Sharing Agreement); and

(xii)        payments of Receivables Fees other than to a Parent.

(b)          The making of each Restricted Payment pursuant to Section 11.7(a) shall constitute a representation and warranty by the Company that, on and as of the date upon which such Restricted Payment is made (both before and after giving effect to the making thereof), the representations and warranties contained in Section 8.10 and Section 8.15(a) are true and correct.

Section 11.8         Limitation on Investments. The Company will not, and will not permit any of its Recourse Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or acquire by purchase or otherwise all or substantially all of the business or assets or a division, a line of business or business unit of, or make any other investment in, any Person (collectively, “Investments”), except that:

(a)          each of the Company and its Subsidiaries may make Investments in cash or Cash Equivalents (or the foreign equivalent of Cash Equivalents) held in a Deposit Account or a Securities Account, subject to Section 10.19, if applicable, with respect to the Company and the Subsidiary Guarantors;

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(b)          each of the Company and its Subsidiaries may make Investments in contract rights, accounts and chattel paper (as defined in the UCC), put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, and notes receivable, arising or acquired in the ordinary course of business and in Hedging Contracts;

(c)          the Company may make any transaction constituting a Restricted Payment permitted by Section 11.7;

(d)          if in the reasonable judgment of the Company, any Person is deemed to be in a reorganization or unable to make a timely cash payment on Indebtedness or other obligations of such Person owing to it, each of the Company and its Subsidiaries may invest in securities issued by such Person or any Affiliate thereof (other than any Affiliate of the Company) in lieu of cash payment; provided, however, that the Company or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness or other obligations) therefor;

(e)          each of the Company and its Subsidiaries may make Investments; provided, however, that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom) and (ii) the aggregate Investment Consideration (as reduced by (x) the amount equal to the Net Proceeds received by the Company and its Subsidiaries from any Net Proceeds Event on account of any Resale Transaction with respect to any such Investment and (y) to the extent counted against the permitted amount set forth in Section 11.8(l), any such consideration paid from the proceeds of Available Contributions) with respect to all such Investments made after the Closing Date pursuant to this Section 11.8(e), plus Intercompany Investments made after the Closing Date pursuant to Section 11.8(j)(iii)(z) by virtue of this Section 11.8(e) plus Investments in Permitted Joint Ventures made after the Closing Date pursuant to Section 11.8(k), does not exceed $150,000,000 (or, with respect to any other currency, its Equivalent) at any one time outstanding;

(f)          each of the Company and its Subsidiaries may make (i) loans and advances to, and guarantees of Indebtedness of, officers, directors and employees of the Company and its Subsidiaries made in the ordinary course of business to the extent permitted by applicable law; provided, however, that such loans and advances do not exceed $10,000,000 (or, with respect to any other currency, its Equivalent) in the aggregate at any one time outstanding and (ii) payroll, travel, moving and similar loans and advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)          the Company (and, in the case of clause (ii) below, the Company’s Domestic Subsidiaries) may make Investments in (i) open-market purchases of common stock of Revlon and (ii) any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Company (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Company (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, that the aggregate amount of such purchases and other Investments under this Section 11.8(g) together with any Restricted Payments made as permitted under Section 11.7(a)(iii) does not exceed $15,000,000, plus $8,000,000 for each calendar year commencing with calendar year 2011 and (ii) amounts available pursuant to this Section 11.8(g) to be utilized for Investments during any year which are not utilized during such year may be carried forward and utilized in any succeeding year;

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(h)          subject to the limitations set forth in Section 11.7(a)(iii), each of the Company and its Subsidiaries may make Investments from time to time in connection with the transactions contemplated by Section 11.7(a)(iii);

(i)          each of the Company and its Subsidiaries (x) may make Permitted Acquisitions and (y) may hold existing Investments of any entity acquired in such Permitted Acquisition so long as such Investment was not made in contemplation of such acquisition;

(j)          each of the Company and its Subsidiaries may make any Investment in, any of the Company (except for any Stock, Stock Equivalents or bonds, notes, debentures or other securities or other Indebtedness, other than intercompany Indebtedness incurred in the ordinary course of business, of the Company) or any Recourse Subsidiary (each an “Intercompany Investment”); provided, however, that with respect to any Intercompany Investment made after the Closing Date by the Company or any Loan Party in any Subsidiary that is not a Guarantor, (i) if such Intercompany Investment is made in cash as an advance, loan or other extension of credit, such Intercompany Investment shall be evidenced by an intercompany note which, in the case of any such note held by the Company or any Subsidiary Guarantor, shall be promptly pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the relevant Security Documents (subject to the Intercreditor Agreement) and (ii) if such Intercompany Investment is made in cash as a capital contribution, such Intercompany Investment shall only be made in a Foreign Subsidiary (w) in an aggregate amount such that after giving effect thereto, such Foreign Subsidiary (A) is in compliance with all material Requirements of Law applicable to it with respect to capitalization, (B) has sufficient capital with which to conduct its business in accordance with past practice and (C) is not undercapitalized to such an extent that, solely as a result of such undercapitalization, (I) any creditor of such Foreign Subsidiary would be deemed under the laws of any relevant jurisdiction to owe a fiduciary duty to any other creditor of such Foreign Subsidiary or (II) if applicable, the Local Loans made or the Acceptances created by the relevant Local Fronting Lender to such Foreign Subsidiary would be subordinated to any obligations of such Foreign Subsidiary owing to any other Person, (x) to the extent that on the date of such contribution, the cash contributed to the capital of the applicable Foreign Subsidiary, if loaned or advanced through an intercompany loan evidenced by a note, would either (A) not cause the Company or the Domestic Subsidiary of the Company acquiring such note to be deemed to be doing business in any jurisdiction outside of the United States or otherwise subject to taxation or regulation in such jurisdiction or (B) not require the Foreign Subsidiary issuing such note to withhold from any payment made in respect thereof any amount now or hereafter imposed, levied, collected or assessed by any relevant jurisdiction, or any political subdivision or taxing authority thereof or therein, (y) in connection with any sale, transfer or other disposition of capital stock or other equity interests or assets of such Foreign Subsidiary permitted hereunder, to the extent that the aggregate amount of such capital contribution does not exceed the aggregate amount outstanding of any Indebtedness and other obligations of such Foreign Subsidiary owing to the Company or any of its Domestic Subsidiaries that was in each case created or otherwise incurred on or prior to the date of such sale, transfer or other disposition and which Indebtedness and other obligations are outstanding immediately prior to such sale, transfer or other disposition or (z) in connection with the formation or organization of such Foreign Subsidiary, to the extent that the amounts expended after the Closing Date pursuant to this Section 11.8(j)(ii)(z) by virtue of Section 11.8(e) plus amounts expended after the Closing Date pursuant to Section 11.8(e) do not exceed $100,000,000 (or, with respect to any other currency, its Equivalent) at any one time outstanding or are otherwise permitted under this Section 11.8;

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(k)          each of the Company and its Subsidiaries may make Investments in Permitted Joint Ventures; provided, however, that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom) and (ii) the aggregate Investment Consideration (as reduced by (x) the amount equal to the Net Proceeds received by the Company and its Subsidiaries from any Net Proceeds Event on account of any Resale Transaction with respect to any such Investment and (y) to the extent counted against the permitted amount set forth in Section 11.8(l), any such consideration paid from the proceeds of Available Contributions) with respect to all such Investments made pursuant to this clause (k) does not exceed the greater of (A) $50,000,000 (or, with respect to any other currency, its Equivalent) and (B) 8.00% of Consolidated Net Tangible Assets of the Company and its Subsidiaries, at any one time outstanding, in each case, determined at the time of any such Investment is made;

(l)          each of the Company and its Subsidiaries may make Investments which do not exceed the aggregate net cash proceeds of Available Contributions; provided, that (i) no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom) and (ii) at the time of, and after giving effect to, such Investment, the Excess Availability shall be greater than 25% of the Maximum Availability;

(m)          each of the Company and its Subsidiaries may make Investments acquired solely in exchange for the issuance of Capital Stock (other than Redeemable Stock or Exchangeable Stock) of any direct or indirect parent of the Company;

(n)          each of the Company and its Subsidiaries may make Investments; provided, that at the time of, and after giving effect to, such Investments, (i) no Default or Event of Default has occurred and is continuing (or would result therefrom), (ii) as of the last day of the most recent four consecutive fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries shall not be less than 1.1:1.0 on a pro forma basis and (iii) the Excess Availability shall be greater than 25% of the Maximum Availability;

(o)          each of the Company and its Subsidiaries may make Investments in Non-Recourse Subsidiaries, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, without giving effect to the sale of a Non-Recourse Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (A) $20,000,000 (or, with respect to any other currency, its Equivalent) and (B) 3.25% of Consolidated Net Tangible Assets of the Company and its Subsidiaries, in each case, determined at the time any such Investment is made, net of the cash return received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments after the Closing Date; provided, however, that no Default or Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom);

(p)          each of the Company and its Subsidiaries may continue to hold Investments that exist as of the Closing Date as set forth on Schedule 11.8(p) (as such schedule shall be delivered to and approved by the Administrative Agent on or prior to the Closing Date);

(q)          [Intentionally omitted];

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(r)          each of the Company and its Subsidiaries may make Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other persons;

(s)          each of the Company and its Subsidiaries may make Investments in the form of Capital Stock or notes received from a Receivables Subsidiary as consideration for the sale of Receivables and Related Assets to such Receivables Subsidiary;

(t)          each of the Company and its Subsidiaries may make advances, loans, promotions and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(u)          each of the Company and its Subsidiaries may make Investments received as consideration in connection with sales, transfers and other dispositions of assets consummated in compliance with Section 11.6; and

(v)         each of the Company and its Subsidiaries may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business;

provided, that in the case of each of the foregoing clauses (a) through (v) the amount of the applicable Investment (and Investment Consideration) permitted thereunder in any particular Person shall be net of the cash return received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment made after Closing Date.

Section 11.9         Limitation on Payments on Account of Debt. The Company will not, and will not permit any of its Recourse Subsidiaries to:

(a)          amend, waive, supplement or otherwise modify in any material respect (including without limitation, amendments of the interest rate or payment terms thereof) (i) any Indenture or any agreement governing any refinancing Indebtedness of the Indentures or the Term Loans incurred pursuant to Section 11.2(b), if the proposed amendment, waiver or supplement is materially adverse to the Lenders and (ii) any agreement governing the Existing Subordinated Loan on terms and conditions (taken as whole) unless such amendment, waiver, supplement or modification is no less favorable to the Company or the Lenders than the terms and conditions of such Indebtedness as in effect on the Closing Date (taken as a whole);

(b)          amend, waive, supplement or otherwise modify any Capital Contribution Note;

(c)          directly or indirectly, defease, or make any optional prepayment of, or otherwise repurchase, the principal amount of any Indebtedness prior to the scheduled maturity thereof (it being understood that payments of such principal at such maturity and regularly scheduled required payments of such principal prior to such maturity shall be permitted), except:

(i)          the Contributed Existing Subordinated Loan;

(ii)         Indebtedness which is permitted by clauses (c), (d), (f), (g), (h), (j) through (m), (r), (s) and (u) through (y) of Section 11.2;

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(iii)        Indebtedness with the proceeds of any Permitted Refinancing thereof to the extent such Permitted Refinancing is permitted under Section 11.2;

(iv)        Indebtedness under this Agreement pursuant to Section 7.2;

(v)         [Intentionally Omitted];

(vi)        Indebtedness in an aggregate amount, together with the aggregate amount of all Indebtedness defeased, prepaid or repurchased pursuant to this clause (vi), not to exceed $75,000,000 (or, with respect to any other currency, its Equivalent);

(vii)       so long as no Default has occurred and is continuing (after giving effect thereto), Indebtedness in an aggregate amount not to exceed the aggregate net cash proceeds of Available Contributions; provided, however, that, after giving effect to such defeasance, prepayment or repurchase (and any Permitted Acquisition consummated in connection therewith, whether prior to or concurrently with such prepayment), the Excess Availability shall be greater than 25% of the Maximum Availability;

(viii)      so long as no Default has occurred and is continuing (after giving effect thereto), any Indebtedness; provided, that at the time of, and after giving effect to, such defeasance, prepayment or repurchase (and any Permitted Acquisition consummated in connection therewith, whether prior to or concurrently with such prepayment), (i) as of the last day of the most recent four consecutive fiscal quarters with respect to which financial statements shall have been delivered pursuant to Section 9.1(k) or Section 10.1, the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries shall not be less than 1.1:1.0 on a pro forma basis, and (ii) the Excess Availability shall be greater than 25% of the Maximum Availability;

(ix)         so long as no Default has occurred and is continuing (after giving effect thereto), Indebtedness in an aggregate amount which, when taken together with the aggregate amount of all Restricted Payments made pursuant to clause (vi) of Section 11.7(a), does not exceed the amount specified in clause (vi) of Section 11.7(a) for the applicable calendar year; and

(x)          so long as no Default has occurred and is continuing (after giving effect thereto), other Indebtedness in an aggregate amount which, when taken together with the aggregate amount of (A) all other Indebtedness defeased, prepaid or repurchased under this clause (x) and (B) all Restricted Payments made pursuant to clause (viii) of Section 11.7(a) does not exceed $35,000,000 (or, with respect to any other currency, its Equivalent).

Section 11.10         Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Recourse Subsidiaries to, engage in any transaction with any Affiliate of the Company involving aggregate payments or consideration in excess of $10,000,000, unless:

(i)          the terms of such transaction are not materially less favorable when taken as a whole to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person, and

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(ii)         to the extent that such transaction (other than Indebtedness issued by the Company which is permitted under Section 11.2) is known by the Board of Directors of the Company to involve an Affiliate of the Company, other than any purchase or sale of inventory in the ordinary course of business, involving aggregate payments or other consideration in excess of $20,000,000, such transaction has been approved (and the value of any noncash consideration has been determined) by all of the independent members of the Board of Directors of the Company and the Company delivers to the Administrative Agent a certificate executed by a Responsible Officer evidencing such approval (provided that if no member of the Board of Directors of the Company is independent, the Company may deliver to the Administrative Agent a letter from a nationally recognized investment banking firm stating that the financial terms of such transaction are fair to the Company from a financial point of view or meets the requirements of Section 11.10(a)(i)).

(b)          Nothing contained in this Section 11.10 shall prohibit:

(i)          the Company from making Restricted Payments permitted by Section 11.7;

(ii)         any transaction under the Company Tax Sharing Agreement;

(iii)        [Intentionally Omitted];

(iv)        any transaction with an officer, director, manager, employee or consultant of the Company, of Parent or of any Subsidiary of the Company (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant in the ordinary course of business);

(v)         any business or transaction with a Permitted Joint Venture between the Company or any of its Subsidiaries, on the one hand, and a third party that is not directly or indirectly controlled by an Affiliate of the Company, on the other hand;

(vi)        any transaction pursuant to which a Parent or any Affiliate of the Company will provide the Company and its Subsidiaries at their request and at the cost to such Parent or such Affiliate with certain allocated services, including services to be purchased from third party providers, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;

(vii)       payments by the Company or a Subsidiary of the Company to a Parent or any Affiliate of the Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(viii)      [Intentionally Omitted];

(ix)         transactions in which the Company or any Recourse Subsidiary of the Company, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or meets the requirements of Section 11.10(a)(i);

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(x)          investments by a Parent or any Affiliate of the Company in securities (other than Capital Stock) of the Company or any of its Recourse Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment to be held by such Parent or such Affiliate constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xi)         any transaction with an Affiliate in which the consideration paid by the Company or any Recourse Subsidiary of the Company consists only of Capital Stock of Revlon (other than Redeemable Stock or Exchangeable Stock);

(xii)        transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Company and the Recourse Subsidiaries of the Company, in the good faith determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii)       [Intentionally Omitted];

(xiv)      any transaction contemplated by Section 11.7 (v) or Section 11.7 (vi); and

(xv)       any transaction between the Company or a Subsidiary of the Company and its own employee stock ownership plan and the issuance or transfer of Non-Convertible Capital Stock of the Company to Revlon or to any director, manager, officer, employee or consultant of the Company, its Subsidiaries or any direct or indirect parent company thereof (or their estates, spouses or former spouses).

Section 11.11         Hazardous Materials. The Company will not, and will not permit any of its Subsidiaries to, cause or knowingly permit any of the Mortgaged Properties or any other of its assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all respects with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in a liability under any applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any act or omission on its part, of Hazardous Materials onto any such property or asset in violation of any Environmental Law or in a manner that would reasonably be expected to result in a liability under any applicable Environmental Laws, except in each case where such non-compliance or liability would not be reasonably likely to have a Material Adverse Effect.

Section 11.12         Accounting Changes. (a) The Company will not, and will not permit any of its Recourse Subsidiaries to, make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by the Company in the audited financial statements contained in its Annual Report on Form 10-K for its fiscal year ended December 31, 2012, unless (i) such changes are required or permitted by GAAP or IFRS (in connection with the presentation of financial and other information relating to the Acquired Business), (ii) such changes are disclosed to the Administrative Agent and (iii) if and to the extent reasonably requested by the Administrative Agent, relevant prior financial statements are reconciled (in form and detail reasonably satisfactory to the Administrative Agent) to show comparative results and reconciliations.

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(b)          Notwithstanding anything to the contrary contained herein, subject to Section 1.2, compliance with Article XI (including with Section 11.1 and the calculation of the Consolidated Fixed Charge Coverage Ratio, the First Lien Secured Leverage Ratio, the Senior Secured Leverage Ratio and the Total Leverage Ratio) shall be determined based upon GAAP as in effect as of the Closing Date, and as used in, the preparation of the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2012.

Section 11.13         Limitation on Negative Pledge Clauses. The Company will not, and will not permit any of its Recourse Subsidiaries to, enter into any agreement (other than the Loan Documents, the Senior Notes Indenture and documents related to the Existing Subordinated Loan or the Multi-Currency Credit Agreement or any permitted refinancing thereof) with any Person which prohibits or limits the ability of the Company or any of its Recourse Subsidiaries to create, incur, assume or suffer to exist any Lien securing the Payment Obligations upon any of its properties, assets or revenues, whether now owned or hereafter acquired; provided, however, that the foregoing shall not apply to:

(a)          any agreement to the extent that such agreement is in connection with a Lien permitted by Section 11.3 and any such prohibitions or limitations apply only to the property encumbered by such Lien;

(b)          restrictions and conditions imposed by any Requirement of Law or under any documents relating to any Permitted Joint Venture; provided, however, that any such restrictions or conditions shall apply only to the property of Permitted Joint Ventures;

(c)          customary provisions in contracts, licenses or leases restricting the assignment or subleasing or sublicensing thereof;

(d)          licenses, leases or contracts which by the terms of such licenses, leases and contracts prohibit the granting of Liens on the rights contained therein;

(e)          restrictions and conditions that arise in connection with any sales, transfers and other dispositions permitted by Section 11.6; provided, however, that such restrictions and conditions shall apply only to the property subject to such sale, transfer or disposition;

(f)          negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 11.2 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; and

(g)          (i) any agreement or restriction relating to the Acquired Business in effect on the Closing Date and (ii) any amendments, modifications, restatements and renewals, of the agreements or the agreements containing the restrictions referred to in clauses (g)(i); provided that such amendments, modifications, restatements or renewals are, in the good faith judgment of the Company, not any more restrictive, taken as a whole, with respect to such restrictions than those prior to such amendment, modification, restatement or renewal.

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Section 11.14         Amendment of Company Tax Sharing Agreement. The Company will not, and will not permit any of its Subsidiaries to, amend, modify, change, waive, cancel or terminate any term or condition of the Company Tax Sharing Agreement in a manner materially adverse to the interests of the Company or the Lenders without the prior written consent of the Required Lenders.

Section 11.15         Limitations on Restrictions on Subsidiary Distributions. (a) The Company shall not, and shall not permit any of its Subsidiaries to, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution (it being understood that the priority of any preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions) or transfer of funds or assets or make loans or advances to or other investments in, or pay any Indebtedness owed to, the Company or any other Subsidiary Guarantor.

(b)          Section 11.15(a) will not prohibit the following:

(i)          any encumbrance or restriction in effect at or entered into on the Closing Date pursuant to this Agreement, the Term Loan Credit Agreement, the Indentures, the Security Documents, the Intercreditor Agreement or any other agreement entered into pursuant thereto;

(ii)         any encumbrance or restriction with respect to a Subsidiary of the Company (including the Acquired Business) pursuant to an agreement relating to any Indebtedness issued by such Subsidiary or pursuant to an agreement or instrument governing the Capital Stock of such Subsidiary, in each case on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company) and outstanding on such date;

(iii)        [Intentionally Omitted];

(iv)        any such encumbrance or restriction consisting of customary nonassignment provisions in leases, contracts and licenses;

(v)         encumbrances or restrictions contained in (i) agreements governing Liens permitted to be incurred under the provisions of Section 11.3, and (ii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests that are the subject of such agreements but which may include customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

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(vi)        any encumbrance or restriction solely applicable to a Foreign Subsidiary contained in an agreement pursuant to which such Foreign Subsidiary has issued Indebtedness permitted under Section 11.2;

(vii)       any encumbrance or restriction solely applicable to a Non-Recourse Subsidiary;

(viii)      purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations, in each case solely applicable to the property purchased with the proceeds of such purchase money obligations or subject to such Capital Lease (or proceeds thereof or additional property in the nature of improvements thereto);

(ix)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x)          restrictions created in connection with any Receivables Facility solely applicable to the Receivables and Related Assets and the Receivables Subsidiary subject thereto;

(xi)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Subsidiary or the assets or property of any other Recourse Subsidiary of the Company;

(xii)        any instrument governing any Indebtedness or Capital Stock of a Person that is a Non-Recourse Subsidiary as in effect on the date that such Person becomes a Non-Recourse Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Non-Recourse Subsidiary that becomes a Recourse Subsidiary, or the property or assets of the Non-Recourse Subsidiary that becomes a Recourse Subsidiary; provided that, in the case of Indebtedness, the incurrence of such Indebtedness as a result of such Non-Recourse Subsidiary becoming a Recourse Subsidiary shall have been was permitted by the terms of this Agreement; and

(xiii)       any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not any more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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Section 11.16         Limitation on Activities of RPH. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, so long as the Company does not elect to make RPH a Subsidiary, the Company shall not cause or permit RPH to (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), in each case, other than (i) those incidental to RPH’s ownership and licensing of the Intellectual Property transferred to it in connection with the Company’s disposition of its professional products business and (ii) nonconsensual obligations imposed by Requirement of Law and obligations with respect to its capital stock.

Section 11.17         Prohibition on Speculative Hedging Transactions. The Company shall not, and shall not permit any of its Recourse Subsidiaries to, engage in any speculative transaction involving Hedging Contracts, except for the purpose of hedging or managing risks in the ordinary course of business.

ARTICLE XII

EVENTS OF DEFAULT

Section 12.1         Events of Default. Upon the occurrence and during the continuance of any of the following events from and after the Closing Date:

(a)          Payments. Failure by any Borrower to pay any principal of any Loan, Note or Draft, or any L/C Reimbursement Obligation, when due in accordance with the terms thereof and hereof; or failure by any Borrower to pay any interest on any Loan, Note or Draft, or any L/C Reimbursement Obligation, within five (5) days after the date when due in accordance with the terms thereof and hereof or any fee or other amount payable in connection with any Loan Document within five (5) days after the date when due; or

(b)          Representations and Warranties. Any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect on or as of the date when made or deemed to have been made; or

(c)          Certain Covenants.

(i)          [Intentionally Omitted];

(ii)         Default by any Loan Party in the observance or performance of any negative covenant or agreement contained in Article XI; or

(iii)        Default by any Loan Party in the observance of any covenant or agreement contained in Sections 10.4 (with respect to the first sentence thereof), 10.7(a) or 10.17(a); or

(d)          Other Covenants. Default by any Loan Party in the observance or performance of any other covenant or agreement contained or incorporated by reference in this Agreement or any other Loan Document and the continuance of such default unremedied for a period of thirty (30) days after receipt by the Company of written notice thereof from the Administrative Agent; or

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(e)          Effectiveness of the Security Documents. On or after the Closing Date and subject to (i) Section 10.16, (ii) any other limitation set forth herein and (iii) the exceptions set forth in the applicable Security Documents, (A) for any reason (other than any act on the part of any Agent or any Lender) any Security Document ceases to be or is not in full force and effect or any of the Liens intended to be created by any Security Document ceases to be or is not a valid and perfected Lien having the priority contemplated thereby with respect to Collateral having an aggregate fair market value in excess of $5,000,000 or (B) any Borrower, or any other Loan Party shall assert in writing that any Security Document has ceased to be or is not in full force and effect; or

(f)          Cross Default. Any of Revlon or any of its Subsidiaries shall Cross Default;

(g)          Control Persons. (i) Any Person (or group of Persons acting in concert), other than Ronald O. Perelman or, in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative and his (or any of their) Affiliates (without giving effect to clause (a) of the definition thereof) (collectively, “ROP”), shall “control” the Company, as such term is used in Rule 405 promulgated under the Securities Act of 1933, as amended, or (ii) in the event that ROP ceases to so “control” the Company, any other Person (or group of Persons acting in concert) shall own, directly or indirectly, equity interests representing more than 35% of the total voting power represented by the issued and outstanding equity interests of the Company then entitled to vote in the election of the Board of Directors of the Company, or (iii) the Continuing Directors shall cease to constitute at least a majority of the Board of Directors of the Company; or

(h)          Ownership. Revlon shall at any time for any reason cease to be the beneficial and record owner of 100% of the outstanding shares of capital stock and other equity interests of the Company; or

(i)          Default under Company Tax Sharing Agreement. At any time, any party (other than the Company or any of its Subsidiaries) shall default in its payment obligations under the Company Tax Sharing Agreement; or

(j)          Commencement of Bankruptcy or Reorganization Proceeding. (i) Revlon, any Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, (ii) there shall be commenced against Revlon, any Borrower or any of its Subsidiaries any such case, proceeding or other action referred to in clause (i) of this paragraph (j) which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of sixty (60) days; provided, however, that each Borrower, for itself and as agent for each of its Subsidiaries, hereby expressly authorizes each Agent and each Lender to appear in any court conducting any such case, proceeding or other action during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (iii) there shall be commenced against Revlon, any Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Revlon, any Borrower or any of its Subsidiaries shall take any action authorizing, or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this paragraph (j); or (v) Revlon, any Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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(k)          Material Judgments. (i) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability of $50,000,000 or more or any judgment or decree shall be entered against Revlon in excess of $50,000,000 (or, in each case, with respect to any other currency, the Equivalent thereof) and all such judgments or decrees shall not have been vacated, stayed, satisfied, discharged or bonded (or, if available subject to the foreign equivalent thereof) pending appeal within sixty (60) days from the entry thereof (provided that no Event of Default shall arise under this Section 12.1(k) as a result of any such judgment or decree to the extent that (x) it is covered by a valid policy of insurance covering payment thereof which has been provided by an Eligible Insurer and (y) such Eligible Insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or decree) or (ii) any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and in the case of either clause (i) or (ii), there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded (or, if available subject to the foreign equivalent thereof) pending appeal; or

(l)          ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or, for years for which funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standard under Section 412(a)(2) of the Code, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity of the Company shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably likely to have a Material Adverse Effect; or

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(m)          Matters Relating to Subordinated and Other Indebtedness. On or after the Closing Date, (i) if for any reason (other than any act on the part of any Agent or any Lender) (A) any Affiliate Subordination Letter then required to be delivered by an Affiliate pursuant to the terms of this Agreement shall cause to be or shall not be in full force and effect or (B) any Affiliate which is party to an Affiliate Subordination Letter shall assert in writing that the Affiliate Subordination Letter to which it is a party has ceased to be or is not in full force and effect or (ii) any Indebtedness (other than trade credit in the ordinary course of business and any Capital Contribution Note) of the Company or any of its Subsidiaries shall be held by (or otherwise owing to) any Affiliate of the Company (other than officers and directors of the Company) if such Affiliate has not executed and delivered an agreement substantially in the form of the Affiliate Subordination Letter within ten (10) Business Days following the acquisition of such Indebtedness by such Affiliate; provided, however, that an Affiliate Subordination Letter shall not be required to be delivered with respect to (i) trade credit in the ordinary course of business, (ii) any Capital Contribution Note, (iii) any Indebtedness permitted under Section 11.2(i), (o) or (p) or (iv) any Indebtedness of the Company or any of its Subsidiaries of a class that is publicly held or issued pursuant to a Rule 144A offering, including Indebtedness issued pursuant to an Indenture; or

(n)          Additional Subsidiaries. Revlon shall create or otherwise have any direct Subsidiary other than the Company; or

(o)          [Intentionally Omitted];

(p)          Revlon Operations. Revlon shall have any meaningful assets (other than any Capital Contribution Notes or rights with respect to the Company Tax Sharing Agreement, the Stockholders Agreement and any other agreements in effect as of the date hereof that are set forth on Schedule 12.1(p)) or Indebtedness (other than (w) Indebtedness the Net Proceeds of which are applied to prepay the Term Loans to the extent required by Section 7.3(e)(i) or to reduce the Aggregate Commitment, (x) Indebtedness of the type contemplated by clause (i) of the definition of such term, (y) Indebtedness in respect of the Guaranty and (z) Indebtedness in respect of the Indentures or other permitted Indebtedness of the Company) or shall conduct any meaningful business, other than (i) its ownership of the Company and (ii) such activities as are customary for a publicly traded holding company which is not itself an operating company; or

(q)          [Intentionally Omitted];

(r)          [Intentionally Omitted];

(s)          [Intentionally Omitted];

(t)          [Intentionally Omitted];

then, and in any such event, (x) if such event is an Event of Default specified in clause (i), (ii) or (iii) of paragraph (j) of this Section 12.1 with respect to any Loan Party, automatically the Aggregate Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), the Notes and the Drafts shall immediately become due and payable, and (y) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Aggregate Commitment to be terminated forthwith, whereupon the Aggregate Commitment shall immediately terminate; and/or (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company (on its own behalf and as agent for the Borrowing Subsidiaries), declare all or any part of the Revolving Credit Loans, Swing Line Loans, Local Loans and Acceptances (with accrued interest thereon) and any other amounts owing under this Agreement to the Lenders (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), the Notes and the Drafts to be due and payable forthwith, whereupon the same shall immediately become due and payable. In addition to the remedies set forth above, the Administrative Agent may direct the Collateral Agent to exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided by applicable law.

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With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit as collateral security for such Letters of Credit in a Cash Collateral Account an amount of cash in Dollars equal to the Deposit Requirement in effect at such time. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent (in such order as it shall elect) to the payment of the Payment Obligations on account of the Letters of Credit which are then or thereafter due and payable and to cause any then-outstanding Undrawn L/C Obligations to be Fully Secured. Following the payment of all such Payment Obligations and the termination of all Letters of Credit, any balance remaining in such Cash Collateral Account shall be applied in accordance with the Intercreditor Agreement.

Notwithstanding the foregoing, during the period from the Closing Date until the date that is ninety (90) days after the Closing Date (or, in the case of any supplementing or restatement of the Audited Financial Statements of the Acquired Business or Unaudited Financial Statements of the Acquired Business, the later of (x) ninety (90) days after the Closing Date and (y) the date the Company actually files or is required to file a Form 10-K for the fiscal year ended December 31, 2013 or if the Closing Date occurs after December 31, 2013, the date on which the Company actually files or is required to file a Form 10-Q for the first fiscal period in 2014 following the Closing Date) (the “Clean-Up Period”), and (subject to the proviso below) after such Clean-Up Period, a Clean-Up Default (as defined below) shall not constitute a Default or an Event of Default, and will not operate to cause any condition to the borrowing of any Loans under this Agreement not to be satisfied; provided that if the Clean-Up Default is continuing following the termination of the Clean-Up Period, there shall be an immediate Default or Event of Default, as the case may be, and all rights and remedies which would apply with regard thereto but for this paragraph would be exercisable, unless such Clean-Up Default relates to a representation relating to (i) the first sentence of Section 8.5, (ii) Section 8.6, (iii) Section 8.7 or (iv) the last sentence of Section 8.9 of this Agreement and has not had, and would not reasonably be likely to have, a Material Adverse Effect. The Company shall give the Administrative Agent notice of a Clean-Up Default promptly after obtaining knowledge thereof by the Company and the steps it is taking to cure such Clean-Up Default.

For purposes of the foregoing paragraph, a “Clean-Up Default” shall mean any breach of any representation or warranty in any material respect in Article VIII or any covenant in Article X or XI or the existence of any Default or Event of Default existing by reason of circumstances existing on the Closing Date if and to the extent that:

(i)          it would have been (if it were not for the immediately preceding paragraph) a breach of a representation or warranty in Article VIII or any covenant in Article X or XI or the existence of any Default or Event of Default by reason of circumstances relating to any portion of the Acquired Business (or any obligation to procure compliance with respect to any portion of the Acquired Business);

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(ii)         it is capable of being cured and the Company and its Subsidiaries are using reasonable efforts to cure the same; and

(iii)        it has not been knowingly caused or expressly approved by the Company or any Material Existing Guarantor.

Except as expressly provided above in this Section 12.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 12.2         Right to Cure.

(a)          Notwithstanding anything to the contrary contained in Section 12.1(c)(ii), in the event that the Company fails to comply with the requirements of the covenant set forth in Section 11.1, the Company may deliver a Notice of Intent to Cure to the Administrative Agent (i) pursuant to Section 10.2(b) or (ii) on or before the first day of the applicable Covenant Period, and, in each case, the Company shall have the right (the “Cure Right”), at any time on or before the tenth day after the date such Notice of Intent to Cure is delivered, to issue Permitted Cure Securities to Revlon for cash or otherwise receive Capital Contributions in cash from Revlon, and upon the receipt by the Company of such cash (the “Cure Amount”), the covenant set forth in Section 11.1 shall be recalculated, giving effect to a pro forma increase to EBITDA in accordance with the definition thereof for the fiscal quarter for which such Cure Right was exercised in an amount equal to such Cure Amount (and such increase shall be included in each period that includes such fiscal quarter); provided, however, that such pro forma adjustment to EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in Section 11.1 with respect to any period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b)          If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Company shall then be in compliance with the requirements of the covenant set forth in Section 11.1 for such fiscal quarter, the Company shall be deemed to have satisfied the requirements of the covenant set forth in Section 11.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 12.1(c)(ii) that had occurred shall be deemed cured; provided, however, that (i) the Company may not exercise the Cure Right more than two (2) times in any four (4) fiscal quarter period, (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Company to be in compliance with Section 11.1 and (iii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the covenant in Section 11.1 for the period with respect to which such Cure Amount applies.

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ARTICLE XIII

THE AGENTS

Section 13.1         Authorization and Action.

(a)          Each Multi-Currency Lender and each Issuing Lender hereby appoints Citibank as the Administrative Agent hereunder, and each Multi-Currency Lender and each Issuing Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Multi-Currency Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and any intercreditor agreement as may be permitted or required under the Loan Documents, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and such intercreditor agreements.

(b)          Each Lender and each Issuing Lender hereby acknowledges the appointment of Citibank as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers, as set forth in the Intercreditor Agreement.

(c)          As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of (i) in the case of the Administrative Agent, the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Multi-Currency Lenders), and such instructions shall be binding upon each Multi-Currency Lender and each Issuing Lender, and (ii) in the case of the Collateral Agent, as set forth in the Intercreditor Agreement, and such instructions shall be binding upon each Lender and each Issuing Lender (in each case, subject to any limitations imposed thereon in the Intercreditor Agreement); provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the applicable Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any Requirement of Law. Each Agent agrees to give to each applicable Lender and Issuing Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(d)          In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of (i) the applicable Lenders, (ii) in the case of the Administrative Agent, the Issuing Lenders and (iii) in the case of the Collateral Agent, the Secured Parties and its duties are entirely administrative in nature. No Agent assumes, or shall be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender, Secured Party or holder of any other Payment Obligation. Each Agent may perform any of their duties under any Loan Document by or through their agents or employees.

(e)          [Intentionally Omitted]

(f)          The Arrangers shall have no obligations or duties whatsoever in such capacities under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacities.

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Section 13.2         Agents’ Reliance, Etc. None of the Agents, any of their affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, each of the Agents (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 14.6, (b) may rely on the Register to the extent set forth in Section 14.6, (c) may consult with legal counsel (including counsel to the Company or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of Revlon, the Company or any of the Company’s Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Borrower or any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuing Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 13.3         Posting of Approved Electronic Communications.

(a)          Each of the Lenders, the Issuing Lenders and the Borrowers agree, and the Company shall cause each Subsidiary Guarantor to agree, that the Agents may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuing Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agents to be their electronic transmission system (the “Approved Electronic Platform”).

(b)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lenders and the Borrowers acknowledges and agrees, and the Company shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuing Lenders and the Borrowers hereby approves, and the Company shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Company shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

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(c)          THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)          Each of the Lenders, the Issuing Lenders and the Borrowers agree, and the Company shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 13.4         The Agents Individually. With respect to its Commitments and Loans, the Administrative Agent and the Collateral Agent, each in their individual capacity, shall each have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent and the Collateral Agent in its individual capacity as a Lender, a Multi-Currency Lender or as one of the Required Lenders. The Administrative Agent or Collateral Agent or any of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Borrower and any Loan Party as if such Person were not acting as an Agent.

Section 13.5         Lender Credit Decision. Each Lender and each Issuing Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrowers and each Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuing Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

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Section 13.6         Indemnification. Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Company), from and against such Lender’s Commitment Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Company or another Loan Party.

Section 13.7         Successor Agent.

(a)          Subject to the terms of this Section 13.7, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XIII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. If no Lender has accepted appointment as a successor Administrative Agent within thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the retiring Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The resignation and removal of the Collateral Agent shall be governed by the Intercreditor Agreement.

(b)          Any resignation pursuant to this Section 13.7 by a Person acting as Administrative Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its affiliates of any obligation to advance or issue new, or extend existing, Swing Line Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (ii) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Lender shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Lender each outstanding Swing Line Loan of such retiring Swing Line Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

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(c)          In addition to the foregoing, if a Multi-Currency Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, any Issuing Lender and/or any Swing Line Lender may, upon prior written notice to the Company and the Administrative Agent, resign as Issuing Lender or Swing Line Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by any such Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Lender; and provided further, that such resignation by any such Swing Line Lender will have no effect on its rights in respect of any outstanding Swing Line Loans or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Loan.

Section 13.8         Concerning the Collateral and the Security Documents.

(a)          Each Multi-Currency Lender and each Issuing Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Multi-Currency Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion of the Multi-Currency Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Multi-Currency Lenders and the Issuing Lenders. Each Lender and each Issuing Lender agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Lenders and the other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Lenders with respect to all payments and collections arising in connection with the Collateral and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by Revlon, the Company or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuing Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent, each Lender and each Issuing Lender to act as collateral sub-agent for the Administrative Agent, Collateral Agent, the Lenders, the Issuing Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, the Administrative Agent, Lender or such Issuing Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, upon receipt of instructions from the Administrative Agent or the Term Loan Administrative Agent, as applicable, pursuant to the Intercreditor Agreement, exercise all remedies given to the Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

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(b)          Each of the Administrative Agent, the Lenders and the Issuing Lenders hereby authorizes and directs the Collateral Agent (without any further notice or consent) to, promptly release or subordinate any Lien as set forth in Section 9 of the Intercreditor Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1         Amendments and Waivers.

(a)          Except as otherwise expressly provided in this Agreement or the Intercreditor Agreement, the Administrative Agent, on the one hand, and the Company, on the other hand, may from time to time with the prior written consent of the Required Lenders enter into written amendments, supplements or modifications for the purpose of adding, deleting or modifying any provision of any Loan Document or changing in any manner the rights, remedies, obligations and duties of the parties thereto, and with the written consent of the Required Lenders, the Administrative Agent, on behalf of the Lenders, may execute and deliver a written instrument waiving, on such terms and conditions as may be specified in such instrument, any of the requirements applicable to the Loan Parties, as the case may be, party to any Loan Document, or any Default or Event of Default and its consequences; provided, however, that:

(i)          without the consent of any Lender, the Company and the Administrative Agent may enter into any amendment, supplement or modification to this Agreement and the other Loan Documents (including, without limitation, the Intercreditor Agreement or any Additional Intercreditor Agreement) necessary to implement the terms of any Facility Increase in accordance with the terms of this Agreement (as in effect on the Closing Date) or Specified Refinancing (as defined in the Term Loan Agreement) in accordance with the terms of the Term Loan Agreement (as in effect on the Closing Date);

(ii)         with the consent of only the Administrative Agent and the Supermajority Multi-Currency Lenders and the Company, the Administrative Agent may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related to the Borrowing Base and any provisions (including advance rates) relating to the Maximum Availability;

(iii)        [Intentionally Omitted];

(iv)        [Intentionally Omitted];

(v)         (A) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender, Issuing Lender or Local Fronting Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender, Issuing Lender or Local Fronting Lender, respectively, under this Agreement or the other Loan Documents and (C) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 14.6(f), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder;

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(vi)        no amendment, supplement or modification of, or waiver or consent under, any of the Security Documents to which the Collateral Agent is a party shall be effective unless in writing and signed by the Collateral Agent (at the direction of the Administrative Agent, the Lenders, the Term Loan Administrative Agent or the Term Loan Lenders, as applicable, pursuant to the Intercreditor Agreement) in addition to the Agents and Lenders required above to take such action; and

(vii)       the Administrative Agent may, with the consent of the Company, amend, modify or supplement any Loan Document to cure any ambiguity, typographical error, defect or inconsistency;

provided, further, that, except as otherwise expressly provided in this Agreement or the Intercreditor Agreement, no such waiver, amendment, supplement or modification shall be effective to, without the prior written consent, in addition to the Lenders required above to take such action, of each Lender directly affected thereby:

(viii)      (A) modify the Multi-Currency Commitment of such Lender or subject such Lender to any additional obligation, (B) extend any scheduled final maturity of any Loan owing to such Lender, (C) waive or reduce, or postpone or cancel any scheduled date fixed for the payment of (it being understood that any mandatory prepayment required under Section 7.3 does not constitute any scheduled date fixed for payments), principal of or interest on any such Loan or any fees owing to such Lender, (D) reduce, or release any Borrower from its obligations to repay, any other Payment Obligation owed to such Lender or (E) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;

(ix)         amend, modify or waive any provision of Section 7.4, Section 7.15 or Section 14.7;

(x)          expressly subordinate any of the Payment Obligations or Liens securing the Payment Obligations, except in accordance with this Agreement and the Intercreditor Agreement;

(xi)         (A) amend, modify or waive this Section 14.1 or any other provision specifying the Agents, Lenders or group of Lenders required for any amendment, modification or waiver thereof, (B) change the respective percentages specified in the definition of “Required Lenders” or “Supermajority Multi-Currency Lenders” or (C) change the definition of “Termination Date”; or

(xii)        release (A) all or substantially all of the Collateral provided for in the Security Documents, (B) the guarantee obligations of Revlon provided for in any Security Document or (C) the guarantee obligations of all or substantially all of the Guarantors (other than Revlon) provided for in the Security Documents.

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(b)          Any waiver, amendment, supplement or modification pursuant to this Section 14.1 shall apply equally to each of the Lenders and shall be binding upon the Lenders and all future holders of any of the Loans, the Notes, the L/C Reimbursement Obligations and all other Payment Obligations. In the case of such waiver, the parties to the Loan Documents, the Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former positions and rights hereunder and under the Notes and the Security Documents, and any Default or any Event of Default waived shall, to the extent provided in such waiver, be deemed to be cured and not continuing; but, no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Administrative Agent shall, as soon as practicable, furnish a copy of each such amendment, supplement, modification or waiver to each Lender.

(c)          To the extent (a) the consent of any Lender in its capacity as Lender is required, but not obtained (any such Lender whose consent is not obtained as described in this Section 14.1(c) being referred to as a “Non-Consenting Lender”) in connection with any proposed amendment, modification, supplement or waiver (a “Proposed Change”) and (b) the Administrative Agent shall have consented to such Proposed Change, at the request of the Company and with the consent of the Administrative Agent (in its sole discretion exercised reasonably), any Eligible Assignee reasonably acceptable to the Administrative Agent (which Eligible Assignee may be the Lender acting as the Administrative Agent and shall have consented to such Proposed Change) shall have the right (but not the obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender shall, upon the request of the Administrative Agent, sell and assign to such Eligible Assignee all of the Multi-Currency Commitments, the Multi-Currency Loans and the Aggregate Actual Outstanding Multi-Currency Extensions of Credit of such Non-Consenting Lender for an amount equal to the Purchase Amount; provided, however, that such sale and purchase (and the corresponding assignment) shall not be effective until (A) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Company whereby such Eligible Assignee shall agree to be bound by the terms hereof and (B) such Non-Consenting Lender shall have received the Purchase Amount from such Eligible Assignee. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance to evidence such sale and assignment and (y) to the extent the Multi-Currency Commitments and Loans subject to such Assignment and Acceptance are evidenced by a Note or Notes, such Note or Notes; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance or deliver such Note or Notes shall not render such sale and purchase (and the corresponding assignment) invalid.

(d)          Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Multi-Currency Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Multi-Currency Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

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(e)          Notwithstanding the foregoing, the Company and the Administrative Agent, without the consent of the Required Lenders, may enter into one or more written amendments, supplements or modifications, in each case, pursuant to procedures and documentation reasonably required by the Administrative Agent to (i) allow the termination date of all or a portion of the Multi-Currency Commitments of any Amending Lender (as defined below) to be extended and (ii) if applicable, increase any interest rates or margins, including any interest rate floors, premiums, and/or fees payable with respect to the Multi-Currency Commitments of such Amending Lender; provided, however, that (A) such extension and/or modification shall be offered to all Lenders on a pro rata basis based on the aggregate outstanding principal amount of their respective Multi-Currency Commitments (an “Extension Offer”), (B) except as set forth in clauses (i) and (ii) above, the extended Multi-Currency Commitments shall have the same terms as those in effect immediately prior to giving effect to such extension (except for covenants or other provisions contained therein applicable only to periods after the termination date of any Multi-Currency Commitments outstanding immediately prior to giving effect to such extension) and (C) the Loan Parties shall execute and deliver all documents (including, without limitation, opinions and amendments or supplements to the Security Documents) as the Administrative Agent or any Amending Lender may reasonably require as a condition to such amendment, supplement or modification (each a “Permitted Amendment”).  “Amending Lender” shall mean any Lender who agrees in writing, in form and substance reasonably satisfactory to the Administrative Agent and the Company, to such proposed amendment, supplement or modification. Each Permitted Amendment shall become effective only with respect to the Multi-Currency Commitments of each applicable Amending Lender on a pro rata basis based on the aggregate outstanding principal amount of the Multi-Currency Commitments held by Lenders who accept such Extension Offer and only with respect to such Lender’s Multi-Currency Commitments as to which such Lender has accepted in writing.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Multi-Currency Commitments of the applicable Amending Lenders.

Section 14.2         Notices. (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement or any other Loan Document shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)            if to the Company:

Revlon Consumer Products Corporation

237 Park Avenue

New York, New York 10017

Attention: Senior Vice President, Treasurer and Investor Relations

Telecopy: (212) 527-5299

E-Mail Address: elise.garofalo@revlon.com

with a copy (other than of items relating to funding and payments) to:

Revlon Consumer Products Corporation

237 Park Avenue

New York, New York 10017

Attention: Executive Vice President and General Counsel

Telecopy: (212) 527-5693

E-Mail Address: lauren.goldberg@revlon.com

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(ii)           if to any Lender, at its lending office specified opposite its name on Schedule I or on the signature page of any applicable Assignment and Acceptance;

(iii)          if to any Issuing Lender, at the address set forth under its name on Schedule I; and

(iv)          if to the Administrative Agent or the Swing Line Lender:

Citibank, N.A.

1615 Brett Road

Operations Building #3

New Castle, Delaware 19720

Attention: Tracey L. Wilson

Telecopy no: (212) 994-0849

E-Mail Address: tracey.l.wilson@citi.com

with a copy (other than of items relating to funding and payments) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Company, the Administrative Agent and the Swing Line Lender, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(b)          Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon delivery, (ii) if delivered by first class, postage prepaid mail, five (5) days after deposited in the mails, (iii) except to any Loan Party, if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II, Article III, Article IV, Article V, Article VI, Article VII and Article XIII shall not be effective until received by the Administrative Agent.

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(c)          Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Company. Nothing in this clause(c) shall prejudice the right of the Administrative Agent or any Lender or Issuing Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 14.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 14.4         Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

Section 14.5         Payment of Expenses. (a) The Company shall, and shall cause each other Loan Party to, upon demand, pay, or reimburse each Agent, as applicable, for all of such Agent’s, as applicable, reasonable and invoiced internal audit, appraisal and valuation costs and expenses and all reasonable and invoiced out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Agents’ counsel, Weil, Gotshal & Manges LLP (or any other primary counsel selected by such Agent), local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by such Agent, as applicable, in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Company and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Company or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article IX), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions as contemplated by the Agreement), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to each Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Payment Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

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(b)          The Company further agrees to, and to cause each other Loan Party to, pay or reimburse each of the Agents and each of the Lenders and Issuing Lenders upon demand for all out-of-pocket costs and expenses, including reasonable and invoiced attorneys’ fees (including costs of counsel and costs of settlement), incurred by such Agents, such Lenders or such Issuing Lenders in connection with any of the following: (i) in enforcing any Loan Document or Payment Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Payment Obligations, any Loan Party, any of the Company’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c)          Any obligation of the Company or any other Loan Party pursuant to this Section 14.5 shall survive Full Satisfaction of the Payment Obligations.

Section 14.6         Assignments and Participations; Binding Effect. (a) Subject to the Arrangers’ obligations under the Commitment Letter, each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees (other than any Disqualified Institution) all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Credit Loans, the Swing Line Loans, the Local Loans, the Acceptances and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Aggregate Actual Outstanding Multi-Currency Extensions of Credit and Multi-Currency Commitments, such assignment shall cover the same percentage of such Lender’s Aggregate Actual Outstanding Multi-Currency Extensions of Credit and Multi-Currency Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, (A) with the consent of the Company and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Related Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Related Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 14.6 but subject to the Arrangers’ obligations under the Commitment Letter, the consent of the Company shall not be required (x) for any assignment occurring when any Event of Default under Section 12.1(a) or 12.1(j) shall have occurred and be continuing and (y) for any assignment by the Administrative Agent or any Affiliate or Related Fund of the Administrative Agent of the Multi-Currency Commitments or Loans held on the Closing Date by the Administrative Agent or any such Affiliate or Related Fund if such assignment is made as part of the primary syndication of the Multi-Currency Facility.

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(b)          The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 14.1(c), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations (including without limitation the obligations under Section 7.12(c)) of a Lender hereunder; provided, however, that no Transferee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 7.12 than that to which the assignor Lender would have been entitled to receive had no such assignment occurred, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notification in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Payment Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). Solely for purposes of calculating the assignment fee under this Section 14.6(b), multiple assignments on the same date by a Lender to its Affiliates or Related Funds shall constitute one assignment.

(c)          The Administrative Agent shall maintain at its address referred to in Section 14.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Term Loan Lenders and the Multi-Currency Lenders, as applicable, and the applicable Commitments of and principal amount of and interest with respect to the Loans and L/C Obligations owing to each applicable Lender from time to time (each, a “Register”). Any assignment pursuant to this Section 14.6 shall not be effective until such assignment is recorded in such Register. The entries in each Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in such Register as a Lender for all purposes of this Agreement. All information contained in each Register as to any Lender shall be available for inspection by the Company, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Notwithstanding anything to the contrary contained herein, the Loans (including the Notes evidencing such Loans) and L/C Obligations are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans and L/C Obligations shall be transferable only upon notation of such transfer in the applicable Register. A Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 14.6 shall be construed so that the Loans and L/C Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Company’s agent for purposes of maintaining such notations of transfer in each Register.

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(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the applicable Register and (iii) give prompt notice thereof to the Company. Within five (5) Business Days after its receipt of such notice, the Company, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Loans and Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Loans or Commitments hereunder, new Notes to the order of the assigning Lender in an amount equal to the Loans or Commitments retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes.

(f)           In addition to the other assignment rights provided in this Section 14.6, each Lender may do each of the following:

(i)          grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Payment Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Payment Obligations for all purposes hereunder; and

(ii)         assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Company, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Company, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 14.6 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Payment Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Company from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuing Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Payment Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Section 7.9(d), 7.10 and 7.12 as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to make under Section 7.9(d), 7.10 and 7.12 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; provided, further, that any such Special Purpose Vehicle shall have complied with the requirements of Section 7.12.

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(g)          Each Lender may sell participations to one or more Persons (other than any Affiliate of the Company or any Disqualified Institution) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Credit Loans, the Swing Line Loans, the Local Loans, the Acceptances and the Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for the payment of principal, interest or fees payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 9 of the Intercreditor Agreement. In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Payment Obligations for all purposes of this Agreement and (z) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 7.9(d), 7.10 and 7.12 as if it were a Lender; provided, however, that notwithstanding anything herein to the contrary, the Company shall not, at any time, be obligated to make any payment under Section 7.9(d), 7.10 and 7.12 to the participants in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Company would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; provided, further, that any such participant shall have complied with the requirements of Section 7.12. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts and interest amounts of each participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 14.6(g), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any participant or any information relating to a participant's interest in any Loans under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(h)          Any Issuing Lender may at any time assign its rights and obligations hereunder to any other Issuing Lender by an instrument in form and substance satisfactory to the Company, the Administrative Agent, such Issuing Lender and such other Issuing Lender. If any Issuing Lender ceases to be an Issuing Lender hereunder by virtue of any assignment made pursuant to this Section 14.6, then, as of the effective date of such cessation, such Issuing Lender’s obligations to issue Letters of Credit pursuant to Article V shall terminate and such Issuing Lender shall be an Issuing Lender hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i)          This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have been notified by each Lender and Issuing Lender that such Lender or Issuing Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Collateral Agent and each Lender and Issuing Lender and, in each case, their respective successors and assigns; provided, however, that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 14.7         Adjustments; Set-off. (a) On the date of occurrence of any Event of Default specified in clause (i), (ii) or (iii) of Section 12.1(j), each Multi-Currency Lender shall be deemed to have purchased an interest in the Payment Obligations owing to each other Multi-Currency Lender (and, to the extent necessary after giving effect to any actual recoveries on such Payment Obligations, shall actually fund such purchase) such that, after giving effect to all such purchases or deemed purchases, each Multi-Currency Lender is owed directly or through such purchase or deemed purchase the portion of the aggregate amount of Payment Obligations then outstanding with respect to the Aggregate Commitment equal to such Lender’s ratable share of all Payment Obligations then outstanding with respect to such Commitment. Each Multi-Currency Lender hereby acknowledges and agrees that its obligation to purchase such Payment Obligations in accordance with the provisions of this Section 14.7(a) shall be irrevocable and unconditional.

(b)          Unless an Event of Default has occurred and is continuing, if any Syndicated Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Reimbursement Obligations owing to it under any Commitment, or interest thereon, pursuant to a guarantee or otherwise, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to and collateral received by any other Syndicated Lender, if any, in respect of such other Lender’s Loans or L/C Reimbursement Obligations, as the case may be, owing to it under such Commitment or interest thereon, such benefitted Lender shall purchase for cash from the other Syndicated Lenders such portion of each such other Syndicated Lender’s similar Loans or L/C Reimbursement Obligations, or shall provide such other Syndicated Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Syndicated Lenders which hold such Commitment; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or L/C Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such purchasing Lender were the direct holder of such portion. After the delivery of a Notice of Actionable Default and prior to the withdrawal of all Notices of Actionable Default then pending, all payments or Collateral (or proceeds thereof) received by any Agent, Lender or Issuing Lender in contravention of this Agreement, the Intercreditor Agreement or any other Loan Document, shall be segregated and held in trust and forthwith paid over to the Collateral Agent to be applied pursuant to Section 7.15(h).

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(c)          Subject to the Intercreditor Agreement, in addition to any rights and remedies of the Syndicated Lenders provided by law, upon both the occurrence of an Event of Default and acceleration of the Payment Obligations owing in connection with this Agreement, each Syndicated Lender and each of its Affiliates shall have the right, without prior notice to the Company, any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Company to such or any other Syndicated Lender or such Affiliate any amount owing from such Syndicated Lender or such Affiliate to the Company at, or at any time after, the happening of both of the above mentioned events, and such right of set-off may be exercised by such Syndicated Lender or such Affiliate against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Syndicated Lender or such Affiliate prior to the making, filing or issuance, or service upon such Syndicated Lender or such Affiliate of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Syndicated Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Syndicated Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(d)          In addition to any rights and remedies of the Local Fronting Lenders provided by law, upon both the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Local Fronting Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of such Borrower to such Local Fronting Lender any amount owing from such Local Fronting Lender to such Borrower at, or at any time after, the happening of both of the above mentioned events, and such right of set-off may be exercised by such Local Fronting Lender against such Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of such Borrower, or against anyone else claiming through or against such Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Local Fronting Lender prior to the making, filing or issuance, or service upon such Local Fronting Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Local Fronting Lender agrees promptly to notify such Borrower and the Administrative Agent after any such set-off and application made by such Local Fronting Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

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Section 14.8         Delegation by each Local Borrowing Subsidiary. Each Local Borrowing Subsidiary hereby irrevocably designates and appoints the Company as the agent of such Local Borrowing Subsidiary under this Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to such Local Borrowing Subsidiary pursuant to the terms of this Agreement and the other Loan Documents. In furtherance of the foregoing, each Local Borrowing Subsidiary hereby irrevocably grants to the Company such Local Borrowing Subsidiary’s power-of-attorney, and hereby authorizes the Company, to act in place of such Local Borrowing Subsidiary with respect to matters delegated to such Local Borrowing Subsidiary pursuant to the terms of this Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto. Each Local Borrowing Subsidiary hereby further acknowledges and agrees that the Company shall receive all notices to such Local Borrowing Subsidiary for all purposes of this Agreement. The Company hereby agrees to provide prompt notice to the relevant Local Borrowing Subsidiary of any notices received and all action taken by the Company under this Agreement and the other Loan Documents on behalf of such Local Borrowing Subsidiary.

Section 14.9         Judgment. The Payment Obligations of each Borrower in respect of each Local Loan and Acceptance reimbursement obligation due to any party hereto in Dollars (including, without limitation, by virtue of any conversion of a Local Loan or Acceptance from a Denomination Currency into Dollars pursuant to the provisions of Section 6.4) or any holder of any bond which is denominated in Dollars, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party or such holder (as the case may be) in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to such Borrower, such excess.

Section 14.10         Intercreditor Agreement. Each Lender hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Administrative Agent and the Collateral Agent (in their respective capacities as Agents hereunder, as agents under the Multi-Currency Credit Agreement, and as agent for the holders of the Designated Eligible Obligations) and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender were a direct signatory thereto.

Section 14.11         Severability; Conflicts. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any conflict between the terms of this Agreement and any other Loan Document (except for the Intercreditor Agreement), the terms of this Agreement shall govern. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Loan Document, the Intercreditor Agreement shall govern.

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Section 14.12         Counterparts; Confidentiality. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(b)          Each Lender agrees that it will not disclose Confidential Information (as defined below) to any Person other than (i) as may be consented to by the Company, (ii) as may be required by law or pursuant to legal process (in which case the Lender, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees use its commercially reasonable efforts to inform the Company promptly to the extent practicable) and (iii) to prospective participants and Transferees and those of such Lender’s directors, officers, employees, examiners and professional advisors who have a need to know the Confidential Information in accordance with customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this Section 14.12(b). As used herein, the term “Confidential Information” means all information contained in materials relating to the Company and its Subsidiaries provided to the Lenders by the Company or its representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by one or more Lenders, (y) information which was available to any Lender prior to its disclosure to the Lenders by the Company, its representatives or agents and (z) information which becomes available to one or more Lenders from a source other than the Company, its representatives or agents.

Section 14.13         Submission To Jurisdiction; Waivers. (a) Each Local Borrowing Subsidiary hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof. Each Local Borrowing Subsidiary hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state court or local court or, to the extent permitted by law, in such federal court. Each Local Borrowing Subsidiary hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of such Local Borrowing Subsidiary. Each Local Borrowing Subsidiary hereby irrevocably and unconditionally appoints the Company as its agent to receive on behalf of such Local Borrowing Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York state or federal court. In any such action or proceeding in such New York state or federal court sitting in the City of New York, such service may be made on such Local Borrowing Subsidiary by delivering a copy of such process to such Local Borrowing Subsidiary in care of the Company at the Company’s address listed in Section 14.2 and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Local Borrowing Subsidiary (such service to be effective upon such receipt by the Company and the depositing of such process in the mails as aforesaid). Each Local Borrowing Subsidiary hereby irrevocably and unconditionally authorizes and directs the Company to accept such service on its behalf. Each Local Borrowing Subsidiary hereby agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b)          The Company hereby irrevocably and unconditionally:

(i)          submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)         consents that any such action or proceeding may be brought in such courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)          Each Borrower, each Agent and each Lender hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding referred to in clause (a) above.

Section 14.14         Acknowledgements. Each Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          none of any Agent, the Arrangers or any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between each such Agent, Arranger and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Borrower and the Lenders.

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Section 14.15         USA PATRIOT Act. Each Lender hereby notifies each of the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

Section 14.16         Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 14.17         Indemnities. (a) The Company agrees to, and shall cause each other Loan Party to, indemnify and hold harmless each Agent, each Arranger, each Lender and each Issuing Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article IX) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Payment Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Company shall not have any liability under this Section 14.17 to an Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; provided, further, that the Company shall not be required to reimburse the Indemnitees for the fees and expenses of more than one (1) joint counsel for the Administrative Agent and the Collateral Agent and one (1) joint counsel for the other Indemnitees unless such representation shall result in a conflict of interest among the Indemnitees. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Company or any of its Subsidiaries involving any property subject to a Security Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Company or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Company or any of its Subsidiaries, or the owner, lessee or operator of any property of the Company or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Collateral Agent, at the direction of the Administrative Agent, any Lender or any Issuing Lender, or any Agent, any Lender or any Issuing Lender having become the successor in interest to the Company or any of its Subsidiaries and (y) to the extent attributable to acts of the Agents, such Lender or such Issuing Lender or any agent on behalf of such Agent, such Lender or such Issuing Lender.

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(b)          The Company shall, and shall cause each other Loan Party to, indemnify the Agents, the Lenders and each Issuing Lenders for, and hold the Agents, the Lenders and each Issuing Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agents, the Lenders and the Issuing Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)          The Company, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Company, in any event, may participate in the defense thereof with legal counsel of the Company’s choice. In the event that such Indemnitee requests the Company to defend against such investigation, litigation or proceeding or requested Remedial Action, the Company shall promptly do so and lead such defense, and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense; provided, however, that the fees and expenses of such counsel shall be reasonable for a secondary counsel; provided, further, that the Company shall not be required to reimburse the Indemnitees for the fees and expenses of more than one (1) joint counsel for the Administrative Agent and the Collateral Agent and one (1) joint counsel for the other Indemnitees unless such representation shall result in a conflict of interest among the Indemnitees. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Company’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)          The Company agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 14.17) or any other Loan Document shall (i) survive Full Satisfaction of the Payment Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 14.18         Limitation of Liability. (a) The Company agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Company hereby waives, releases and agrees (each for itself and on behalf of Revlon and the Company’s Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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(b)          IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUING LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Senior Vice President, Deputy
General Counsel & Secretary

[Signature page to Credit Agreement]

Citibank, N.A., as Administrative Agent, Collateral Agent, an Issuing Lender and a Lender

By:	/s/ Michael Smolor
	Name:	Michael Smolow
	Title:	Director

[Signature page to Credit Agreement]